                                    [LOGO OF BARLEY, SNYDER, SENFT & COHEN, LLC]

                                                            DRAFT
                                                            May 22, 2000


         As Filed With the Securities and Exchange Commission On May _____, 2000

                                       Registration Statement No. 333-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ---------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       ---------------------------------


                         FULTON FINANCIAL CORPORATION
                 ---------------------------------------------

            (Exact name of registrant as specified in its charter)


         Pennsylvania                                   6720                 23-2195389
----------------------------------------                ----                 ----------
 (State or other jurisdiction of          (Primary Standard Industrial     (I.R.S. Employer
  incorporation or organization)            Classification Code Number)   Identification No.)

                                 One Penn Square
                          Lancaster, Pennsylvania 17604
                                  717-291-2411
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Rufus A. Fulton, Jr.
                 Chairman, President and Chief Executive Officer
                                 One Penn Square
                          Lancaster, Pennsylvania 17604
                                  717-291-2411
        -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                 ---------------------------------------------

                                   Copies to:


      Paul G. Mattaini, Esquire                Todd M. Poland, Esquire
  Barley, Snyder, Senft & Cohen, LLC           McCarter & English, LLP
         126 East King Street                    Four Gateway Center
  Lancaster, Pennsylvania 17604-2893                P. O. Box 652
                                            Newark, New Jersey 07102-4096


                 ---------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


                 ---------------------------------------------

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

    Title Of Each Class Of      Amount To Be         Proposed Maximum Offering     Proposed Maximum Aggregate       Amount Of
 Securities To Be Registered     Registered(1)          Price Per Unit (2)(3)         Offering Price (2)(3)     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $2.50
 per share (and associated
 stock purchase rights)(4)      2,325,206                    16.25                         37,784,598               9,975.13


------------------------------------------------------------------------------------------------------------------------------------


(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed merger of Skylands Financial Corporation with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.
(2)  Estimated solely for purposes of calculating the registration fee.
(3) Computed in accordance with Rule 457(f)(1), on the basis of the average of the closing bid and ask price of the common stock of Skylands on May 19, 2000 of $16.25 and based on 2,533,889 shares of Skylands common stock to be exchanged in the merger and unexercised options to purchase 305,190 shares of Skylands common stock.
(4) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.


                 ---------------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  [SKYLANDS FINANCIAL CORPORATION LETTERHEAD]


                                                  ________________________, 2000

Dear Shareholder:

          You are cordially invited to the annual meeting of shareholders of Skylands Financial Corporation to be held on ____________________________, 2000, at ______________ ___.m., at ______________________.

          The Board of Directors of Skylands Financial Corporation and Fulton Financial Corporation have approved an agreement and plan of merger providing for the acquisition of Skylands by Fulton Financial through a merger. In the merger, Skylands shareholders will receive .819 shares of Fulton Financial common stock for each share of Skylands common stock that they hold. Skylands shareholders generally will not recognize federal income tax gain or loss for the Fulton Financial common stock that they receive. The attached proxy statement/prospectus provides you with detailed information about the proposed merger. I encourage Skylands shareholders to read this entire document carefully.

          At the annual meeting, shareholders of Skylands will be asked to vote on a proposal to approve the merger agreement and to elect eleven directors to Skylands' Board of Directors. The merger cannot be completed unless the holders of a majority of the votes cast at the annual meeting vote to approve the merger agreement. Thus, your vote is very important. Skylands' Board of Directors strongly supports this combination of Skylands and Fulton Financial and enthusiastically recommends that you vote in favor of the merger. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to Skylands. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the nominees for director and the merger agreement.

                                                   Sincerely,



                                                   Michael Halpin, President

                         SKYLANDS FINANCIAL CORPORATION

                              176 Mountain Avenue

                             Hackettstown, NJ 07840

                        ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON ________, 2000

          WE HEREBY GIVE YOU NOTICE that Skylands Financial Corporation will hold an annual meeting of shareholders on _________, ___________, 2000, at _______ _.m., local time, at ______________, New Jersey, to consider and vote upon the following matters, all as more fully described in the accompanying proxy statement/prospectus:

               1. To elect eleven directors to the Board of Directors of Skylands;

               2. The approval and adoption of the Agreement and Plan of Merger dated February 23, 2000, as amended and restated as of May 1, 2000, between Fulton Financial Corporation and Skylands, which provides, among other things, for the merger of Skylands with and into Fulton Financial and the conversion of each share of common stock of Skylands outstanding immediately prior to the merger into .819 shares of Fulton Financial common stock, plus cash in lieu of any fractional share interest;

               3. The adjournment of the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement; and

               4. The transaction of such other business as may properly be brought before the annual meeting.

          The Board of Directors of Skylands recommends a vote "FOR" each proposal and the nominees for election to the Board of Directors.

          The Board of Directors of Skylands has fixed the close of business on _______, 2000, as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Skylands' main office for a period of ten days prior to the annual meeting and also will be available for inspection at the annual meeting.

          Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, the Board of Directors of Skylands urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Norman S. Baron, Secretary

____________________, 2000

Proxy Statement/ Prospectus

                         SKYLANDS FINANCIAL CORPORATION
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             ________________, 2000
                      Nasdaq Small Cap Market Symbol: SKCB

                     --------------------------------------
                          FULTON FINANCIAL CORPORATION
                                 PROSPECTUS FOR
                2,325,206 SHARES OF FULTON FINANCIAL COMMON STOCK
                       Nasdaq National Market Symbol: FULT

          This proxy statement/ prospectus constitutes a proxy statement of Skylands Financial Corporation in connection with the solicitation of proxies by the Board of Directors of Skylands for use at the annual meeting of shareholders to be held at _____, on ____, _____, 2000, at ____ , local time. At the meeting, Skylands shareholders will be asked to consider and vote on the following proposals:

               1.  To elect eleven directors to the Skylands Board of Directors;

               2. To approve and adopt the Agreement and Plan of Merger dated February 23, 2000, as amended and restated as of May 1, 2000, between Skylands and Fulton Financial Corporation which provides, among other things, for the merger of Skylands with and into Fulton Financial and the conversion of each share of common stock of Skylands outstanding immediately prior to the merger into .819 shares of Fulton Financial common stock, plus cash in lieu of any fractional share interest;

               3. To adjourn the meeting to allow Skylands time to solicit more votes in favor of the merger agreement if necessary; and

               4. The transaction of such other business as may properly be brought before the annual meeting.

          This proxy statement/ prospectus also constitutes a prospectus of Fulton Financial filed as part of a registration statement filed with the Securities and Exchange Commission relating to up to 2,325,206 shares of Fulton Financial common stock being registered for this transaction. On ____________, 2000, the closing price of Fulton Financial's common stock was $______, making the value of .819 shares of Fulton Financial common stock equal to $______________ on that date. The closing price of Skylands' common stock on that date was $______. These prices will fluctuate between now and the closing of the merger. After the merger, Skylands shareholders will own about 3.09% of Fulton Financial's outstanding common stock based on the number of shares outstanding on the date of this proxy statement/prospectus. This proxy statement/ prospectus does not cover any resales of the Fulton Financial stock being registered for this transaction by any shareholders deemed to be affiliates of Fulton Financial or Skylands. Skylands and Fulton Financial have not authorized any person to make use of this proxy statement/ prospectus in connection with any such resale.

          Skylands and Fulton Financial provided all information related to their respective companies.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

          The date of this proxy statement/prospectus is _____, 2000.

          You should rely only on the information contained in this document or to which this document has referred you. Skylands and Fulton Financial have not
authorized anyone to provide you with information that is different.   You
should not assume that the information in this proxy statement/ prospectus is accurate as of any date other than the date on the front of the document.

          The proxy statement/prospectus incorporates important business and financial information about Fulton Financial and Skylands that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to Skylands or Fulton Financial.

William R. Colmery, Secretary     Edward W. Mahnken, Jr., Assistant Secretary
Fulton Financial Corporation      Skylands Financial Corporation
One Penn Square                   176 Mountain Avenue
Lancaster, PA 17605               Hackettstown, NJ 07840
717-291-2411                      908-850-9010

          To obtain timely delivery of requested documents, you must request the information no later than____________, 2000. In addition, Skylands' Annual Report to Shareholders for the year ended December 31, 1999 accompanies this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SUMMARY.................................................................  6
  Each Skylands Share Will Be Exchanged For .819 Shares Of Fulton
   Financial Common Stock...............................................  6
  No Federal Income Tax On Shares Received In Merger....................  6
  Skylands Board Unanimously Recommends Shareholder Approval............  6
  Exchange Ratio Is Fair From A Financial Point Of View According To
   Skylands' Financial Advisor..........................................  6
  Vote Required To Approve Merger Agreement.............................  6
  Annual Meeting To Be Held __________, 2000............................  7
  The Companies.........................................................  7
  Copy Of Merger Agreement Attached.....................................  8
  Record Date Set At ____, 2000; One Vote Per Share Of Skylands Stock...  9
  Conditions That Must Be Satisfied For The Merger To Occur.............  9
  Termination And Amendment Of The Merger Agreement.....................  9
  No Dissenters' Rights Of Appraisal.................................... 10
  Fulton Financial To Use Purchase Accounting Treatment................. 10
  Fulton Financial To Continue As Surviving Corporation................. 10
  Your Rights As Shareholders Will Change After The Merger.............. 10
  Warrant Agreement..................................................... 10
  Monetary Benefits To Management In The Merger......................... 10
FORWARD LOOKING INFORMATION............................................. 10
SHARE INFORMATION AND MARKET PRICES..................................... 11
COMPARATIVE PER SHARE DATA.............................................. 12
SELECTED FINANCIAL DATA................................................. 15
THE ANNUAL MEETING...................................................... 18
  Date, Time And Place.................................................. 18
  Matters To Be Considered At The Annual Meeting........................ 18
  Record Date; Stock Entitled To Vote; Quorum........................... 18
  Votes Required........................................................ 18
  Voting Of Proxies..................................................... 19
  Revocability Of Proxies............................................... 19
  Solicitation Of Proxies............................................... 19
THE MERGER.............................................................. 20
  Background Of The Merger.............................................. 20
  Recommendation Of Skylands' Board Of Directors........................ 23
  Fulton's Board Of Directors' Reasons For The Merger................... 23
  Effect Of The Merger.................................................. 23
  Opinion Of Independent Financial Advisor.............................. 23
  Effective Date Of The Merger.......................................... 34
  Exchange Of Skylands Stock Certificates............................... 34
  Conditions To The Merger.............................................. 35
  Representations and Warranties........................................ 35
  Business Pending The Merger........................................... 36
  Dividends............................................................. 37
  No Solicitation Of Transactions....................................... 37
  Amendment; Waivers.................................................... 38
  Termination; Effect Of Termination.................................... 38
  Management And Operations After The Merger............................ 39
  Employee Benefits And Severance Benefits.............................. 39
     Employee Benefits.................................................. 39
     Severance Benefits................................................. 40
  Accounting Treatment.................................................. 40
  Material Federal Income Tax Consequences.............................. 40
  Expenses.............................................................. 41

  Resale Of Fulton Financial Common Stock............................... 41
  No Dissenters' Rights Of Appraisal.................................... 41
  Dividend Reinvestment Plan............................................ 41
  Financial Interests Of Directors And Officers......................... 41
     Stock Options...................................................... 41
     Directors And Officers Insurance................................... 41
     Employment And Other Agreements.................................... 42
  Warrant Agreement and Warrant......................................... 42
     General............................................................ 42
     Effect of Warrant Agreement........................................ 42
     Terms of Warrant Agreement......................................... 42
INFORMATION ABOUT FULTON FINANCIAL...................................... 44
  General............................................................... 44
  Market Price Of And Dividends On Fulton Financial Common Stock And
   Related Shareholder Matters.......................................... 44
  Indemnification....................................................... 45
INFORMATION ABOUT SKYLANDS.............................................. 45
  General............................................................... 45
  Competition........................................................... 45
  Employees............................................................. 46
  Market Price Of And Dividends On Skylands Common Stock And Related
   Shareholder Matters.................................................. 46
  Information Regarding Nominees For Directors of Skylands.............. 47
  Certain Legal Proceedings............................................. 48
  Family Relationships.................................................. 49
  Other Directorships................................................... 49
  Reports of Beneficial Ownership....................................... 49
  Security Ownership Of Certain Beneficial Owners And Management of
   Skylands............................................................. 49
  Compensation Of Directors And Principal Officers...................... 51
  Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End
   Option Values........................................................ 51
  Transactions with Certain Related Persons............................. 52
  Meeting of Skylands' Board of Directors and Committees................ 52
DESCRIPTION OF FULTON FINANCIAL COMMON STOCK............................ 53
  General............................................................... 53
  Dividend Reinvestment Plan............................................ 54
  Securities Laws....................................................... 54
  Repurchase Program.................................................... 54
  Antitakeover Provisions............................................... 54
COMPARISON OF SHAREHOLDER RIGHTS........................................ 56
ADJOURNMENT............................................................. 57
AUDITORS................................................................ 58
EXPERTS................................................................. 58
LEGAL MATTERS........................................................... 58
OTHER MATTERS........................................................... 58
SHAREHOLDER PROPOSALS................................................... 58
WHERE YOU CAN FIND MORE INFORMATION..................................... 58


EXHIBIT

A. Agreement and Plan of Merger dated February 23, 2000,     A-1
   as amended and restated as of May 1, 2000

B. Warrant Agreement and Warrant dated February 24, 2000     B-1

C. Opinion of McConnell, Budd & Downes, Inc.                 C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What do I need to do now?

A: Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting to be held on __, 2000.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q:  Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  Should I send in my stock certificates now?

A: No. Shortly after the merger is completed, Fulton Financial will send you written instructions for exchanging your stock certificates. Fulton Financial will request that you return your Skylands stock certificates at that time.

Q:  When do you expect to merge?

A: Fulton Financial and Skylands expect to complete the merger in the third quarter of 2000. In addition to the approval of Skylands shareholders, Fulton Financial must also obtain regulatory approval. Fulton Financial and Skylands expect to receive all necessary approvals no later than the third quarter of 2000.

Q: Who should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:  You should contact either:

    William R. Colmery, Secretary
    Fulton Financial Corporation
    One Penn Square
    Lancaster, PA 17604
    717-291-2411

    Edward W. Mahnken, Jr., Assistant Secretary
    Skylands Financial Corporation
    176 Mountain Avenue
    Hackettstown, NJ 07840
    908-850-9010

Q:  If my shares are held in an IRA, who votes those shares?

A. You vote shares held by you in an IRA as though you held those shares directly.

                                    SUMMARY

          This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the attached exhibits. See "Where You Can Find More Information" on page 58 for reference to additional information available to you regarding Fulton Financial and Skylands.

Each Skylands Share Will Be Exchanged For .819 Shares Of Fulton Financial Common Stock

          If the merger is completed, you will receive .819 shares of Fulton Financial common stock for each share of Skylands stock you own, plus cash instead of any fractional share. On _______, 2000, the closing price of Fulton Financial common stock was $____, making the value of .819 shares of Fulton Financial common stock equal to $____ on that date. Because the market price of Fulton Financial stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

          If the price of Fulton Financial common stock is below $13.09 just before the merger, Skylands may terminate the merger agreement unless Fulton Financial elects to adjust the exchange ratio upward. Similarly, if the price of Fulton Financial common stock is above $19.24 just before the merger, Fulton Financial may terminate the merger agreement unless Skylands elects to adjust the exchange ratio downward. In either case, neither party would owe the other any penalty or fee as a result of termination of the merger agreement.

No Federal Income Tax On Shares Received In Merger

          Skylands shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of Fulton Financial common stock they receive in the merger. Fulton Financial's attorneys have issued a legal opinion to this effect, which is included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Skylands shareholders will be taxed on cash received instead of any fractional share.
Tax matters are complicated, and tax results may vary among shareholders.
Fulton Financial and Skylands urge you to contact your own tax advisor to understand fully how the merger will affect you.

Skylands Board Unanimously Recommends Shareholder Approval

          The Skylands Board believes that the merger is in the best interests of Skylands and its shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. The Skylands Board also recommends election of the nominees for the Board of Directors at Skylands named in this proxy statement/prospectus.

Exchange Ratio Is Fair From A Financial Point Of View According To Skylands' Financial Advisor

          McConnell, Budd & Downes, Inc. ("MB&D") has given an opinion to the Skylands Board that, as of _________, 2000, the exchange ratio in the merger is fair from a financial point of view to Skylands' shareholders. The full text of this opinion is attached as Exhibit C to this proxy statement/prospectus.
Fulton Financial and Skylands encourage you to read the opinion carefully. MB&D has received $160,000 for serving as financial advisor. If the merger is completed, MB&D will receive an additional fee, based on 0.90% of the aggregate value of Skylands common stock exchanged, less the $160,000 in fees already paid, in exchange for its advice and for providing its fairness opinion.

Vote Required To Approve Merger Agreement

          Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting. Certain directors and executive officers of Skylands together own about 22.40% of the shares entitled to be cast at the meeting, and they are expected to vote their shares in favor of the merger.

          Brokers who hold shares of Skylands common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide them with voting instructions.

          The merger does not require the approval of Fulton Financial's shareholders.

Annual Meeting To Be Held __________, 2000

          Skylands will hold the annual meeting of shareholders on ______, _________, 2000, at ____ .m., local time, at ________, New Jersey.

          At the meeting, you will vote on the merger agreement, the election of eleven directors to Skylands' Board, a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement, and any other business that properly arises.

The Companies

Fulton Financial Corporation
One Penn Square
Lancaster, Pennsylvania 17604
717-291-2411

          Fulton Financial Corporation is a Pennsylvania business corporation and a registered bank holding company that maintains its headquarters in Lancaster, Pennsylvania. As a bank holding company, Fulton Financial engages in general commercial and retail banking and trust business, and also in related financial businesses, through its 16 directly-held bank and nonbank subsidiaries. Fulton Financial's bank subsidiaries currently operate 115 banking offices in Pennsylvania, 16 banking offices in Maryland, five banking offices in Delaware, and 17 banking offices in New Jersey. As of March 31, 2000, Fulton Financial had consolidated total assets of approximately $6.1 billion.

          The principal assets of Fulton Financial are its twelve wholly-owned bank subsidiaries:

          . Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System;

          . Lebanon Valley Farmers Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

          . Swineford National Bank, a national banking association which is a member of the Federal Reserve System;

          . Lafayette Ambassador Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

          . FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System;

          . Great Valley Savings Bank, a Pennsylvania stock savings bank which is not a member of the Federal Reserve System;

          . Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System;

          . Delaware National Bank, a national banking association which is a member of the Federal Reserve System;

          . The Bank of Gloucester County, a New Jersey bank which is not a member of the Federal Reserve System;

          . The Woodstown National Bank & Trust Company, a national banking association which is a member of the Federal Reserve System;

          . The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System; and

          . Fulton Financial Advisors, N.A., a limited purpose national banking association with trust powers.

          In addition, Fulton Financial has four wholly-owned nonbank direct subsidiaries:

          . Fulton Financial Realty Company, which holds title to or leases certain properties on which Fulton Bank and Lebanon Valley Farmers Bank maintain branch offices or other facilities;

          . Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by Fulton Financial's bank subsidiaries;

          . Central Pennsylvania Financial Corp., which owns certain non-banking subsidiaries holding interests in real estate and certain limited partnership interests in partnerships invested in low and moderate income housing projects; and

          .  FFC Management, Inc., which owns certain securities.

          On April 18, 2000, Fulton Financial declared a 5% stock dividend payable on May 31, 2000 to shareholders of record on May 8, 2000. All amounts relating to Fulton Financial common stock in this proxy statement/prospectus have been restated to reflect this stock dividend.

Skylands Financial Corporation
176 Mountain Road
Hackettstown, NJ 07840
908-850-9010

          Skylands, a New Jersey corporation, is the holding company for Skylands Community Bank, a New Jersey state chartered bank. At March 31, 2000, Skylands had total consolidated assets of approximately $228 million, deposits of approximately $207 million and shareholders' equity of approximately $16 million. Skylands Community Bank has eight branches located in Warren, Sussex and Morris Counties, New Jersey. Skylands Community Bank is engaged principally in the business of taking deposits and making residential loan mortgages, commercial loans, consumer loans and home equity and property improvement loans. Skylands Community Bank has one wholly-owned subsidiary, Skylands Community Investment Co., Inc., a New Jersey corporation, which owns certain securities.

Copy Of Merger Agreement Attached

          The merger agreement, as amended and restated, is attached as Exhibit A at the back of this proxy statement/prospectus, and Fulton Financial and Skylands incorporate it in this document by reference. Fulton Financial and Skylands encourage you to read the merger agreement, as it is the primary legal document that governs the merger.

Record Date Set At ____, 2000; One Vote Per Share Of Skylands Stock

          If you owned shares of Skylands common stock at the close of business on ______, 2000, you are entitled to vote on the merger agreement, the election of Skylands directors, an adjournment proposal (if necessary) and any other matters considered at the meeting. On _______, there were _________ shares of Skylands common stock outstanding. You will have one vote at the meeting for each share of Skylands common stock you owned on _______, 2000.

Conditions That Must Be Satisfied For The Merger To Occur

          The following conditions must be met for Fulton Financial and Skylands to complete the merger in addition to other customary conditions:

          .  approval of the merger by Skylands' shareholders;

          . the absence of legal restraints that prevent the completion of the merger;

          . receipt of a legal opinion that the merger will be tax-free to shareholders, except for any cash received in lieu of fractional shares;

          . the continuing accuracy of the parties' representations in the merger agreement; and

          . the continuing effectiveness of the registration statement filed with the SEC.

          Fulton Financial and Skylands cannot complete the merger unless Fulton obtains the approvals of the Federal Reserve Board and the New Jersey Department of Banking and Insurance. Fulton Financial has filed the required applications seeking approval of the merger. Although Fulton Financial and Skylands believe regulatory approvals will be received in a timely manner, Fulton Financial and Skylands cannot be certain when or if they will be obtained.

Termination And Amendment Of The Merger Agreement

          Skylands and Fulton Financial can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

          . if any condition precedent to a party's obligations under the merger agreement is unsatisfied on December 31, 2000, through no fault of the other company;

          . if the other party has materially breached a representation in the merger agreement and has not cured such breach within thirty days of receiving written notice of the breach; or

          . the market price of Fulton Financial common stock just before the merger is greater than $19.24 (in Fulton Financial's case) unless Skylands elects to decrease the exchange ratio or less than $13.09 (in Skylands' case) unless Fulton Financial elects to increase the exchange ratio.

          In addition, Fulton Financial may terminate the merger agreement if Skylands' Board of Directors exercises its fiduciary duty with respect to a proposed acquisition of Skylands by someone other than Fulton Financial.

          Fulton Financial and Skylands can agree to amend the merger agreement in any way, except that after the shareholders' meeting they cannot decrease the consideration you will receive in the merger except, as noted above, in the event Skylands' Board of Directors elects to decrease the exchange ratio in the event the market price of Fulton Financial common stock just before the merger is greater than $19.24. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval.

No Dissenters' Rights Of Appraisal

          Under New Jersey law, you do not have the right to dissent from the merger and receive cash equal to the "fair value" of your shares.

Fulton Financial To Use Purchase Accounting Treatment

          Fulton Financial will account for the merger as a purchase for accounting and financial reporting purposes.

Fulton Financial To Continue As Surviving Corporation

          Fulton Financial will continue as the surviving corporation after the merger. The Boards of Directors and executive officers of Fulton Financial and its subsidiaries will not change as a result of the merger.

Your Rights As Shareholders Will Change After The Merger

          Upon completion of the merger, you will become a shareholder of Fulton Financial. Fulton Financial's Articles of Incorporation and Bylaws and Pennsylvania law determine the rights of Fulton Financial's shareholders. The rights of shareholders of Fulton Financial differ in certain respects from the rights of shareholders of Skylands.

Warrant Agreement

          In connection with the merger agreement and to discourage other companies from acquiring Skylands, Skylands granted Fulton Financial a warrant to purchase up to 625,000 shares of Skylands common stock at an exercise price of $10.25 per share. Generally, Fulton Financial may exercise this warrant only if another party seeks to gain control of Skylands. We do not believe that any of the events which would permit Fulton Financial to exercise the warrant have occurred as of the date of this proxy statement/prospectus.

          The warrant agreement and warrant are attached to this proxy statement/prospectus as Exhibit B.

Monetary Benefits To Management In The Merger

          When considering the recommendation of the Skylands Board, you should be aware that some directors and officers have interests in the merger which may conflict with their interests as shareholders. These interests include:

          . Some officers of Skylands have entered into agreements with Skylands that will provide them with employment by Skylands Community Bank upon completion of the merger;

          . Officers and directors hold stock options to purchase Skylands stock that will convert into options to purchase Fulton Financial stock. As of ______, 2000, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors, which represents the economic value of the options, was $___ million; and

          . Following the merger, Fulton Financial will indemnify, and provide liability insurance to, directors of Skylands and Skylands Community Bank.

                          FORWARD LOOKING INFORMATION

          This proxy statement/prospectus contains and incorporates some "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding intent, belief or current expectations about matters including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

          . the effects of changing economic conditions in Fulton Financial's and Skylands' market areas and nationally;

          . credit risks of commercial, real estate, consumer and other lending activities;

          .  significant changes in interest rates;

          . changes in federal and state banking laws and regulations which could impact operations;

          .    funding costs;

          . other external developments which could materially affect the business and operations of Fulton Financial and Skylands; and

          . the ability of Fulton Financial to assimilate Skylands after the merger.

          If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

                      SHARE INFORMATION AND MARKET PRICES

          Fulton Financial common stock trades on the National Market System of the NASDAQ Stock Market under the symbol "FULT". Skylands common stock trades on the NASDAQ Small Cap Market under the trading symbol "SKCB". The following table shows the last sale prices of Fulton Financial common stock, Skylands common stock and the equivalent price per share of Skylands common stock based on the exchange ratio on February 22, 2000 and _________, 2000.

          On February 22, 2000, the last trading day before public announcement of the merger agreement, the per share closing price for Fulton Financial common stock was $15.36. Based on such closing price for such date and the conversion ratio of .819 shares of Fulton Financial common stock for each share of Skylands common stock, the pro forma value of the shares of Fulton Financial common stock to be received in exchange for each share of Skylands common stock was $12.58.

          On February 22, 2000, the last trading day before public announcement of the merger agreement, the per share closing price for Skylands common stock was $10.25.

          The foregoing historical and pro forma equivalent per share market information is summarized in the following table.

                                          Historical            Pro Forma
                                       Price Per Share          Equivalent
                                    -----------------------  Price Per Share
                                                           ---------------------
--------------------------------------------------------------------------------
Fulton Financial Common Stock
--------------------------------------------------------------------------------
Closing Price on February 22, 2000          $15.36
--------------------------------------------------------------------------------

Skylands Common Stock
--------------------------------------------------------------------------------
Closing Price on February 22, 2000           10.25               12.58/1/
--------------------------------------------------------------------------------

1 Based upon the product of the Conversion Ratio (.819) and the closing price of Fulton Financial Common Stock on February 22, 2000.

          The closing price for Fulton Financial common stock on ______________, 2000, was $_______ per share. Based on such closing bid price for such date and the Skylands conversion ratio of .819 shares of Skylands common stock for each share of Skylands common stock, the pro forma value of the shares of Fulton Financial common stock to be received in exchange for each share of Skylands common stock was $_______.

          The market prices of both Fulton Financial and Skylands common stock will fluctuate prior to the merger. You should obtain current market quotations for Fulton Financial common stock and Skylands common stock.

                           COMPARATIVE PER SHARE DATA

          Fulton Financial and Skylands have summarized below the per share information for each company on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents Fulton Financial and Skylands have filed with the SEC or attached to this proxy statement/prospectus. See "Where You Can Find More Information" on page 58. The Fulton Financial pro forma information gives effect to the merger accounted for as a purchase, assuming that .819 shares of Fulton Financial common stock are issued for each outstanding share of Skylands common stock. Skylands equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, historical per share dividend and historical shareholders' equity by the exchange ratio of .819 shares of Fulton Financial common stock so that the per share amounts equate to the respective values for one share of Skylands common stock. You should not rely on the pro forma information as being indicative of the historical results that Fulton Financial and Skylands would have had if they had been combined or the future results that Fulton Financial will experience after the merger.

                       Selected Historical and Pro Forma
                          Combined Per Share Data (A)



Fulton Financial                                 Quarter Ended March 31,   As of or for the Year Ended December 31,
                                                 ------------------------  ----------------------------------------
                                                   2000         1999          1999          1998          1997
                                                   ----         ----          ----          ----          ----
Historical Per Common Share:
---------------------------
Average Shares Outstanding (Basic)                71,648,000   72,628,000    72,422,000    72,415,000    72,167,000
Average Shares Outstanding (Diluted)              71,955,000   73,055,000    72,829,000    73,170,000     73,179,00
Book Value                                       $      8.55  $      8.51   $      8.54   $      8.37   $      7.82
Cash Dividends                                         0.143        0.130         0.558         0.504         0.431
Net Income (Basic)                                      0.35         0.32          1.34          1.22          1.06
Net Income (Diluted)                                    0.35         0.32          1.33          1.21          1.04

Fulton Financial, Skylands Combined
-----------------------------------
  Pro Forma Per Common Share:
----------------------------
Average Shares Outstanding (Basic)                73,723,000   74,672,000    74,478,000    74,441,000    74,183,000
Average Shares Outstanding (Diluted)              74,047,000   75,173,000     74,941,00    75,299,000    75,237,000
Book Value                                       $      8.69  $      8.64   $      8.67   $      8.51   $      7.98
Cash Dividends                                         0.143        0.130         0.558         0.504         0.431
Net Income (Basic)                                      0.35         0.32          1.32          1.20          1.03
Net Income (Diluted)                                    0.35         0.32          1.31          1.19          1.02

---------------------------
(A) The above combined pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods, including the 5% stock dividend declared by Fulton Financial Corporation on April 18, 2000, payable May 31, 2000 to shareholders of record on May 8, 2000. The combined pro forma information is based on the historical information of both Fulton Financial and Skylands adjusted to reflect this transaction being accounted for on a purchase basis. This accounting method requires that all assets and liabilities be recorded based upon their estimated fair value at the closing date with the excess of the purchase price over the estimated fair value of the net asset acquired being recorded as goodwill. Goodwill is amortized over its useful life. The final determination of these values may differ significantly from the preliminary estimates utilized above.

                       Selected Historical and Pro Forma
                          Combined Per Share Data (A)

Skylands                                         Quarter Ended March 31,  As of or for the Year Ended December 31,
--------                                         -----------------------  ----------------------------------------
                                                    2000        1999          1999          1998          1997
                                                    ----        ----          ----          ----          ----
Historical Per Common Share:
---------------------------
Average Shares Outstanding (Basic)                 2,533,000   2,496,000     2,510,000     2,474,000     2,462,000
Average Shares Outstanding (Diluted)               2,615,000   2,585,000     2,579,000     2,599,000     2,513,000
Book Value                                        $     6.48  $     5.67    $     6.26    $     5.47    $     4.74
Cash Dividends                                          0.04        0.02          0.10          0.06          0.05
Net Income (Basic)                                      0.28        0.21          0.95          0.74          0.58
Net Income (Diluted)                                    0.28        0.21          0.92          0.71          0.57

Equivalent Pro forma Per Common Share:
-------------------------------------
Book Value                                        $     7.12  $     7.08    $     7.05    $     6.99    $     6.54
Cash Dividends                                         0.117       0.106         0.457         0.413         0.353
Net Income (Basic)                                      0.29        0.26          1.08          0.98          0.85
Net Income (Diluted)                                    0.29        0.26          1.08          0.97          0.83

------------------------

(A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods, including the 5% stock dividend declared by Fulton Financial Corporation on April 18, 2000, payable May 31, 2000 to shareholders of record on May 8, 2000. The equivalent pro forma per common share information is derived by applying the exchange ratio of .819 shares of Fulton Financial $2.50 par value common stock for each Skylands $2.50 par value common stock to the Fulton Financial, Skylands combined pro forma per common share information.

                            SELECTED FINANCIAL DATA

  The following tables show certain historical consolidated summary financial data for both Fulton Financial and Skylands. This information is derived from the consolidated financial statements of Fulton Financial and Skylands incorporated by reference in, or included with, this proxy statement/prospectus. See "Where You Can Find More Information" on page 58.

                          Fulton Financial Corporation
                       Selected Historical Financial Data
                      (In Thousands except per share data)

                                           Quarter Ended March 31,              As of or for the Year Ended December 31,
                                           -----------------------              ----------------------------------------
                                               2000         1999         1999         1998         1997         1996         1995
                                               ----         ----         ----         ----         ----         ----         ----
Summary of Operations
---------------------
Net interest income                         $   61,120   $   58,626   $  244,087   $  231,671   $  219,095   $  202,199   $  186,454
Provision for loan losses                        2,025        1,967        8,216        5,582        8,417        5,951        4,357
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net interest income after provision             59,095       56,659      235,871      226,089      210,678      196,248      182,097
       for loan losses
Other income                                    16,652       15,313       62,822       59,948       48,713       41,653       37,673
Other expenses                                  39,786       38,698      160,988      157,694      149,538      144,174      135,674
Income taxes                                    10,647        9,747       40,479       39,832       33,448       27,815       23,998
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------

       Net income                           $   25,314   $   23,527   $   97,226   $   88,511   $   76,405   $   65,912   $   60,098
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

Per Common Share
----------------
Net income (basic)                          $     0.35   $     0.32   $     1.34   $     1.22   $     1.06   $     0.91   $     0.84
Net income (diluted)                              0.35         0.32         1.33         1.21         1.04         0.90         0.83
Dividends                                        0.143        0.130        0.558        0.504        0.431        0.381        0.322

Average Balances
----------------
Total assets                                $6,080,151    5,786,581   $5,890,619   $5,535,447   $5,138,450   $4,725,999   $4,408,258
Investment securities                        1,232,289    1,315,965    1,318,576    1,182,840    1,029,876    1,022,295    1,007,295
Loans and leases, net of unearned income     4,468,516    4,040,547    4,181,654    3,968,971    3,765,384    3,381,599    3,078,437
Deposits                                     4,552,238    4,482,886    4,529,040    4,478,711    4,234,548    3,934,028    3,706,652
Long-Term debt                                 340,692      295,900      302,158      162,525       66,139       42,012       49,522
Shareholders' equity                           614,421      610,810      615,928      587,552      523,222      475,243      434,057

Ending Balances
---------------
Total assets                                $6,129,914   $5,786,581   $6,070,019   $5,838,663   $5,377,654   $4,936,072   $4,595,925
Long-term debt                                 323,194      295,826      328,250      296,018       53,045       67,498       56,698

                         Skylands Financial Corporation
                       Selected Historical Financial Data
                    (In Thousands Except For Per Share Data)

                                           Quarter Ended March 31,        As of or for the Year Ended December 31,
                                           -----------------------  ----------------------------------------------------
                                                2000        1999       1999       1998       1997       1996      1995
                                                ----        ----       ----       ----       ----       ----      ----
Summary of Operations
---------------------
Net interest income                           $  2,706    $  2,145   $  9,497   $  7,367   $  6,038   $  4,525   $ 2,856
Provision for loan losses                          150         112        871        665        632        488       266
                                              --------    --------   --------   --------   --------   --------   -------

Net interest income after provision              2,556       2,033      8,626      6,702      5,406      4,037     2,590
       for loan losses

Other income                                       269         236      1,042        889        673        508       377
Other expenses                                   1,699       1,401      5,881      4,727      3,838      3,325     2,533
Income taxes                                       405         337      1,415      1,033        817        470       164
                                              --------    --------   --------   --------   --------   --------   -------

       Net income                             $    721    $    531   $  2,372   $  1,831   $  1,424   $    750   $   270
                                              ========    ========   ========   ========   ========   ========   =======

Per Common Share
Net income (basic)                            $   0.28    $   0.21   $   0.95   $   0.74   $   0.58   $   0.31   $  0.14
Net income (diluted)                              0.28        0.21       0.92       0.71       0.57       0.30      0.14
Dividends                                         0.04        0.02       0.10       0.06       0.05       0.00      0.00

Average Balances
----------------
Total assets                                  $226,325    $188,171   $204,325   $164,462   $132,886   $109,800   $80,886
Investment securities                           57,365      52,700     59,581     51,469     44,785     44,407    40,870
Loans and leases, net of unearned income       154,044     120,133    132,384    103,381     79,525     57,866    35,066
Deposits                                       203,782     172,336    185,844    150,430    119,103     99,480    73,330
Long-Term debt                                      --          --         --         --         --         --        --
Shareholders' equity                            16,071      13,803     14,587     12,515     10,716      9,532     7,030

Ending Balances
---------------
Total assets                                  $228,266    $191,352   $219,528   $179,535   $147,088   $119,916   $99,587
Long-term debt                                      --          --         --         --         --         --        --

                               THE ANNUAL MEETING

Date, Time And Place

       Skylands will hold the annual meeting at ___________, New Jersey, at _____ _.m. local time, on _____, 2000.

Matters To Be Considered At The Annual Meeting

       At the annual meeting, holders of Skylands common stock will consider and vote upon proposals to:

       .    approve and adopt the merger agreement;

       .    election of eleven directors to Skylands Board; and

       . approve a proposal to adjourn the meeting if more time is needed to solicit proxies.

       A vote for approval of the merger agreement is a vote for approval of the merger of Skylands into Fulton Financial and for the exchange of Skylands common stock for Fulton Financial common stock. If the merger is completed, Skylands common stock will be cancelled and you will receive .819 shares of Fulton Financial common stock in exchange for each share of Skylands common stock that you hold. Fulton Financial will pay cash in lieu of issuing any fractional share interests to you.

Record Date; Stock Entitled To Vote; Quorum

       Only holders of record of Skylands common stock on _____, 2000, will receive notice of, and can vote at, the annual meeting. On ____, 2000, 2,533,889 shares of Skylands common stock were issued and outstanding and held by approximately 695 holders of record.

       A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders of Skylands are entitled to cast on the record date.

       Skylands intends to count the following shares as present at the annual meeting for the purpose of determining a quorum:

       . shares of Skylands common stock present in person at the annual meeting but not voting;

       . shares of Skylands common stock represented by proxies on which the shareholder has abstained on any matter; and

       . shares of Skylands common stock represented by proxies from a broker with no indication of how the shares are to be voted.

Votes Required

       Approval of the merger agreement requires the affirmative vote of a majority of votes cast at the annual meeting. The eleven individuals receiving a plurality of votes will be elected as directors of Skylands. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the annual meeting.

       You have one vote for each share of Skylands common stock that you hold of record on each matter to be considered at the annual meeting unless you are the beneficial owner of 10% or more of Skylands' outstanding common stock. As of the record date, Skylands is unaware of any person or entity owning 10% or more of the outstanding shares of Skylands' common stock.

       The directors and executive officers of Skylands are expected to vote all shares of Skylands common stock that they own for approval and adoption of the merger agreement. As of the record date for the annual meeting, directors and executive officers of Skylands and their affiliates beneficially owned and were entitled to vote approximately 592,500 shares of Skylands common stock, which represented approximately 22.4% of the shares of Skylands common stock outstanding on the record date.

Voting Of Proxies

       Skylands will vote shares represented by all properly executed proxies received in time for the annual meeting in the manner specified on each proxy. Skylands will vote properly executed proxies that do not contain voting instructions in favor of the merger agreement, for the nominees for directors named in this proxy statement/prospectus and in favor of any adjournment proposal.

       If you abstain from voting on any proposal considered at the annual meeting, we will not count the abstention as a vote "for" or "against" the proposal for purposes of the annual meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the merger agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the merger agreement, the nominees for director or the adjournment proposal for purposes of the annual meeting. As a result:

       . because approval of the merger agreement requires the affirmative vote of a majority of all votes cast at the annual meeting, abstentions and broker non- votes will not affect the vote on the merger agreement;

       . because the eleven (11) individuals receiving a plurality of votes will be elected as directors, abstentions and broker non-votes will not affect the vote on the election of directors.

       . because approval of an adjournment proposal requires the affirmative vote of a majority of all votes cast at the annual meeting, abstentions and broker non- votes will not affect the vote on any adjournment proposal.

Revocability Of Proxies

       If you grant a proxy, you may revoke your proxy at any time until it is voted by:

       . delivering a notice of revocation or delivering a later dated proxy to Norman S. Baron, Secretary, Skylands Financial Corporation, 176 Mountain Avenue, Hackettstown, NJ 07840;

       .    submitting a proxy card with a later date; or

       .    appearing at the annual meeting and voting in person.

       Attendance at the annual meeting will not in and of itself revoke a proxy.

Solicitation Of Proxies

       Skylands will bear the cost of the solicitation of proxies from its shareholders. Fulton Financial will bear the cost of printing this proxy statement/prospectus.

       Skylands will solicit proxies by mail. In addition, the directors, officers and employees of Skylands and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Skylands will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and Skylands will reimburse them for reasonable out-of-pocket expenses.

       You should not send in your stock certificates with your proxy card. As described below under the caption "The Merger -- Exchange of Skylands Stock Certificates" on page 34, you will receive materials for exchanging shares of Skylands common stock shortly after the merger.

                                   THE MERGER

       The information contained in this proxy statement/ prospectus regarding the merger is not intended to contain all of the information in the merger agreement. It is intended to summarize the most significant aspects of the merger agreement. We have attached the full merger agreement to this proxy statement/ prospectus as Exhibit A and we incorporate it in this document by reference. We urge all shareholders to read the merger agreement carefully.

       The merger agreement provides that:

       .    Skylands will merge into Fulton Financial;

       . Skylands Community Bank will continue operations following the merger as a subsidiary of Fulton Financial; and

       . You, as a shareholder of Skylands, will receive .819 shares of Fulton Financial common stock for each share of Skylands that you own if the merger is completed.

       The Board of Directors of Skylands has unanimously approved and adopted the merger agreement and believes the merger is in your best interests. Skylands' Board of Directors unanimously recommends that you vote "FOR" the merger agreement.

Background Of The Merger

       Skylands. Skylands' Board of Directors, over the years, has been attentive to maximizing value for Skylands' shareholders, and its strategic positioning as a community bank serving its natural market in northwestern New Jersey. From time to time it has explored the possibility of growth through merger; for example, it entered into a merger agreement with Little Falls Bancorp, Inc. in August, 1998. The merger agreement with Little Falls Bancorp, Inc. was ultimately terminated.

       In connection with its exploration of merger possibilities, the Skylands' Board met from time to time with representatives of McConnell, Budd & Downes, an investment banking firm located in Morristown, New Jersey. At one such meeting on October 4, 1999, MB&D identified Fulton as a possible acquirer of Skylands. There did not exist any business relationship between Skylands and Fulton at that time. The Skylands Board of Directors authorized MB&D to contact Fulton Financial about the possibility of a merger with Skylands, and Fulton Financial expressed interest in pursuing discussions with Skylands. Initially, Fulton Financial expressed interest in the possibility of a merger with Skylands in which each Skylands' shareholder would receive .735 shares (without adjustment for a 5% stock dividend recently paid by Fulton) of Fulton Financial common stock for each share of Skylands common stock. Representatives of Fulton Financial and Skylands met informally from time to time thereafter until November 17, 1999, at which time the Skylands Board of Directors met with representatives of MB&D and authorized Skylands' management to pursue discussions with Fulton leading to an acquisition of Skylands by Fulton.

       Representatives of Fulton Financial and Skylands met from time to time after November 17, 1999 until January 12, 2000, at which time the Skylands Board of Directors met to consider Fulton Financial's interest in acquiring Skylands by merger. At that time, Fulton Financial had indicated that its interest in acquiring Skylands included the following important features:

       . Each Skylands' shareholder would receive .7875 shares (prior to adjustment for a 5% stock dividend recently paid by Fulton) of Fulton Financial's common stock for each share of Skylands' common stock.

       . Each outstanding option for shares of Skylands' common stock would be converted into options for shares of Fulton Financial common stock.

       .    The merger would be accounted for as a purchase.

       . Skylands Community Bank would be a separate subsidiary of Fulton Financial, and its directors would continue in office for at least three years.

       After discussing the foregoing factors, representatives of MB&D presented a financial analysis of the hypothetical transaction. Their report included an analysis of Fulton's stock, a calculation of the dilutive effect of the hypothetical transaction on Fulton Financial's earnings and pro forma "pass through" values for Fulton Financial after acquiring Skylands. MB&D also reviewed the financial terms of various comparable recent transactions, and compared them to the financial terms of the hypothetical transaction between Skylands and Fulton Financial.

       A representative of McCarter & English, LLP then described to the Board its fiduciary duties under New Jersey corporate law, and emphasized the importance of keeping confidential the information discussed at this Board Meeting and refraining from trading in Skylands stock.

       According to Skylands' Certificate of Incorporation, the favorable vote of at least 80 percent of the Skylands directors is required, unless the merger is approved by the affirmative vote of more than 80 percent of Skylands' stock. At the January 12, 2000 meeting, less than 80 percent of the Skylands directors wished to pursue a transaction with Fulton on the terms being discussed.

       After the January 12, 2000 meeting, members of Skylands Board of Directors discussed the proposed transaction informally among themselves, and a Special Meeting of the Skylands Board was held on January 13, 2000, to consider the merger again. At the January 13, 2000 meeting, more than 80 percent of the Skylands directors expressed approval to continue discussions with Fulton Financial leading toward a possible merger, and authorized management to proceed with due diligence and the negotiation of definitive agreements for the merger. As a result, representatives of Skylands, with the assistance of MB&D, continued merger discussions with Fulton Financial. In those discussions, Fulton Financial agreed to improve certain features of its merger proposal. Fulton Financial's counsel prepared drafts of the Merger Agreement and the Warrant Agreement. Representatives of Fulton Financial performed a "due diligence" review of Skylands' condition between February 7 and 9, 2000, and representatives of Skylands and MB&D performed a "due diligence" review of Fulton Financial on February 9, 2000.

       The Skylands Board met again on February 23, 2000 to consider Fulton Financial's interest in Skylands and the new terms of the proposed transaction. Some of the new terms were as follows:

       . Each Skylands' shareholder would receive .78 shares (adjusted to .819 shares as a result of a stock dividend paid by Fulton Financial) of Fulton Financial common stock for each share of Skylands common stock.

       . Each party would have the right to terminate the merger agreement if the price of Fulton Financial's stock moved out of specified price ranges prior to the closing.

       . Skylands would have the right to terminate the merger if it receives an offer for a merger or acquisition which is superior to the proposed transaction with Fulton Financial.

       At the meeting, the Skylands Board of Directors reviewed a draft of the merger agreement and the warrant agreement prepared by counsel to Fulton Financial. A representative of McCarter & English, LLP again reviewed the directors' standard of care under New Jersey law and reviewed in detail the draft merger agreement and warrant agreement prepared by Fulton Financial. The review included:

     .    The structure of the transaction;

     .    The exchange of Fulton Financial stock for Skylands stock;

     . Covenants of the parties between the date of the Agreement and closing;

     .    Conditions to consummation of the transaction;

     . The option to be granted to Fulton Financial by Skylands allowing Fulton Financial to acquire up to 19.9% of Skylands' outstanding stock under certain conditions; and

     . Employment arrangements for Skylands senior management personnel after completion of the transaction.

       The Skylands Board also considered the opinion of MB&D and the financial analyses of the merger prepared by MB&D, all described under "Opinion of Independent Financial Advisor", on page 23. At the meeting, the Skylands' directors unanimously approved the merger, subject to satisfactory completion of the documentation.

       In the course of reaching its decision to approve the agreement, the Skylands Board of Directors consulted principally with MB&D and its legal counsel, McCarter & English, LLP. The Skylands Board believes the merger is fair to, and in the best interests of, Skylands and its shareholders. In reaching these conclusions, the Skylands Board considered a number of factors, including the following:

     . Skylands' current condition and historical results of operations, and its prospective results of operation if Skylands were to remain independent.

     . The economic, business and competitive climate for banking and financial institutions in the western New Jersey area, and the challenges that Skylands faces as an independent bank in a highly competitive market.

     . The business, operations, earnings and prospects of Fulton Financial, and Skylands' enhanced ability to offer a broad range of products and services which the merger would make possible;

     . The increased dividend which Skylands' shareholders will receive on Fulton Financial common stock, if Fulton maintains its current and past common stock dividend policy;

     . The improvement in earnings per share of Fulton Financial stock compared to earnings per share of Skylands stock;

     . The improved liquidity for Skylands shareholders which will result from the exchange of Fulton Financial stock for Skylands stock;

     . Fulton Financial's commitment to keep Skylands Community Bank as a subsidiary bank in Fulton Financial's multi-bank holding company system, and to permit Skylands Community Bank directors to continue their service on the Skylands Community Bank Board, thereby assuring the preservation of Skylands Community Bank's character as a community bank and a measure of local control over its operations after the merger;

     . The opinion of MB&D that the exchange ratio to be received in the merger was fair to Skylands shareholders from a financial point of view;

     .    The experience of Fulton Financial's senior management team; and

     .    The benefits of a tax-free exchange to Skylands shareholders.

       The list of factors considered by Skylands Board is not exhaustive, but the foregoing summarizes the important factors considered by the Skylands Board. Individual directors may have given different weights to these factors in reaching their decision; however, the Skylands Board did not assign specific weights or priority to any one factor.

Recommendation Of Skylands' Board Of Directors

       The Skylands' Board believes that the merger is in the best interests of Skylands and its shareholders. Accordingly, the Skylands' board unanimously recommends that shareholders vote "FOR" approval and adoption of the merger agreement.

Fulton Financial's Board Of Directors' Reasons For The Merger

       The acquisition of Skylands was attractive to Fulton Financial's Board of Directors because it presented an opportunity to acquire a performing financial institution in a geographic market which was both a natural extension of Fulton Financial's existing markets and which fit the profile of Fulton Financial's desired markets in terms of growth and demographics.

Effect Of The Merger

       Upon completion of the merger, Skylands will merge with and into Fulton Financial, and the separate legal existence of Skylands will cease. As a consequence of the merger, all property, rights, debts and obligations of Skylands will automatically transfer to and vest in Fulton Financial, in accordance with Pennsylvania and New Jersey law. Fulton Financial, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Fulton Financial in effect immediately prior to completion of the merger. The directors and executive officers of Fulton Financial prior to the merger will continue, in their respective capacities, as the directors and executive officers of Fulton Financial after the merger.

       On the effective day of the merger, each outstanding share of Skylands common stock will automatically convert into .819 shares of Fulton Financial common stock. You will receive cash instead of receiving fractional share interests of Fulton Financial common stock.

       Fulton Financial will adjust the number of shares of Fulton Financial common stock issuable in exchange for shares of Skylands common stock to take into account any stock splits, stock dividends, reclassifications or other similar events that occur involving Fulton Financial common stock prior to closing.

       On the effective date of the merger, each outstanding option to purchase shares of Skylands common stock will automatically convert into an option to purchase Fulton Financial common stock. The number of shares of Fulton Financial common stock issuable upon exercise will equal the number of shares of Skylands common stock subject to the option multiplied by .819, rounded to the nearest whole share. The exercise price for a whole share of Fulton Financial common stock will equal the stated exercise price of the option divided by .819. Shares issuable upon the exercise of such options to acquire Fulton Financial common stock will remain subject to the terms of the plans and grant agreements of Skylands under which Skylands issued the options.

Opinion Of Independent Financial Advisor

       On February 23, 2000, McConnell, Budd & Downes, Inc. delivered its initial written opinion to the Board of Directors of Skylands, that as of February 23, 2000, the exchange ratio was fair, from a financial point of view, to Skylands shareholders. The basis for the opinion, which is unchanged, has been updated for inclusion in written form in this proxy statement/prospectus. MB&D has acted, from time to time, as a financial advisor to Skylands and its predecessors since December of 1994. MB&D assisted Skylands Community Bank with respect to a purchase and assumption of deposits transaction in Netcong, New Jersey in 1994. MB&D also assisted Skylands Community Bank with respect to a common stock rights offering completed in 1995. MB&D's work specifically with respect to the pending transaction began during the summer of 1999. Representatives of MB&D met with the executive management and/or the Board of Directors of Skylands on nine separate occasions during late 1999 and early 2000 in connection with the analysis of Skylands' strategic alternatives and the negotiation process. MB&D advised Skylands during the evaluation and negotiation process leading up to the execution of the merger agreement and provided Skylands with a number of analyses as to a range of financially feasible exchange ratios. The determination of the applicable exchange ratio was arrived at in an arms-length negotiation between Skylands and Fulton Financial in a process in which MB&D advised Skylands and participated directly in the negotiations. The process by which MB&D reached the opinion involved the consideration of numerous factors including the following:

       . An analysis of the historical and projected future contributions of recurring earnings by the parties.

       . An analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis.

       . Anticipated accretive or dilutive effects of the prospective transaction on earnings per share of Fulton Financial both before and after reasonable cost savings estimates and related implementation schedules. Anticipated accretive or dilutive effects of the prospective transaction on earnings per share of Fulton Financial both before and after estimated income enhancements and related implementation schedules and anticipated accretive or dilutive effects of the prospective transaction on earnings per share of Fulton Financial before and after a possible buy back of common stock contemplated by Fulton Financial.

       . The probable impact on dividends per share to be received by Skylands shareholders as a result of the contemplated transaction.

       . The composition of loan portfolios and relative asset quality thereof, as disclosed by the parties.

       . The apparent adequacy of reserves for loan and lease losses of the parties.

       .    Composition of the deposit bases of each of the parties.

       . Analysis of the historical trading range, trading pattern and relative liquidity of the common shares of each of the parties.

       . The accounting equity capitalization, the tangible equity capitalization and the market capitalization of each of the parties.

       . The fact that for a defined period of three years from the effective date of the merger, Skylands Community Bank will maintain its name and board of directors with existing compensation arrangements./1/

       . There are certain defined conditions (see the agreement and plan of merger) under which this aspect of the transaction may be changed in a period of less than three years.

       . An analysis of pending or threatened litigation involving either of the parties.

       . Contemplation of other factors, including certain intangible factors.

       MB&D entered into a formal contractual agreement with respect to its representation of Skylands in this transaction during February of 2000. MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the New Jersey, Pennsylvania and Maryland banking markets in particular, as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, MB&D is regularly engaged in the valuation of financial institutions and their securities in connection
--------------
/1/ There are certain defined conditions (see the agreement and plan of merger) under which this aspect of the transaction may be changed in a period of less than three years.

with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a NASD broker-dealer, MB&D may, from time to time, purchase securities from or sell securities to Skylands or Fulton Financial and as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of Skylands or Fulton Financial for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of MB&D may have direct or indirect investments in the debt or equity securities of either or both Skylands or Fulton Financial.

       The full text of the opinion, which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Exhibit C. The opinion of MB&D is directed only to the exchange ratio at which shares of Skylands common stock may be exchanged for shares of Fulton Financial common stock. The opinion does not constitute a recommendation to any holder of Skylands common stock as to how such holder should vote at the Skylands annual meeting. The following summary description of the matters that MB&D considered, limitations on the review undertaken, the analyses performed and the assumptions on which such analyses are based is more thorough and detailed than the summary referenced in the opinion. MB&D therefore recommends that the reader carefully study both this section of this proxy statement/prospectus and the opinion letter itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&D through the date thereof.

Limitations

       A survey, or "market check", of institutions that might have had an interest in the acquisition of Skylands, was not performed by MB&D in conjunction with the process followed. As is discussed below, an alternative methodology was used to consider the likely terms that might have been offered by other financial institutions. Otherwise, with respect to the process followed by MB&D, the management and Board of Skylands imposed no limitations on MB&D with respect to the investigations made, matters considered or procedures followed in the course of rendering its opinions.

Materials Reviewed and analyses performed by MB&D

       In connection with the rendering of its opinion, MB&D reviewed the following documents and considered the following subjects:

       .    The merger agreement detailing the pending transaction;

       . Fulton Financial Annual Reports to shareholders for 1996, 1997 and 1998 and 1999;

       . Fulton Financial Annual Reports on Form 10-K for 1996, 1997 and 1998 and 1999;

       . Related financial information for the four calendar years ended December 31, 1996, 1997, 1998 and 1999 for Fulton Financial;

       . Fulton Financial Quarterly Report on Form 10-Q and related unaudited financial information for the first three quarters of 1999;

       . Fulton Financial's press release concerning unaudited results for the calendar year 1999;

       . Fulton Financial's press release concerning unaudited results for the first quarter of calendar year 2000;

       .    Fulton Financial's Annual Report on Form 10-K for 1999;

       .    Skylands Annual Reports to Stockholders for 1996, 1997, 1998 and
            1999;

       . Skylands Annual Reports on Form F-2 or Form 10-KSB, as applicable, and related financial information for the calendar years ended 1996, 1997, 1998 and 1999;

       . Skylands Quarterly Reports on Form 10-QSB and related unaudited financial information for the first three quarters of 1999;

       . Skylands' press release concerning unaudited results for the calendar year 1999;

       . Skylands' press release concerning unaudited results for the first quarter of calendar year 2000;

       . Internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets, asset quality, reserve adequacy and prospects of the respective companies furnished to MB&D by Fulton Financial and Skylands respectively;

       . MB&D held discussions with members of the senior management of Fulton Financial concerning the past and current results of operations of Fulton Financial, its current financial condition and management's opinion of its future prospects;

       . MB&D also held discussions with members of the senior management of Skylands concerning the past and current results of operations of Skylands, its current financial condition and management's opinion of its future prospects;

       . MB&D reviewed the historical record of reported prices, trading volume and dividend payments for both Fulton Financial and Skylands common stock;

       . Based primarily on anecdotal information, MB&D gave consideration to the current state of and future prospects for the economy of New Jersey, Pennsylvania and Maryland generally and the relevant market areas for Fulton Financial and Skylands in particular;

       . MB&D employed specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Fulton Financial and Skylands and reviewed the results;

       . MB&D reviewed the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction;

       . A survey, or "market check", of institutions that might have had an interest in the possible acquisition of Skylands was not completed. Alternatively, an analysis of the hypothetical acquisition capacity of a selected group of companies which MB&D believed (with the concurrence of management of Skylands) would logically have been interested in a possible acquisition of Skylands, was completed. This analysis was based solely on publicly available information concerning such companies and did not involve any actual contact with such companies. MB&D believes however, that such an analysis is adequate to establish a reasonable range of expected values that might have been available to Skylands in an unrestricted negotiation process, at a point in time. This analysis, which was updated to reflect changing market conditions, was discussed extensively with the management and Board of Directors of Skylands.

       . MB&D performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

       The opinion of MB&D takes into account its assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it or made available by Fulton Financial and Skylands, respectively, and does not assume any responsibility for the independent verification of such information. With respect to financial forecasts made available to MB&D, it is assumed by MB&D that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of Fulton Financial and Skylands, respectively, as to the future performance of Fulton Financial and Skylands. MB&D has also relied upon assurances of the management of Fulton Financial and Skylands that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to MB&D incomplete or misleading. In the course of rendering its opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either Fulton Financial or Skylands and has not been provided with such valuations or appraisals from any other source.

       The following is a summary of the material analyses employed by MB&D to date, in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of every single matter considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Fulton Financial or Skylands. Estimates, which are referred to in our analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, and MB&D does not assume responsibility for the accuracy of such analyses or estimates.

Subsequent Event

       On April 18, 2000 at its Annual Shareholders meeting, Fulton Financial Corporation announced a 5% stock dividend and an increase in its periodic cash dividend rate from $0.15 to $0.16 per share on the post stock dividend shares. The effect on the pending transaction with Skylands will be to require that the exchange ratio be adjusted upward to .8190 shares of Fulton common stock in exchange for each share of Skylands from the .78 shares announced earlier. As a result of the dividend increase by Fulton Financial, Skylands shareholders will experience an additional 12% increase in the cash dividend.

Analysis of the Anticipated Merger and the Fixed Exchange Ratio

       Table 1, which follows, has not been adjusted for the dividend event described above since it describes aspects of the pending transaction as of the announcement date (a date prior to the dividend change).

                                    Table 1
                                    -------

       The consideration of .78 shares of Fulton Financial common stock in exchange for each share of Skylands common stock valued at the last sale price of Fulton Financial on the day prior to the announcement of the transaction ($16.13) represented the following values and multiples:

          Approximate Total Transaction Value2:    $31,833,577.04
          Deal Price/Skylands's Closing Bid:       12.27x or 122.70%3
                                                          --
----------
2    Excluding options.

3 Based on the closing bid of Skylands reported on NASDAQ on February 22, 2000, which was $10.25.

          Deal Price/EPS for the Last 12 Months:                  13.24x
          Deal Price/Tangible Book as of 12-31-99:                 2.25x
          Effective Increase or Decrease in Dividends4:    290% increase
                                                                --------



                                    Table 2
                                    -------

     Table 2 has been adjusted for the dividend action taken by Fulton Financial on April 18, 2000 and reflects updated market value and other financial information.

     The consideration of the adjusted .8190 shares of Fulton Financial common stock in exchange for each share of Skylands common stock valued at the last sale price of Fulton Financial of ($_____) on ________, the day prior to the mailing of this joint proxy statement/prospectus, represents the following values and multiples:

          Approximate Total Transaction Value5:           $
          Deal Price/Skylands' Closing Bid on 5----00:            6
          Deal Price/Skylands' Closing Bid on 5----00:
          Deal Price/EPS for the Last 12 Months:                  x
          Deal Price/Tangible Book as of 03-31-00:                x
          Effective Increase or Decrease in Dividends:    %increase
                                                           --------

Pass-Through Value Analysis

       Pass-through value analysis employs a comparison of anticipated pro forma values to stand-alone values as of a given point in time. Pass-through value analysis with respect to pro forma earnings per exchange unit, pro forma tangible book value per exchange unit and pro forma dividends to be received per exchange unit is not affected by movements in the market value of the acquirer's common stock in fixed exchange ratio transactions. The receipt of .819 shares of Fulton Financial common stock (the exchange unit) in exchange for each share of Skylands common stock involves a transfer of value in market as well as other significant terms. Conventional financial analysis places great weight on transaction multiples, such as transaction value divided by the acquired entity's market price, transaction value price divided by the trailing 12 months earnings of the acquired entity and transaction value divided by the acquired entity's book value. While these comparisons are of great interest to investors, the pass-through of value in terms of earnings, book value and dividends that an acquired entity's shareholders receive as a result of an exchange of stock with another financial institution should also be given due weight. Table 3 illustrates the pass-through values based on these measures that exchanging one share of Skylands for .819 shares of Fulton Financial implies:

                                    Table 3
                                    -------
                          Pass-Through Value Analysis
                          ---------------------------

As of Announcement Date
----------------------------------------------------------------------------------------------------------------------
                                                                         Percentage                 Percentage
                               Current Position       Proposed             Change                     Change
            Item                                     Position7            (Diluted)                (Undiluted)8
----------------------------------------------------------------------------------------------------------------------
Holdings                          1 share of       .819 shares of            NA                         NA

----------
4    Assumes a continuation of quarterly dividend declarations by Fulton
     Financial.

5    Excluding options.

6 Based on the closing bid of Skylands reported on NASDAQ on _____________, which was $_________.

7 Proposed position values are before cost savings, income enhancements and the effect of buyback assumptions.

8 The undiluted column reflects an assumption that cost savings and income improvements exactly sufficient to render the proposed transaction earnings neutral to Fulton Financial can be achieved.

                                        Skylands       Fulton Financial
----------------------------------------------------------------------------------------------------------------------
Market value                              $10.25            $12.58                +22.70%                      +22.70%
----------------------------------------------------------------------------------------------------------------------
Earnings power                            $ 1.12/9/         $ 1.18/10/             +5.12%                       +6.54%
----------------------------------------------------------------------------------------------------------------------
Tangible book value                       $ 5.58            $ 6.72                +20.32%                      +20.32%
----------------------------------------------------------------------------------------------------------------------
Dividend income                           $ 0.12            $ 0.47               +289.96%                     +289.96%
----------------------------------------------------------------------------------------------------------------------



                                    Table 4
                                    -------

           As of                 Adjusted to
                               reflect Fulton's
                                dividend news.
----------------------------------------------------------------------------------------------------------------------
                                                                         Percentage                 Percentage
                               Current Position       Proposed             Change                     Change
            Item                                     Position11           (Diluted)                (Undiluted)

----------------------------------------------------------------------------------------------------------------------
Holdings                          1 share of      .8190 shares of            NA                         NA
                                   Skylands       Fulton Financial
----------------------------------------------------------------------------------------------------------------------
Market value                          $                  $                   +%                         +%
----------------------------------------------------------------------------------------------------------------------
Earnings power                        $ 1.12/12/         $    /13/                   +%                            +%
----------------------------------------------------------------------------------------------------------------------
Tangible book value                   $ ____             $  ____                +_____%                       +_____%
----------------------------------------------------------------------------------------------------------------------
Dividend income                       $ 0.12             $0.5242                +336.8%                       +336.8%
----------------------------------------------------------------------------------------------------------------------


 .    While the market value of the consideration to be received at a point in time is an important factor, of great significance to longer term value is the expected impact on the earnings power commanded by the .819 shares of Fulton Financial common stock to be received versus continuing to hold one share of Skylands. MB&D believes that the prospective increase in such earnings power of 5.12% (6.54% on an undiluted basis) as a result of the transaction is significant. The significance of an increase in earnings commanded by the exchange unit received is, that at any given price earnings ratio at which Fulton Financial trades in the future, the market value of such an exchange unit will exceed the market value of a share of Skylands trading at the same price earnings ratio.

 .    Similarly a prospective _______% increase in tangible book value per share is significant and provides support for the market value of the exchange unit received.

 .    Finally MB&D believes that a prospective 336.8% increase in cash dividends is very meaningful in terms of cash flow impact on the shareholders of Skylands.

Specific Acquisition Analysis

------------------------------
9 Based on the business plan of Skylands for Calendar Year 2000. This is an estimate.

10 Based on the consensus analyst estimate for Fulton Financial as of February, 2000 for Calendar Year 2000 as reported on Bloomberg.

11 Proposed position values are before cost savings, income enhancements, and buyback assumptions any or all of which will have an accretive impact on earnings to the extent they are realized.

12 Based on the business plan of Skylands for Calendar Year 2000. This is an estimate.

13 Based on the consensus analyst estimate for Fulton Financial as of _______________, 2000 for Calendar Year 2000 as reported on Bloomberg.

     MB&D employs a proprietary analytical model to examine transactions involving banking companies. The model uses the following information:

     .    forecast earnings data;

     .    selected current period balance sheet and income statement data;

     .    current market and trading information;

     .    assumptions as to interest rates for borrowed funds;

     .    the opportunity cost of funds;

     .    discount rates;

     .    dividend streams;

     .    the planned accounting convention for the transaction;

     .    effective tax rates and transaction structures.

     The model inquires into the likely economic feasibility of a given transaction at a given price level or specified exchange rate while employing a specified transaction structure and accounting convention. The model also permits evaluation of various levels of potential non-interest expense savings, which might be achieved along with various potential implementation timetables for such savings, as well as the possibility of income enhancement opportunities and their associated implementation timetables, which may arise in a given transaction.

     Utilizing this model, MB&D prepared pro forma analyses of the financial impact of the merger to the Skylands shareholders. MB&D compared estimated earnings per share of Skylands on a stand-alone basis for calendar year 2000 and 2001 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for the same calendar years. MB&D's analysis suggests that the merger will be slightly dilutive to shareholders of Fulton Financial on an earnings per share basis in calendar year 2000, but should become accretive to Fulton Financial shareholders (who will then include former Skylands shareholders) at some point during calendar year 2001. Because the estimation of incremental amounts of recurring cost savings and the exact timing of their realization is not feasible for outside observers, MB&D does not attempt to forecast the future quarter in which a given pending transaction will become either earnings neutral or accretive. These expected results are based on assumptions concerning earnings, estimated achievable cost savings, the average per share cost of Fulton Financial's planned future common stock buy back and other factors, all of which are subject to error.

Analysis of Other Comparable Transactions

     MB&D is reluctant to place excessive emphasis on the analysis of comparable transactions ("Comparable Analysis") as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&D believes that such analysis fails to adequately take into consideration such factors as:

     . Material differences in the underlying capitalization of the comparable institutions which are being acquired;

     . Differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining recent financial results only;

     . Failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

     . Material differences in the form or forms of consideration used to complete a given transaction as contrasted to the transaction to which it is being compared;

     . Differences between the planned method of accounting for the completed transaction as contrasted to the transaction to which it is being compared;

     . Factors such as the relative population, business and economic demographics of the acquired entity's markets as compared or contrasted to such factors for the markets in which comparable companies are doing business;

     . Differences between the abilities of the acquirer in a given transaction to achieve cost savings based on such factors as branch overlap or market proximity which factors may or may not be present, or may be present to a different degree, in the transaction to which it is being compared;

     . Comparables analysis usually cites transaction premiums as of the date of announcement only and fails to adjust such premiums for subsequent
                          ----
          changes in the trading values of the securities involved. In MB&D's opinion, this failure to make adjustments can render the comparisons virtually meaningless, particularly in cases where there has been a material change in the equity prices of financial institutions subsequent to such announcement date.

     . Comparables analysis also generally fails to incorporate the projected impact of deposit divestitures that may be required by regulatory authorities in a given transaction and which may not be required at all in a so-called comparable transaction.

     For the nine reasons cited, MB&D believes that comparable analysis has serious inherent limitations and should not be relied upon to any material extent by members of management, the Board of Directors or the shareholders in considering the presumed merits of a given transaction. MB&D believes this is the case regardless of whether or not such an analysis seems to support a given transaction or fails to support a given transaction.

     In this particular case the structure being employed is a 100% stock for stock exchange, accounted for as a purchase. This has historically been an
                                   --------
uncommon pairing of form of consideration and selection of accounting convention. Consequently, comparability with transactions announced in 1999 (the vast majority of which were accounted for as poolings of interest) is rendered more questionable than usual. With these significant reservations in mind, we nonetheless examined statistics associated with 6 transactions (not including the subject transaction) involving commercial banks that utilized similar deal structures and accounting conventions to Skylands' and Fulton Financial's. The following criteria were used to create the sample:

     .    The acquired institutions are all commercial banks.

     .    The acquiring institutions were either banks or thrifts.

     .    The transactions were announced between July 17, 1998 to October 4,
          1999.

     . Announced deal values were greater than $20 million and less than $305 million.

     . All the transactions were 100% common stock transactions being accounted for as purchase transactions and thus are "comparable" both in terms of form of consideration used and selection of accounting convention.

     The transactions used for comparison are as follows:

--------------------------------------------------------------------------------------------------------------------
              Acquiror                            Target Entity                         Announcement Date
              -------                             -------------                         -----------------

--------------------------------------------------------------------------------------------------------------------
Summit Bancorp                        NMBT Corp.                                             10/04/99

--------------------------------------------------------------------------------------------------------------------
Summit Bancorp                        Prime Bancorp                                          02/18/99

--------------------------------------------------------------------------------------------------------------------
Webster Financial Corp.               Maritime Bank & Trust                                  11/04/98

--------------------------------------------------------------------------------------------------------------------
Summit Bancorp                        New Canaan Bank & Trust Co.                            08/25/98

--------------------------------------------------------------------------------------------------------------------
Patriot Bank Corp.                    First Lehigh Corp.                                     07/28/98

--------------------------------------------------------------------------------------------------------------------
Richmond County Financial Corp.       Ironbound Bancorp                                      07/17/98

--------------------------------------------------------------------------------------------------------------------

     Table 5 following compares the mean and median values for price to tangible book value and price to trailing 12 months earnings arising from the list of 6 transactions with the "comparable" statistics calculated for Skylands/Fulton Financial. Table 6, adjusts acquirer stock prices as of February 22, 2000 and recalculates these values.

                                    Table 5
                                    -------

              "Comparable" Statistics as of the Announcement Date

-------------------------------------------------------------------------------------------------------------------
                                             Announced Transaction               Announced Transaction Price/
                                           Price/Tangible Book Value             Trailing 12 Months Earnings
                                           -------------------------             ---------------------------

-------------------------------------------------------------------------------------------------------------------
Skylands/Fulton Financial                             2.25X                                  13.24X

-------------------------------------------------------------------------------------------------------------------
Mean of comparison group                              2.55X                                  20.60X

-------------------------------------------------------------------------------------------------------------------
Median of comparison group                            2.57X                                  22.29X

-------------------------------------------------------------------------------------------------------------------
Variance with Mean                                    -.30X                                  -7.36X

-------------------------------------------------------------------------------------------------------------------
Percentage Variance with Mean                        -11.90%                                 -35.72%

-------------------------------------------------------------------------------------------------------------------

                                    Table 6
                                    -------

 "Comparable " Statistics Adjusted for changes in Acquirer Market Values as of
                                 May ___, 2000.

---------------------------------------------------------------------------------------------------------------------
                                       Adjusted Transaction Price/Tangible      Adjusted Transaction Price/Trailing
                                                    Book Value                           12 Months Earnings

---------------------------------------------------------------------------------------------------------------------
Skylands/Fulton Financial                               X                                        X

---------------------------------------------------------------------------------------------------------------------
Mean of comparison group                                X                                        X

---------------------------------------------------------------------------------------------------------------------
Median of comparison group                              X                                        X

---------------------------------------------------------------------------------------------------------------------
Variance with Mean                                      X                                        X

---------------------------------------------------------------------------------------------------------------------
Percentage Variance with Mean                           %                                        %

---------------------------------------------------------------------------------------------------------------------

     For the multiple reasons cited, MB&D is reluctant to place excessive weight on conclusions reached employing "Comparable Analysis". The subject transaction, when comparables are adjusted for changes in the market values of
the acquirers' stock prices from deal announcement dates to May   , 2000, is at
a multiple of book value which                 the mean of the comparison group
by           % and is at a multiple of trailing 12 month earnings which is
       % the mean of the comparables group.

     While MB&D is willing to provide selected data with respect to comparable transactions for the interest and possible benefit of the reader, we do not place much weight on consideration of such factors for the reasons discussed above. MB&D recommends that more weight be given to all of the other factors considered regardless of whether or not comparable analysis tends to suggest that a given transaction is favorable or not.

Contribution Analysis

     Based on unaudited reported financial data for Fulton Financial and Skylands as of March 31, 2000, the relative contributions of the parties to the pro forma Skylands on a pooling basis14 would have been as follows, had the contemplated transaction been closed as of such date:


                          Pro Forma Contribution Table
                       at March 31, 2000 (Pooling Basis)
                       ---------------------------------

-----------------------------------------------------------------------------------------------
                  Item                         Fulton Financial               Skylands
                                               ----------------               --------

-----------------------------------------------------------------------------------------------
Proposed Ownership

-----------------------------------------------------------------------------------------------
Assets

-----------------------------------------------------------------------------------------------
Loans

-----------------------------------------------------------------------------------------------
Deposits

-----------------------------------------------------------------------------------------------
Equity

-----------------------------------------------------------------------------------------------
Tangible Equity

-----------------------------------------------------------------------------------------------
Estimated Net Income of Combined Company
 for Fiscal Year 2000.

-----------------------------------------------------------------------------------------------


     A reflection of the prospective implicit premium being paid to Skylands shareholders in this transaction can be found by noting that former shareholders of Skylands will notionally own ____% of the pro forma outstanding shares of Fulton Financial while the projected earnings contribution to the combined entity for the year 2000, will be ____%. Given that the transaction will be accounted for as a purchase, the actual implicit premium in terms of relative earnings contribution is greater than this table would suggest. MB&D has not attempted to create a contribution table based on purchase accounting adjustments because the information necessary to estimate such adjustments is not currently available.

---------------------

14 The intended accounting convention for this transaction is purchase accounting notwithstanding the fact that it will be a stock for stock exchange.

Reiteration of Opinion

     Based on the foregoing analyses, and the information made available to MB&D through May _____, 2000, the date of its opinion letter and a date closely proximate to the date of this proxy statement/ prospectus, MB&D believes that the exchange ratio is fair, from a financial point of view, to Skylands shareholders.

Compensation of MB&D

     Pursuant to a letter agreement with Skylands dated February 23, 2000, MB&D will receive a fee that is currently estimated15 to be approximately $____________. This estimated fee is based on .90% (ninety basis points) of the expected market value of the shares to be issued to the shareholders of Skylands and is based on a value for Fulton Financial common stock of $__________ as of __________ less the $160,000 in fees already paid to MB&D. The fee will be reduced to the extent that the market value of Fulton Financial common stock declines between the announcement date and the effective date of the merger and would increase to the extent that the market value of Fulton Financial common stock rises between the announcement date and the effective date of the merger. The fee, all of which is contingent on specific defined events, will be divided into several payments, which correspond with the successful completion of such specific events. MB&D was paid $60,000.00 after the execution of the merger agreement and will be paid an additional $100,000.00 upon issuance of its opinion that will be included as an exhibit to this proxy statement/prospectus. Payment of the balance of the fee will be conditioned on closing of the transaction and the issuance of our updated opinion as of a date within five days of the closing date and will be based on a valuation of the shares issued to Skylands shareholders as of point in time close to the effective date.

     The fee payable to MB&D represents compensation for services rendered in connection with the analysis of the transaction, participation in the negotiations, participation in the drafting of documentation, and for the rendering of its opinions. In addition, Skylands has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. Skylands also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Effective Date Of The Merger

     The effective date of the merger will occur within 30 days following the receipt of all regulatory and shareholder approval. Fulton Financial and Skylands may also mutually agree on a different date. Fulton Financial and Skylands presently expect that the effective date of the merger will occur in the third quarter of 2000.

     On or prior to the effective date of the merger, Fulton Financial and Skylands will file articles of merger and a certificate of merger with the Pennsylvania Department of State and the Office of the Treasurer of the State of New Jersey, respectively, and each such document will set forth the effective date of the merger. Either Fulton Financial or Skylands can terminate the merger agreement if, among other reasons, the merger does not occur on or before December 31, 2000, and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See "-- Termination; Effect of Termination" on page 38.

Exchange Of Skylands Stock Certificates

     No later than five business days after the effective date of the merger, Fulton Financial will send a transmittal form to each record owner of Skylands common stock. The transmittal form will contain instructions on how to surrender certificates representing Skylands common stock for certificates representing Fulton Financial common stock.

     You should not forward Skylands stock certificates until you have received transmittal forms from Fulton Financial. You should not return stock certificates with the enclosed proxy card.

---------------------------

15 This estimate is based on an exchange ratio of .819 and a market value of Fulton common stock of $____ on May __, 2000.

     Until you exchange your certificates representing Skylands common stock, you will not receive the certificates representing Fulton Financial common stock into which your Skylands shares have converted or any dividends on the Fulton Financial shares. When you surrender your Skylands certificates, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of Skylands common stock outstanding at the effective date of the merger will evidence ownership of the shares of Fulton Financial common stock into which those shares converted as a result of the merger. Neither Fulton Financial nor Skylands will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions To The Merger

     The obligations of Fulton Financial and Skylands to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

     .    approval of the merger agreement by Skylands' shareholders;

     . receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

     . the absence of any action, suit or preceding, pending or threatened, which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transaction contemplated by the merger agreement;

     .    delivery of a tax opinion to each of Fulton Financial and Skylands;

     . the absence of any material and adverse change in the condition, assets, liabilities, business or operations or future prospects of the other;

     . the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the merger of the representations and warranties of the other party, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

     . the other party's material performance of all its covenants and obligations; and

     . other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.

     Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal action preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in "-- Amendment; Waivers" on page 38. As of the date of this proxy statement/prospectus, Fulton Financial's counsel has delivered the required tax opinion.

Representations and Warranties

     The merger agreement contains customary representations and warranties relating to:

     . the corporate organizations of Fulton Financial, Skylands and Skylands Community Bank and their respective subsidiaries;

     .    the capital structures of Fulton Financial and Skylands;

     .    the approval and enforceability of the merger agreement;

     . the consistency of financial statements with generally accepted accounting principles;

     .    the filing of tax returns and payment of taxes;

     . the absence of material adverse changes, since September 30, 1999, in the condition, assets, liabilities, business or operations of either Fulton Financial or Skylands, on a consolidated basis;

     .    the absence of undisclosed material pending or threatened litigation;

     .    compliance with applicable laws and regulations;

     . retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

     .    the quality of title to assets and properties;

     .    the maintenance of adequate insurance;

     .    the performance of material contracts

     .    the absence of undisclosed brokers' or finders' fees;

     . the absence of material environmental violations, actions or liabilities;

     . the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

     . the accuracy of information supplied by Fulton Financial and Skylands in connection with the Registration Statement filed by Fulton Financial with the SEC, this proxy statement/prospectus and all applications filed with regulatory authorities for approval of the merger; and

     . documents filed by Fulton Financial and Skylands with the SEC and the accuracy of information contained therein.

     The merger agreement also contains other representations and warranties by Skylands relating to:

     .    transactions between Skylands and certain related parties;

     .    the filing of all regulatory reports;

     . the lack of any regulatory agency proceeding or investigation into the business or operations of Skylands or any of its subsidiaries; and

     . the receipt by the Skylands Board of Directors of a written fairness opinion.

Business Pending The Merger

     Under the merger agreement, Skylands and its subsidiaries agreed to:

     . use all reasonable efforts to carry on their respective business in the ordinary course;

     . use all reasonable efforts to preserve their respective business organizations, to retain the services of their present officers and employees and to their relationships with customers, suppliers and others with whom they have business dealings;

     . maintain all of their structures, equipment and other property in good repair;

     . use all reasonable efforts to preserve or collect all material claims and causes of action;

     .    materially perform their obligations under all material contracts;

     . maintain their books of account and other records in the ordinary course of business;

     . comply in all material respects with all regulations and laws that apply;

     .    not amend their Charter or bylaws;

     . not enter into any material contract or incur any material liability or obligation except in the ordinary course of business;

     . not make any material acquisition or disposition of properties or assets that would exceed $75,000, except for the addition of a new branch of Skylands Community Bank in Roxbury, New Jersey;

     . declare, set aside or pay any dividend or other distribution on its capital stock, except as otherwise specifically set forth in the merger agreement (see "Dividends" on page 37);

     . not authorize, purchase, redeem, issue or sell any shares of Skylands common stock or any other equity or debt securities, with the exception of shares purchased in the open market for distribution under Skylands' dividend reinvestment plan or the issuance of shares upon the exercise of outstanding Skylands' options;

     . not increase the rate of compensation of, pay a bonus or severance compensation to, or create or amend employment agreements for any officer, director, employee or consultant, except as otherwise required or permitted by the merger agreement, except that they may grant any pay routine periodic salary increases in accordance with past practices;

     .    engage in any merger, acquisition or similar transaction;

     . take any action which would result in any of the representations and warranties becoming untrue;

     .    implement any new employee benefit or welfare plan, or amend any plan;
          or

     . enter into, renew, modify or compromise any transaction with any affiliate of Skylands, unless permitted by the merger agreement.

Dividends

     The merger agreement permits Skylands to pay a regular quarterly cash dividend not to exceed $.03 per share of Skylands common stock outstanding (and up to $.04 per share if Skylands' results of operations are consistent with the budget provided to Fulton Financial prior to the date of the merger agreement). Subject to applicable regulatory restrictions, if any, Skylands Community Bank may pay cash dividends sufficient to permit payment of the dividends by Skylands. Neither Skylands nor Skylands Community Bank may pay any other dividend without the prior written consent of Fulton Financial.

No Solicitation Of Transactions

     The merger agreement prohibits Skylands or any of its affiliates or representatives from:

     . responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of Skylands or its subsidiaries by a party other than Fulton Financial, or engaging in negotiations with respect to such a transaction;

     . withdrawing approval or recommendation of the merger agreement or the merger except under limited circumstances concerning a third party's proposal to acquire Skylands or its subsidiaries;

     . approve or recommend a third party's proposal to acquire Skylands or its subsidiaries; or

     . cause Skylands to enter into any kind of agreement with a third party relating to the third party's proposal to acquire Skylands or its subsidiaries unless the Skylands Board of Directors determines in good faith and with the written advice of outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties and the applicable proposal is superior to Fulton Financial's acquisition terms.

     However, if at any time the Board of Directors of Skylands determines in good faith, based on the written advice of outside counsel, that failure to consider a third party's proposal would be reasonably likely to constitute a breach of its fiduciary duties, Skylands, in response to a written acquisition proposal that was unsolicited and that is reasonably likely to lead to a better proposal, may:

     . give the third party non-public information relating to Skylands or its subsidiaries pursuant to a customary confidentiality agreement; and

     . participate in negotiations regarding such proposal. Skylands agreed to notify Fulton Financial if it receives any inquiries or proposals relating to an acquisition by a party other than Fulton Financial.

Amendment; Waivers

     Subject to any applicable legal restrictions, at any time prior to completion of the merger, Fulton Financial and Skylands may:

     . amend the merger agreement, except that any amendment relating to the consideration to be received by the Skylands shareholders in exchange for their shares must be approved by the Skylands shareholders (unless Skylands' Board of Directors elects to decrease the exchange ratio in the event the market price of Fulton Financial common stock just before the merger is greater than $19.24);

     . extend the time for the performance of any of the obligations or other acts of Fulton Financial and Skylands required in the merger agreement; or

     . waive any term or condition in the merger agreement to the extent permitted by law.

Termination; Effect Of Termination

     Fulton Financial and Skylands may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

     Either Fulton Financial or Skylands may terminate the merger agreement at any time prior to completion of the merger, if any condition precedent to its obligations under the merger agreement remains unsatisfied as of December 31, 2000 through no fault of its own. In addition, either party may terminate the merger agreement if there has been a material breach by the other party of a representation in the merger agreement and such breach has not been cured within thirty days after written notice of such breach has been given.

     Fulton Financial alone may terminate the merger agreement at any time prior to completion of the merger if the Board of Directors of Skylands, acting in good faith and consistent with its fiduciary duties, takes certain actions in connection with an acquisition of Skylands by a party other than Fulton Financial, which it believes is more favorable to Skylands' shareholders.

     Fulton Financial may terminate the merger agreement if the price of Fulton Financial common stock just before the merger is greater than $19.24. However, Skylands may cause Fulton Financial to amend the merger agreement to decrease the exchange ratio, eliminating Fulton Financial's right to terminate. Specifically, the current conversion ratio of .819 would be multiplied by the ceiling price ($19.24) and divided by the actual closing price. The product of this calculation equals the new, reduced exchange ratio.

     Similarly, Skylands may terminate if the price of Fulton Financial common stock just before the merger is less than $13.09. Fulton Financial may cause the merger agreement to be amended to increase the exchange ratio, eliminating Skylands' right to terminate under this provision. Specifically, the current exchange ratio of .819 would be multiplied by the floor price ($13.09) and divided by the actual closing price. The product of this calculation equals the new, increased exchange ratio.

     In the event that either Fulton Financial or Skylands terminates the merger agreement, neither Fulton Financial nor Skylands will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities resulting from a breach by the other of a material term or condition of the merger agreement.

Management And Operations After The Merger

     The Board of Directors and executive officers of Fulton Financial and its subsidiaries will not change as a result of the merger.

     On the effective date of the merger and for a period of three years thereafter, Fulton Financial has agreed to maintain Skylands Community Bank as a subsidiary under the same name and to allow the current directors of Skylands Community Bank to continue to serve. Fulton Financial may shorten the three year period due to regulatory considerations, safe banking practices, exercise of the Fulton's directors' fiduciary duties or as a result of Fulton Financial's acquisition of a larger institution in Warren, Sussex or Morris Counties or in a county contiguous to those counties.

Employee Benefits And Severance Benefits

     Employee Benefits
     -----------------

     For a period of three years from the effective date of the merger, Skylands' subsidiaries will continue to provide its employees with benefits that are substantially equivalent, in the aggregate, to those currently received by its employees. Only Skylands' employees at the effective time of the merger are entitled to these benefits.

     Fulton Financial agreed that, following the merger, it will:

     . use its best efforts to retain each full-time Skylands' employee in his or her current position or a similar position;

     . continue to pay such employees compensation that, overall, is equivalent to what they received before the merger;

     . employ Skylands' employees (who did not have an employment contract with Skylands) on at "at-will" basis; and

     . employ Skylands' employees who had contracts with Skylands according to the terms of their contracts.

     Severance Benefits
     ------------------

     Fulton Financial will provide severance pay to any employee of Skylands as of the effective date of the merger whose employment is terminated other than for unsatisfactory performance as follows:

     . if employment is terminated on or before the one year anniversary of the merger's effective date, an employee will receive one week's salary plus an additional week's salary for each year of service with Skylands.

     . if employment is terminated thereafter the employee will receive severance benefits in accordance with the then existing severance policy of Skylands Community Bank.

Accounting Treatment

     Fulton Financial will use the purchase method of accounting to account for the merger. In general, the purchase method of accounting accounts for a business combination as the acquisition of one company by another. Purchase accounting requires Fulton Financial to allocate the purchase price and costs of the acquisition to all of Skylands' assets and liabilities, based on their estimated fair value at the acquisition date. If the purchase price exceeds the estimated fair value of Skylands' net assets, Fulton Financial must record the excess as goodwill and then amortize it as an expense over its estimated life. Skylands' earnings or losses will be included in Fulton Financial's financial statements only prospectively from the date of the merger.

Material Federal Income Tax Consequences

     To complete the merger, Fulton Financial and Skylands must receive an opinion of Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton Financial, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Fulton Financial and Skylands will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     In the opinion of Barley, Snyder, Senft & Cohen, LLC, the material federal income tax consequences of the merger will be as follows:

     . Fulton Financial and Skylands will not recognize gain or loss in the merger;

     . Skylands' shareholders will not recognize any gain or loss upon receipt of Fulton Financial common stock in exchange for Skylands common stock, except shareholders who receive cash proceeds for fractional interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if the shareholders held their Skylands common stock as a capital asset at the effective date of the merger;

     . the tax basis of shares of Fulton Financial common stock (including fractional share interests) Skylands' shareholders receive in the merger will be the same as the tax basis of their shares of Skylands common stock; and

     . the holding period of the Fulton Financial common stock Skylands' shareholders receive in the merger will include the holding period of their shares of Skylands common stock, provided that they hold their Skylands common stock as a capital asset at the time of the merger.

     This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their Skylands common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the united states. Each shareholder's individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

Expenses

     Fulton Financial and Skylands will each pay all their respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that Fulton Financial will bear the cost of printing and mailing this proxy statement/prospectus.

Resale Of Fulton Financial Common Stock

     The Fulton Financial common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any Skylands shareholder who is an "affiliate" for purposes of SEC Rule 145. Each director and executive officer of Skylands will enter into an agreement with Fulton Financial providing that, as an affiliate, he or she will not transfer any Fulton Financial common stock received in the merger except in compliance with the securities laws. This proxy statement/prospectus does not cover resales of Fulton Financial common stock received by any affiliate of Skylands or Fulton Financial.

No Dissenters' Rights Of Appraisal

     Holders of shares of Skylands common stock will not be entitled to dissenters' rights of appraisal under New Jersey corporate law in connection with the matters to be acted on at the annual meeting.

Dividend Reinvestment Plan

     Fulton Financial currently maintains a dividend reinvestment plan. This plan provides shareholders of Fulton Financial with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Fulton Financial common stock without payment of any brokerage commission or service charge. Fulton Financial expects to continue to offer this plan after the effective date of the merger, and shareholders of Skylands who become shareholders of Fulton Financial will be eligible to participate in the plan.

Financial Interests Of Directors And Officers

     Certain members of management of Skylands and Skylands Community Bank, and their Boards of Directors, may have interests in the merger in addition to their interests as shareholders of Skylands. The Skylands Board of Directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

     Stock Options
     -------------

     As of the record date, the directors and executive officers of Skylands beneficially own approximately 592,500 shares of Skylands common stock, and hold options to purchase approximately 120,700 shares of Skylands common stock. On the effective date of the merger, each option will convert into an option to acquire Fulton Financial common stock. The number of shares of Fulton Financial common stock issuable upon the exercise of the converted option will equal the number of shares of Skylands common stock covered by the option multiplied by
 .819, and the exercise price for a whole share of Fulton Financial common stock will be the stated exercise price of the option divided by .819. Shares issuable upon the exercise of options to acquire Fulton Financial common stock will be issuable in accordance with the terms of the respective plans and grant agreements of Skylands under which Skylands issued the options.

     Directors And Officers Insurance
     --------------------------------

     Fulton Financial has agreed to provide Skylands' existing directors and officers with coverage under a "tail" liability insurance policy for a period of three years after the effective date, subject to certain maximum cost limits.

     Employment And Other Agreements
     -------------------------------

     Mr. Michael Halpin, President and Chief Executive Officer, Mr. Dan E. Marcmann, Senior Vice President and Treasurer, Mr. Bruce L. Schott, Senior Vice President and Senior Loan Officer, and Mr. Edward Poolas, Senior Vice President and Credit Administrator, each either amended an existing employment agreement, or entered into a new employment agreement, with Skylands Community Bank as of February 23, 2000.

     Mr. Halpin's agreement provides that he will be employed for a renewable three year term, and Messrs. Marcmann, Schott and Poolas are each employed for renewable one year terms. Each of the agreements provides that if an executive is terminated, or if there is a constructive termination of such executive (such as a material reduction in duties and responsibilities without cause, a relocation of the executive's principal place of employment greater than 20 miles from his present location, or a reduction in base compensation to less than current salary without cause), severance payments for that executive will be due in such event.

     In such event, Mr. Halpin would receive a severance payment of 2.99 times his annual salary in effect at the time of his termination, and each of Messrs. Marcmann, Schott and Poolas would receive a severance payment of one year's salary as in effect at the time of his termination.

Warrant Agreement and Warrant

     General
     -------

     In connection with the merger agreement, Skylands executed a warrant agreement dated February 24, 2000 which permits Fulton Financial to purchase Skylands common stock under certain circumstances.

     Under the warrant agreement, Fulton Financial received a warrant to purchase up to 625,000 shares of Skylands common stock. This number represents approximately 19.9% of the issued and outstanding shares of Skylands common stock on February 24, 2000 taking into consideration the shares issuable under the warrant. The exercise price per share to purchase Skylands common stock under the warrant is $10.25, subject to adjustment. The warrant is only exercisable upon one of the specified events that trigger exercise of the warrant. These triggering events are described below. None of the triggering events have occurred to the best of Fulton Financial's or Skylands' knowledge as of the date of this proxy statement/prospectus.

     Effect of Warrant Agreement
     ---------------------------

     The warrant agreement, together with Skylands' agreement to not solicit other transactions relating to the acquisition of Skylands by a third party, may have the effect of discouraging other persons from making a proposal to acquire Skylands.

     Certain attempts to acquire Skylands or an interest in Skylands would cause the warrant to become exercisable as described above. Fulton Financial's exercise of the warrant would significantly increase a potential acquirer's cost of acquiring Skylands compared to the cost that would be incurred without the warrant agreement.

     Terms of Warrant Agreement
     --------------------------

     The following is a brief summary of the material provisions of the warrant agreement. A complete copy of the warrant agreement and warrant is included as Exhibit B to this proxy statement/prospectus. Fulton Financial and Skylands urge you to read it carefully.

     The warrant is exercisable only upon the occurrence of one of the following events:

     . if Skylands breaches any covenant in the merger agreement which would permit Fulton Financial to terminate the merger agreement as provided therein and which occurs following a third party's proposal to merge with or acquire all or substantially all of the assets of Skylands or one of its subsidiaries, or to acquire 25% or more of the voting power of Skylands or one of its subsidiaries;

     . if Skylands' shareholders fail to approve the merger and, at the time of the shareholders' meeting, a third party proposal to merge with or acquire Skylands has been announced;

     . if a person other than Fulton Financial acquires 25% or more of Skylands common stock;

     . if a person or group, other than Fulton Financial, enters into an agreement or letter of intent with Skylands to merge or consolidate with Skylands, to acquire all or substantially all of the assets or liabilities of Skylands or one of its subsidiaries, or to acquire beneficial ownership of 25% or more of the voting power of Skylands or one of its subsidiaries;

     . if a person or group, other than Fulton Financial, commences a tender offer or exchange offer and within six months consummates a merger with or acquisition of Skylands or one of its subsidiaries; or

     . Fulton Financial terminates the merger agreement because Skylands' board takes certain actions inconsistent with Fulton's acquisition of Skylands.

     If the warrant becomes exercisable, Fulton Financial may exercise the warrant by presenting the warrant to Skylands along with:

     .    a written notice of exercise; and

     . payment to Skylands of the exercise price for the number of shares specified in the notice of exercise; and

     . a certificate specifying the events which have occurred which cause the warrant to be exercisable.

     The warrant terminates on the earlier of:

     .    the effective date of the merger; or

     . termination of the merger agreement in accordance with its terms (other than a termination by Fulton Financial caused by Skylands' board taking action), except that if one of the events described above which causes the warrant to be exercisable occurs prior to termination of the merger agreement, the warrant shall not terminate until twelve months thereafter; or

     . if the warrant has not previously been exercised within twelve months after the occurrence of one of the events described above which causes the warrant to be exercisable.

     In the event of any change in Skylands common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the warrant are adjusted appropriately.

     Under the warrant agreement, Fulton Financial has the right to require Skylands to repurchase the warrant or, in the event the warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise.
In the case of a repurchase of shares obtained upon exercise of the warrant, the redemption price per share is to be equal to the highest of: (i) 110% of the exercise price, (ii) the highest price paid or agreed to be paid for any share of common stock by an acquiring person (defined as any person who or which is the beneficial owner of 25% or more of the Skylands common stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Skylands' assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Skylands as determined by a recognized investment banking firm selected by Fulton Financial, divided by (y) the number of shares of Skylands common stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by Fulton Financial.

     In the case of a repurchase of the warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of Skylands common stock represented by the portion of the warrant that Fulton Financial is requiring Skylands to repurchase, times (ii) the excess of the redemption price over the exercise price.

     Skylands granted Fulton Financial the right to request registration under the Securities Act of 1933 for the shares of Skylands common stock which are issuable upon exercise of the warrant.

                       INFORMATION ABOUT FULTON FINANCIAL

General

     Financial and other information relating to Fulton Financial, including information relating to Fulton Financial's directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 58.

     Fulton Financial declared a 5% stock dividend payable on May 31, 2000 to shareholders of record on May 8, 2000. All amounts relating to Fulton Financial's common stock in this proxy statement/prospectus have been restated to reflect this stock dividend.

Market Price Of And Dividends On Fulton Financial Common Stock And Related Shareholder Matters

     The Fulton Financial common stock trades on the NASDAQ National Market under the symbol "FULT". As of December 31, 1999, Fulton Financial had 15,696 shareholders of record. The table below shows for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Fulton Financial common stock as reported by the NASDAQ National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of stock dividends declared.

                                                                Price Range Per-Share  Per-Share
                                                                High              Low  Dividend
                                                                ---------------------  --------

2000
--------------------------------------------------------------------------------------------------
First Quarter                                                   $20.06         $15.18    $0.143
Second Quarter (through _______________, 2000)
1999
--------------------------------------------------------------------------------------------------
First Quarter                                                    19.91          17.32    $0.130
Second Quarter                                                   20.60          18.45     0.143
Third Quarter                                                    20.06          17.86     0.143
Fourth Quarter                                                   19.58          16.37     0.143

1998
--------------------------------------------------------------------------------------------------
First Quarter                                                    22.95          20.61    $0.119
Second Quarter                                                   26.03          20.61     0.125
Third Quarter                                                    22.84          16.99     0.130
Fourth Quarter                                                   19.91          15.58     0.130

     On February 22, 2000, the last business day preceding public announcement of the merger, the last sale price for Fulton Financial common stock was $15.36 per share. On ____________, 2000, the last sale price for the Fulton Financial common stock was $______ per share. The average weekly trading volume for Fulton Financial common stock during the quarter ended March 31, 2000 was 473,000 shares.

     For certain limitations on the ability of Fulton Financial's subsidiaries to pay dividends to Fulton Financial, see Fulton Financial's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 58.

Indemnification

     The Bylaws of Fulton Financial provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Fulton Financial, and without willful misconduct or recklessness. Fulton Financial has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Fulton Financial pursuant to the foregoing provisions of Fulton Financial's Bylaws, Fulton Financial has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                           INFORMATION ABOUT SKYLANDS

General

     Skylands is a New Jersey corporation organized in February, 1999 at the direction of the Board of Directors of Skylands Community Bank for the purpose of acquiring all the capital stock of Skylands Community Bank and thereby becoming a bank holding company. The only significant asset of Skylands Financial is its investment in Skylands Community Bank. Skylands' main office is located at 176 Mountain Avenue, Hackettstown, New Jersey 07840.

     Skylands Community Bank is a commercial bank formed under the laws of New Jersey on May 17,1989. The bank commenced operations on October 9, 1990. Skylands Community Bank operates from its main office at 176 Mountain Avenue, Hackettstown, New Jersey and eight branch offices located in Warren, Sussex and Morris Counties, New Jersey. The bank engages in the general business of commercial banking and offers traditional deposit services such as checking, savings and certificates of deposit. For its commercial customers, the bank offers loans for equipment, working capital needs and commercial real estate as well as New Jersey Economic Development Authority and Small Business Administration loans. The bank also bids for tax anticipation notes and bond anticipation notes. In consumer lending, the bank offers personal, automobile, credit card, home equity and home improvement loans and makes one-to-four family residential real estate loans available for its customers.

     As of December 31, 1999, Skylands' common stock was held by approximately 695 holders of record.

Competition

     Skylands Community Bank believes it offers competitive rates for its deposit and loan services, thereby enabling consumers and business entities in its service areas to avail themselves of the bank's credit and non-credit services. The bank structures its specific services and charges in a manner designed to attract the business of small and medium-sized businesses and the professional community, as well as that of individuals, in the Sussex County, Warren County and Morris County, New Jersey area. As a general rule, specific banking services are offered only on a basis believed to be profitable. Such services are charged for fully unless other aspects of the account relationship provide sufficient earnings to offset the cost of the services provided. Skylands Community Bank believes it offers competitive rates for its services, thereby enabling consumers and business entities in its service area to avail themselves of the bank's credit and non-credit services. The bank is fully computerized and uses the data processing services of The National Bank of Sussex County. All bank departments are automated, and Skylands Community Bank believes that the data processing services available to bank customers compare favorably with those of competing financial institutions. Skylands Community Bank is also a member of the MAC Money Access Service, a regional automated teller network system.

     Skylands Community Bank competes with commercial banks, savings banks and savings and loan associations, some of which have assets, capital and lending limits (ceilings on the amount of credit a bank may provide a single customer that are linked to the institution's capital) greater than it. There are approximately eleven such institutions in it's services area. Skylands Community Bank competes both in attracting deposits and borrowers with these institutions, as well as with regional and national insurance companies and non- bank banks, with regulated small loan companies and local credit unions, and with regional and national issuers of money market funds. In addition to having established deposit bases and loan portfolios, some of these institutions, particularly the large regional commercial and savings banks, have the ability to finance extensive advertising campaigns and to allocate considerable resources to locations and products perceived as profitable. Significantly, these institutions have larger lending limits and, in certain cases, lower funding costs (the price a bank must pay for deposits and other borrowed monies used to make loans to customers). Many of these institutions also offer certain services, such as trust services, which are not currently offered by Skylands Community Bank. Skylands Community Bank has sought to offer an alternative, community-oriented style of banking in an area which at present is mainly dominated by these larger, statewide institutions. Skylands Community Bank has sought to be a positive force by assisting in the development of the residential sector, by serving the needs of small and medium-sized businesses and the local professional community, and by meeting the requirements of individuals residing, working and shopping in the bank's service areas by extending consumer loans and by offering depository services. Skylands Community Bank believes that the following attributes of the bank have made the bank attractive to local business people and residents:

     .    Competitively priced services;

     . Direct and easy access to management by members of the community, whether during or after business hours;

     . Local conditions and needs are taken into account when reviewing loan applications and making other business decisions affecting members of the community;

     . Responsiveness of personnel for requests for information and services by depositors and others;

     .    Depositors' funds are invested in the community; and

     . Positive involvement of the bank in the community affairs of Sussex, Warren and Morris Counties.

Employees

     As of March 9, 2000, Skylands Community Bank had 60 full time employees and 12 part time employees. Skylands Community Bank's employees are not members of any collective bargaining group.

Market Price Of And Dividends On Skylands Common Stock And Related Shareholder Matters

     The Skylands common stock trades on the NASDAQ Small Cap Market under the symbol "SKCB". As of May 10, 2000, there were approximately 695 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low bid quotes as reported on the NASDAQ Small Cap Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.

                                                                Price Range Per-Share  Per-Share
                                                                High              Low  Dividend
                                                                ---------------------  --------

2000
--------------------------------------------------------------------------------------------------
First Quarter                                                   14.38            9.63       .04
Second quarter (through _______, 2000)
1999
--------------------------------------------------------------------------------------------------
First Quarter                                                   12.75           10.50       .03
Second Quarter                                                  13.63           11.63       .03
Third Quarter                                                   12.25            9.75       .02
Fourth Quarter                                                  12.63            9.63       .02

1998
-----------------------------------------------------------------------------------------------
First Quarter                                                     14.29      12.38
Second Quarter                                                    16.08      12.68       .03
Third Quarter                                                     16.90      11.55
Fourth Quarter                                                    12.98      10.71       .03

     On February 22, 2000, the last business day preceding public announcement of the merger, the last sale price for Skylands common stock was $10.25 per share. On ____________, 2000, the last sale price for Skylands common stock was $_______ per share. The average weekly trading volume for the Skylands common stock during the quarter ended March 31, 2000 was approximately 37.322 shares.

     The merger agreement permits Skylands to pay a regular quarterly cash dividend not to exceed $.03 per share of Skylands common stock outstanding (and up to $.04 per share if Skylands' results of operations are consistent with the budget provided to Fulton Financial prior to the date of the merger agreement).

     Skylands' ability to continue to pay dividends may be dependent upon its
receipt of dividends from Skylands Community Bank.   See Skylands' Annual Report
to Shareholders for the fiscal year ended December 31, 1999, which accompanies this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page __.

Information Regarding Nominees For Directors of Skylands

     Skylands' bylaws currently authorize eleven directors. There are eleven directors to be elected, three of whom will serve until the annual meeting of Skylands to be held in 2001 (these directors are marked in the table below by an "*"), four of whom will serve until the annual meeting of Skylands to be held in 2002 (these directors are marked in the table below by an ("**"), and four of whom will serve until the annual meeting of Skylands to be held in 2003 (these directors are marked in the table below by an "***"). Each nominee named below is presently a director of Skylands. Each nominee has been a director of the Skylands Community Bank since its inception, except for Michael Halpin, who became a director in 1995 and Norman Worth, who became a director in 1997.

     Unless authority to so vote is withheld, it is intended that the proxies solicited by the Board of Directors from the shareholders will be voted in favor of electing the nominees listed below:

                                                              Positions and Offices              Principal Occupations
      Name                                 Age                  Held with Skylands               For Past Five Years
      ----                                 ---                  ------------------               -------------------
Norman S. Baron**                          54               Director and Secretary      President and Chief Executive Officer
                                                                                        Baron's Hallmark Shops.

James L. Cochran**                         70               Director                    Owner and President of Cochran Funeral
                                                                                        Home, Inc. (retired).

Daniel M. DiCarlo, Jr.*                    61               Director                    President and Chief Executive Officer of
                                                                                        Area Lighting Research, Inc.; President and
                                                                                        Chief Executive Officer of East Rock
                                                                                        Manufacturing & Technology, Inc. and Bolt
                                                                                        Electric Inc.; Partner in Asbury Leasing
                                                                                        Co. and NUJA Realty Co.; Secretary and
                                                                                        Treasurer of WOJO Inc.

Michael Halpin***                          57               Director, President and     Currently President and Chief
                                                            Chief Executive Officer     Executive Officer of Skylands Community
                                                                                        Bank; August 1990 to May 1995, President and
                                                                                        Chief Executive Officer of Lakeland Savings
                                                                                        Bank and Lakeland First Financial Group,
                                                                                        Inc.

Ralph C. Knechel**                         73               Director                    President of Knechel Ford (retired).

J. William Noeltner***                     63               Director and Vice Chairman  Chairman of Insurance & Risk Managers, Inc.
                                                                                        (division of Traber and Vreeland, Inc.);
                                                                                        President, Skylands Investment Corp.

Denis H. O'Rourke***                       59               Director and Chairman       President of Skylands Development Group,
                                                                                        Inc.

Paul J. Pinizzotto**                       52               Director                    Senior Vice President of The Vizzoni Group
                                                                                        (real estate development).

Dominick V. Romano***                      65               Director                    Vice President and Chief Executive Officer
                                                                                        of RoNetco Supermarkets, Inc.; Chairman of
                                                                                        Readington Farms Inc.; Director of Wakefern
                                                                                        Food Corporation; Partner in P&D Realty and
                                                                                        PECD Realty.

Mark F. Strauss*                           48               Director                    Corporate Counsel for Applied Wastewater
                                                                                        Technology, Inc.; General Counsel to VBCC,
                                                                                        Inc. (formerly Vizzoni Bros. Construction
                                                                                        Co.); Of Counsel to Mauro, Savo, Camerino &
                                                                                        Grant (law firm).

Norman Worth*                              48               Director                    Partner, Vice President and General Manager
                                                                                        of Radio New Jersey (parent company of
                                                                                        WRNJ); Partner in Tri-Caps
                                                                                        (telecommunications).

Certain Legal Proceedings

     None of the directors of Skylands has been involved in a legal proceeding or event during the last five years which the federal securities laws require to be disclosed.

Family Relationships

     Skylands is not aware of any family relationships among the directors and officers of Skylands.

Other Directorships

          None of the directors of Skylands is a director (or has been nominated to become a director) of any company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Skylands.

Reports of Beneficial Ownership

          The federal securities laws require Skylands' directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of Skylands. To Skylands' knowledge, all the other directors and officers of the bank filed the required reports on a timely basis.

Security Ownership Of Certain Beneficial Owners And Management of Skylands

          The following table sets forth, as of January 1, 2000, information with respect to Skylands' common stock ownership of each person known by Skylands to own beneficially more than 5% of the shares of Skylands' common stock, and the beneficial ownership of all directors individually and all officers and directors as a group:

----------------------------------------------------------------------------------------------------------------------------------
Name                      # Shares of          # Shares of           # Options           Total             % of Total
                          Common Stock         Common Stock          Exercisable                           Common Stock
                          Owned Directly       Owned                 Within 60 Days                        Outstanding
                                               Indirectly (see       of January 1,                         (2,533,889
                                               notes below)          2000                                  shares)
----------------------------------------------------------------------------------------------------------------------------------
Norman S.                 13,719               51,791                3,366               68,876            2.59
 Baron (1)

----------------------------------------------------------------------------------------------------------------------------------
James L.                   7,842               15,941                5,103               28,886            0.94
 Cochran (2)

----------------------------------------------------------------------------------------------------------------------------------
Daniel M.                 14,952                  770                3,366               19,088            0.62
 DiCarlo, Jr. (3)

----------------------------------------------------------------------------------------------------------------------------------
Michael Halpin            32,530                  -0-               59,910               92,440            1.28

----------------------------------------------------------------------------------------------------------------------------------
Ralph C.                  17,983               15,648                5,103               38,734            1.33
 Knechel (4)

----------------------------------------------------------------------------------------------------------------------------------
J. William                44,495               34,500                5,103               84,098            3.12
 Noeltner (5)

----------------------------------------------------------------------------------------------------------------------------------
Denis H.                     225               32,155                4,524               36,904            1.28
 O'Rourke (6)

----------------------------------------------------------------------------------------------------------------------------------
Paul J.                    2,262               36,198                3,366               41,826            1.52
 Pinizzotto (7)

----------------------------------------------------------------------------------------------------------------------------------
Dominick V.                5,865              224,210                3,366              233,441            9.08
 Romano (8)

----------------------------------------------------------------------------------------------------------------------------------
Mark F. Strauss            5,458                  600                4,524               10,582            0.24
 (9)

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Norman Worth               5,050                  -0-                3,366                8,416               0.20
----------------------------------------------------------------------------------------------------------------------------------
Principal                  2,260                3,189               19,639               25,088               0.22
 officers
----------------------------------------------------------------------------------------------------------------------------------
Directors and            152,641              415,002              120,736              688,379              22.40
 principal
 officers as a
 group (13
 persons)
----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
(1)Norman S. Baron          Of the 51,791 shares, 25,584 are jointly held with his wife, 259 are held solely by his wife, 21,030 are held by Trust Company of America MMP, 4,020 are held by Trust Company of America Profit Sharing
                            Plan and 898 are held by a daughter in a trust for which Mr. Baron's wife is the trustee (and to which
                            Mr. Baron disclaims beneficial ownership).

-----------------------------------------------------------------------------------------------------------------------------------
(2)James L. Cochran         The 15,941 shares represent shares held jointly with Mr. Cochran's wife.

-----------------------------------------------------------------------------------------------------------------------------------
(3)Daniel M. DiCarlo, Jr.   The 770 shares represent shares held by Mr. DiCarlo's immediate family.

-----------------------------------------------------------------------------------------------------------------------------------
(4)Ralph Knechel            The 15,648 shares represent 10,398 shares owned by Mr. Knechel's wife (and to which he disclaims beneficial ownership) and 5,250 shares held in an IRA.

-----------------------------------------------------------------------------------------------------------------------------------
(5)J. William Noeltner      The 34,500 shares represent shares held in an IRA and held by Skylands Investment Corp., an entity unrelated to the Company of which Mr. Noeltner is the sole owner.

-----------------------------------------------------------------------------------------------------------------------------------
(6)Denis H. O'Rourke        The 32,155 shares represent shares owned by Mr. O'Rourke's wife (and to which Mr. O'Rourke disclaims beneficial ownership).

-----------------------------------------------------------------------------------------------------------------------------------
(7)Paul J. Pinizzotto       The 36,198 shares represent 35,403 shares owned by P. Pinizzotto Investment, L.P. (an entity in which
                            Mr. Pinizzotto owns a 99.5% interest), and 795 shares held in an IRA.

-----------------------------------------------------------------------------------------------------------------------------------
(8)Dominick V. Romano       The 224,210 shares represent 155,053 shares owned by RoNetco Supermarkets, Inc., of which Mr. Romano is one of the owners, 48,242 shares held jointly with Mr. Romano's wife, and 20,915 shares held by other members of Mr. Romano's family (and to which Mr. Romano disclaims beneficial ownership).

-----------------------------------------------------------------------------------------------------------------------------------
(9)Mark F. Strauss          The 600 shares represents shares owned by Mr. Strauss' father.

-----------------------------------------------------------------------------------------------------------------------------------

Compensation Of Directors And Principal Officers


  The following table sets forth the compensation paid during the last three fiscal years to Skylands Community Bank's chief executive officer and to each of Skylands Community Bank's four highest paid executive officers earning over $100,000 during fiscal year 1999. The following table does not include directors' fees.

                           SUMMARY COMPENSATION TABLE


                                                               Long-Term
                                                              Compensation
                                                                 Awards
Name and                                      Annual           Securities
Principal                                  Compensation        Underlying       All Other
Position                     Year       Salary($)  Bonus($)     Options(#)     Compensation($)
--------                     ----       ---------  --------     ----------     ---------------
Michael Halpin, President    1999       $189,045   $30,000              0         $8,070(1)
  and Chief Executive        1998       $176,628   $30,000              0         $8,013(1)
  Officer                    1997       $176,631   $30,000        114,056         $7,180(1)

Dan Marcmann, Senior VP      1999       $ 89,786   $14,000              0         $1,346(2)
  and Treasurer              1998       $ 87,171   $14,000              0         $1,296(2)

Bruce Schott, Senior VP      1999       $ 89,094   $14,000              0         $1,837(3)
                             1998       $ 86,355   $14,000              0         $1,727(3)

----------

(1)  Represents $1,617, $1,560 and $1,527 received in 1999, 1998 and 1997, respectively, pursuant to Skylands Community Bank's matched savings plan, matching contributions to the 401(k) plan of $5,600, $5,600 and $4,800 in each of 1999, 1998 and 1997, respectively, and $853, $853 and $853 in insurance premiums paid in 1999, 1998 and 1997, respectively, by Skylands Community Bank with respect to term life insurance maintained for the benefit of Mr. Halpin.

(2) Represents $892 and $866 received in 1999 and 1998, respectively, pursuant to Skylands Community Bank's matched savings plan, and $454 and $430 in insurance premiums paid in 1999 and 1998, respectively, by Skylands Community Bank with respect to term life insurance maintained for the benefit of Mr. Marcmann.

(3) Represents $892 and $866 received in 1999 and 1998, respectively, pursuant to Skylands Community Bank's matched savings plan, and $945 and $861 in insurance premiums paid in 1999 and 1998, respectively, by Skylands Community Bank with respect to term life insurance maintained for the benefit of Mr. Marcmann.


Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

     The following table sets forth for the named executive officers of Skylands, the number of unexercised options held at December 31, 1999 and the potential value thereof based on the closing per share sales price of the Skylands' common stock of $11.00 on December 31, 1999.


                                                                      Number of              Value of
                                                                 Securities Underlying      Unexercised
                                                                     Unexercised        In-the-Money Options
                                                                       Options               Options
                                                                    at FY-End (#)         at FY-End ($)(1)
                                 Shares Acquired     Value         Exercisable(E)/        Exercisable(E)/
             Name                on Exercise (#)   Realized ($)   Unexercisable(U)        Unexercisable(U)
             ----                ---------------   ------------   ----------------        ----------------
Michael Halpin, President and             20,000      106,660          59,910 (E)          $196,823 (E)
  Chief Executive Officer                                              80,328 (U)          $240,350 (U)

Dan E. Marcmann                                                        19,639 (E)          $ 73,384 (E)
  Treasurer                                                             8,847 (U)          $  7,479 (U)

Bruce L. Schott                                                        19,639 (E)          $ 73,384 (E)
  Senior Vice President                                                 8,847 (U)          $  7,479 (U)


------------------------

(1) Value based on actual closing per share sales price of Skylands' common stock of $11.00 on December 31, 1999.

Transactions with Certain Related Persons

     Skylands Community Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers (and to entities associated with such persons). Management believes that these transactions were on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectibility or present other unfavorable features.

Meetings of Skylands' Board of Directors and Committees'

     The Board of Directors of Skylands held 12 regular meetings during fiscal year 1999. Directors (other than the Chairman of the Board) received an annual retainer of $2,500, and a fee of $500 for each meeting of the Board of Directors they attend, and a fee of $300 for each meeting they attend of any committee of the Board of Directors on which they serve. In 1999, the Chairman of the Board, Denis H. O'Rourke, received an annual retainer of $40,000 in lieu of directors' fees. In 2000, the Chairman of the Board will receive an annual retainer of $40,000 in lieu of directors' fees.

     The Board of Directors has established from among its members an Executive Committee, an Audit Committee, and a Compensation and Benefits Committee. The Audit Committee arranges for Skylands' directors examinations through its independent certified public accountant, reviews and evaluates the recommendations of the directors examinations, receives all reports of examination of Skylands and Skylands Community Bank by regulatory agencies, analyzes such reports, and reports to Skylands' Board the results of its analysis of the regulatory reports. The members of the Audit Committee are Dominick V. Romano (Chairman), Denis H. O'Rourke, Mark F. Strauss and Norman Worth. During 1999, the Audit Committee held 4 meetings.

     The Compensation and Benefits Committee reviews and recommends to the Board of Directors the level of compensation of the officers of Skylands, as well as employee benefits. The members of the Compensation and Benefits Committee are Daniel M. DiCarlo, Jr. (Chairman), Michael Halpin, Denis H. O'Rourke, J. William Noeltner and Dominick V. Romano. The Compensation and Benefits Committee met 2 times in 1999.

     No member of the Board of Directors attended fewer than 75% of all meetings of the Board and committees on which he served.

                  DESCRIPTION OF FULTON FINANCIAL COMMON STOCK

General

       The authorized capital of Fulton Financial consists exclusively of 400 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of December 31, 1999, there were issued and outstanding 71,924,446 shares of Fulton Financial common stock, which shares were held by 15,696 owners of record, and there were 1,551,809 shares issuable upon the exercise of options. No shares of preferred stock have been issued by Fulton Financial. Fulton Financial's common stock is listed for quotation on the NASDAQ National Market System under the symbol "FULT". The holders of Fulton Financial common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Fulton Financial common stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of Fulton Financial common stock do not have preemptive rights to subscribe for additional shares that may be issued by Fulton Financial, and no share is entitled in any manner to any preference over any other share. Fulton Bank serves as the transfer agent for Fulton Financial.

       The holders of Fulton Financial common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. Fulton Financial has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year. The ability of Fulton Financial to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton Financial's subsidiary banks. Funds for the payment of dividends on Fulton Financial common stock are expected for the foreseeable future to be obtained primarily from dividends paid to Fulton Financial by its bank subsidiaries, which dividends are subject to certain statutory limitations.

       Under applicable state and federal laws, the dividends that may be paid by the bank subsidiaries of Fulton Financial without prior regulatory approval are subject to certain prescribed limitations. As state banks chartered under the Pennsylvania Banking Code of 1965, as amended, Fulton Bank, Lebanon Valley Farmers Bank, Lafayette Ambassador Bank and Great Valley Savings Bank may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution. In the case of national banks such as Swineford National Bank, FNB Bank, National Association, Delaware National Bank, The Woodstown National Bank and Trust Company and Fulton Financial Advisors, N.A., the approval of the Office of the Comptroller of the Currency is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years. As commercial banks organized under the laws of the State of Maryland, Hagerstown Trust Company and The Peoples Bank of Elkton may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown's or Peoples' surplus becomes less that 100% of its required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock. As a New Jersey bank, The Bank of Gloucester may not declare or pay any dividends which would impair its capital stock or reduce its surplus to a level of less than 50% of its capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank. In addition to the foregoing statutory restrictions on dividends, state banking regulations (with respect to state-chartered banks), the FDIC (with respect to state-chartered banks that are not members of the Federal Reserve System, such as Fulton Bank, Lafayette Ambassador Bank, Great Valley Savings Bank, Hagerstown Trust Company, The Bank of Gloucester County and the Peoples Bank of Elkton), the FRB (with respect to state-chartered banks that are members of the Federal Reserve System, such as Lebanon Valley Farmers Bank and Lafayette Ambassador Bank), and the OCC (with respect to national banks such as Swineford National Bank, FNB Bank, National Association, Delaware National Bank, The Woodstown National Bank and Trust Company and Fulton Financial Advisors, N.A.), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be as such an unsafe or unsound practice.

Dividend Reinvestment Plan

       The holders of Fulton Financial common stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan, which is a plan administered by Fulton Bank as the plan agent. Under the dividend reinvestment plan, dividends payable to participating shareholders are paid to the plan agent and are used to purchase, on behalf of the participating shareholders, additional shares of Fulton Financial common stock. Participating shareholders may make additional voluntary cash payments, which are also used by the plan agent to purchase, on behalf of such shareholders, additional shares of Fulton Financial common stock. Shares of Fulton Financial common stock held for the account of participating shareholders are voted by the plan agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws

       Fulton Financial, as a business corporation, is subject to the registration and prospectus delivery requirements of the Securities Act of 1933 and is also subject to similar requirements under state securities laws. Fulton Financial common stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, and Fulton Financial is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of Fulton Financial are subject to certain restrictions affecting their right to buy and sell shares of Fulton Financial common stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of Fulton Financial common stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Repurchase Program

       On December 31, 1999, Fulton Financial's Board of Directors approved an open market repurchase program for Fulton Financial's common stock for up to 1,050,000 shares. On January 18, 2000, the Board approved a second open market repurchase program of up to 2,100,000 shares in anticipation of the Skylands transaction. The second plan was adopted as a means to minimize any increase in the number of outstanding shares of Fulton Financial as a result of the merger. The shares of Fulton Financial common stock issuable in the merger will be shares purchased under the plans adopted on December 21, 1999 and January 18, 2000 and, if, more shares are required, treasury shares repurchased under prior repurchase programs and authorized but unissued shares. Fulton Financial's repurchase programs are conducted in accordance with the safe harbor provisions of Rule 10b-18 under the Securities Exchange Act of 1934 and will be suspended during the periods required under the SEC's Regulation M.

Antitakeover Provisions

       The Articles of Incorporation and Bylaws of Fulton Financial include certain provisions which may be considered to be "antitakeover" in nature, because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton Financial by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of Fulton Financial (including the present shareholders of Skylands, who will become shareholders of Fulton Financial following the merger) by providing a measure of assurance that Fulton Financial's shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of Fulton Financial, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton Financial common stock. To the extent that these provisions actually discourage such a transaction, holders of Fulton Financial common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of Fulton Financial, even if their removal would be regarded by some shareholders as desirable.

       The provisions in the Articles of Incorporation of Fulton Financial which may be considered to be "antitakeover" in nature include the following:

       . a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by Fulton Financial's Board of Directors;

       . a provision that does not permit shareholders to cumulate their votes for the election of directors;

       . a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

       . a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal;

       . a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

       . a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a special meeting;

       . a provision that limits the right of the shareholders to amend the Bylaws; and

       . a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

       The provisions of the Bylaws of Fulton Financial which may be considered to be "antitakeover" in nature include the following:

       .      a provision that limits the permissible number of directors;

       . a provision that establishes a Board of Directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes; and

       . a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

       As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, Fulton Financial is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

       . a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

       . a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

       . a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

       . a provision permitting a corporation to adopt a shareholders rights plan;

       . a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

       . a provision requiring a person who acquires "control shares", which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

       Corporations may elect to "opt out" of any or all of these antitakeover provisions of the Pennsylvania corporate law. Fulton Financial has not elected to opt out of any of the protections provided by the antitakeover statutes.

       On April 27, 1999, Fulton Financial extended the term of its Shareholder Rights Plan, originally adopted in June of 1989, by ten years. The plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring Fulton Financial to negotiate with Fulton Financial's Board of Directors. The plan may have the effect of discouraging or making more difficult the acquisition of Fulton Financial by means of a hostile tender offer, exchange offer or similar transaction. The plan is similar to shareholder rights plans which have been adopted by many other bank holding companies and business corporations and contains "flip-in" rights (allowing non-acquiring holders to purchase Fulton Financial's common stock equal to two times the right's exercise price) and "flip-over" rights (allowing rights holders to acquire shares of the acquirer's stock at a substantial discount provisions) which are typically included in plans of this kind. Each share of Fulton Financial common stock, including all shares that will be issued to Skylands' shareholders in the Merger, will also represent one right pursuant to the terms of the plan, which right will initially, and until it becomes exercisable, trade with and be represented by the Fulton Financial common stock certificates to be received by the shareholders of Skylands.

       The management of Fulton Financial does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

                        COMPARISON OF SHAREHOLDER RIGHTS

       If Fulton Financial and Skylands complete the merger, shareholders of Skylands automatically will become shareholders of Fulton Financial, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, and by Fulton Financial's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Fulton Financial common stock and the rights of holders of Skylands common stock. These differences arise from various provisions of the Pennsylvania Business Corporation Law of 1988, and the New Jersey General Corporation Law, the Articles of Incorporation, Bylaws and Shareholder Rights Plan of Fulton Financial and the Certificate of Incorporation and Bylaws of Skylands.

       The most significant differences are:

       . Fulton Financial has adopted a Shareholder Rights Plan, which provides Fulton Financial's shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover, while Skylands has not adopted any such plan;

       . Fulton Financial Common Stock is registered under the 1934 Act and traded on the NASDAQ National Market, while Skylands Common Stock is traded on the NASDAQ Small Cap Market.

       The material differences between Skylands common stock and Fulton Financial common stock and the rights of their respective holders are summarized in the following table:


=================================================================================================================
                                                        SKYLANDS                         FULTON FINANCIAL
-----------------------------------------------------------------------------------------------------------------
Title                                   Common Stock, Par Value $2.50 per share   Common Stock, $2.50 par value
                                                                                  per share
-----------------------------------------------------------------------------------------------------------------
Shares Authorized                       10,000,000                                400,000,000
-----------------------------------------------------------------------------------------------------------------
Shares Issued & Outstanding             2,533,889 as of 03/31/00                  71,335,092 as of 03/31/00
-----------------------------------------------------------------------------------------------------------------
Preemptive Rights                       No                                        No
-----------------------------------------------------------------------------------------------------------------
Classification of Board of Directors    Board of Directors divided into three     Board of Directors divided
                                        classes with three year terms;            into three classes with three
                                        one-third of directors elected each       year terms; one-third of
                                        year.                                     directors elected each year.
-----------------------------------------------------------------------------------------------------------------
Voting: Election of Directors           Non-cumulative                            Non-cumulative
-----------------------------------------------------------------------------------------------------------------
Voting: Other Matters                   One vote for each share owned of          One vote for each share owned
                                        record.  However, no owner of record of   of record.
                                        stock beneficially owned by a person
                                        who beneficially owns 10% or more of
                                        the voting stock may vote those shares
                                        that exceed the 10% limit.
-----------------------------------------------------------------------------------------------------------------
Shareholder Rights Plan                 No                                        Yes
-----------------------------------------------------------------------------------------------------------------
Dissenters' Rights                      Not generally available except by         Not generally available,
                                        resolution of the Board of Directors      except by resolution of the
                                                                                  Board of Directors
-----------------------------------------------------------------------------------------------------------------
Dividend Reinvestment Plan              Yes                                       Yes
-----------------------------------------------------------------------------------------------------------------
Market                                  Listed for quotation on NASDAQ Small      Listed for quotation on NASDAQ
                                        Cap Market                                National Market
-----------------------------------------------------------------------------------------------------------------
Registered under 1934 Act               Yes                                       Yes
-----------------------------------------------------------------------------------------------------------------
Limitation of Liability of Directors    Yes                                       Yes
 for Monetary Damages
-----------------------------------------------------------------------------------------------------------------
Indemnification of Directors,           Yes                                       Yes
 Officers and Employees
-----------------------------------------------------------------------------------------------------------------
Authorized Class of Preferred Stock     Yes.  1,000,000 shares, par value         Yes.  10,000,000 shares,
                                        $10.00 per share which can be issued      without par value which can be
                                        under terms and conditions to be          issued under terms and
                                        determined by the Board of Directors.     conditions to be determined by
                                                                                  the Board of Directors

-----------------------------------------------------------------------------------------------------------------
Control Share Statute                   Yes                                       Yes

-----------------------------------------------------------------------------------------------------------------
Business Combination Statute            Yes                                       Yes
-----------------------------------------------------------------------------------------------------------------
Right of Shareholders to call a         No                                        No
 Special Meeting
-----------------------------------------------------------------------------------------------------------------
Shareholder Inspection Rights           General                                   General
-----------------------------------------------------------------------------------------------------------------
Right of Shareholders to act by         Yes                                       No
 Written Consent
=================================================================================================================

                                  ADJOURNMENT

       In the event that Skylands does not have sufficient votes for a quorum or to approve the merger agreement at the annual meeting, Skylands intends to adjourn the meeting to permit further solicitation of proxies. The Board of Directors of Skylands recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxyholders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Skylands adjourns the annual meeting, Skylands will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the annual meeting.

                                    AUDITORS

       Skylands' independent public accountants for 1999 are Arthur Andersen LLP which has served as Skylands Community Bank's independent auditors since its inception. Representatives of Arthur Andersen LLP are expected to attend the annual meeting and will have an opportunity to make a statement if so desired. Such representatives are expected to be available to respond to appropriate questions from shareholders at the annual meeting.

                                    EXPERTS

       The consolidated financial statements of Fulton Financial, at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Fulton Financial's Annual Report on Form 10-KSB for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts giving said reports.

       The consolidated financial statements of Skylands Financial Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Skylands' Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

       Barley, Snyder, Senft & Cohen, LLC will pass on the validity of the Fulton Financial common stock issued in the merger, and certain federal income tax consequences of the merger.

                                 OTHER MATTERS

       As of the date of this proxy statement/prospectus, the Board of Directors of Skylands knows of no matters which will be presented for consideration at the annual meeting other than matters described in this proxy statement/prospectus. However, if any other matters shall come before the annual meeting or any adjournments, the forms of proxy will confer discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

                             SHAREHOLDER PROPOSALS

       In the event the merger is not completed, Skylands' 2001 annual meeting of shareholders will be held on April 20, 2001. Any shareholder who desires to submit a proposal to be considered for inclusion in Skylands' proxy materials relating to its 2001 annual meeting of shareholders must submit such proposal in writing, addressed to Skylands Financial Corporation at 176 Mountain Avenue, Hackettstown, New Jersey 07840 (Attn: Secretary), on or before December 1, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

       Fulton Financial and Skylands are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information that Fulton Financial and/or Skylands files at the Securities and Exchange Commission's public reference rooms at:

       .      450 Fifth Street, N.W., Washington, D.C. 20549

       .      7 World Trade Center, Suite 1300, New York, New York 10048

       . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661


       You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Fulton Financial's and Skylands' Securities and Exchange Commission filings are also available on the Securities and Exchange Commission's Internet site at http://www.sec.gov.
Fulton Financial common stock (symbol: FULT) is traded on the NASDAQ National Market. Skylands common stock (symbol: SKCB) is traded on the NASDAQ Small Cap Market. Therefore, you can also inspect reports, proxy statements and other information concerning Fulton Financial and Skylands at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       Fulton Financial filed a Registration Statement on Form S-4 (No. 333- ____) to register with the Securities and Exchange Commission the Fulton Financial common stock issuable to Skylands shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Fulton Financial in addition to being a proxy statement of Skylands for the annual meeting. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

       Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been filed by Fulton Financial and Skylands with the Securities and Exchange Commission. The information that is incorporated by reference consists of:

       Documents filed by Fulton Financial (SEC File No. 0-10587):

       . Quarterly Report on Form 10-Q, filed May 12, 2000, for the quarter ended March 31, 2000.

       . Annual Report on Form 10-K filed March 27, 2000, for the year ended December 31, 1999.

       .      Current Report on Form 8-K filed March 7, 2000.

       Documents filed by Skylands (SEC File No. 0-26069):

       . Quarterly Report on Form 10-QSB filed May 11, 2000 for the quarter ended March 31, 2000.

       . Annual Report on Form 10-KSB filed March 30, 2000, for the year ended December 31, 1999.

       .      Current Report on Form 8-K filed March 6, 2000

       All documents filed by Fulton Financial and Skylands pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the annual meeting also are incorporated by reference into this proxy statement/prospectus and will be deemed to be a part hereof from the date of filing of such documents.

       Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

       We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Fulton Financial and/or Skylands without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Skylands shareholders may obtain documents incorporated by reference in this proxy statement/prospectus, with respect to Fulton Financial, by requesting them in writing or by telephone from: Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604, Attention: William R. Colmery (telephone number (717) 291-
2411), and with respect to Skylands, by requesting them in writing or by telephone from: Skylands Financial Corporation, 176 Mountain Avenue, Hackettstown, New Jersey 07840, Attention: Norman S. Baron (telephone number
(908) 850-9010). In order to ensure timely delivery of such documents, any request should be made by ________, 2000.

       All information contained or incorporated by reference in this proxy statement/prospectus relating to Fulton Financial and its subsidiaries has been supplied by Fulton Financial. All information contained or incorporated by reference in this proxy statement/prospectus relating to Skylands and its subsidiaries has been supplied by Skylands. In addition, a copy of Skylands Annual Report to Shareholders for the year ended December 31, 1999 has been mailed to Skylands shareholders with this proxy/statement prospectus.

                                   EXHIBIT A



                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         SKYLANDS FINANCIAL CORPORATION

                                      AND

                          FULTON FINANCIAL CORPORATION

                               TABLE OF CONTENTS

ARTICLE I.  THE MERGER.....................................................   9
     Section 1.1.  Merger..................................................  10
     Section 1.2.  Name....................................................  10
     Section 1.3.  Articles of Incorporation...............................  10
     Section 1.4.  Bylaws..................................................  10
     Section 1.5.  Directors and Officers..................................  10

ARTICLE II CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES.........  10
     Section 2.1.  Conversion of Shares....................................  10
       (a)         General.................................................  10
       (b)         Antidilution Provision..................................  11
       (c)         No Fractional Shares....................................  11
       (d)         Closing Market Price....................................  11
     Section 2.2.  Exchange of Stock Certificates..........................  12
       (a)         Exchange Agent..........................................  12
       (b)         Surrender of Certificates...............................  12
       (c)         Dividend Withholding....................................  12
       (d)         Failure to Surrender Certificates.......................  12
       (e)         Expenses................................................  13
     Section 2.3.  Treatment of Outstanding SFC Options....................  13
     Section 2.4.  Reservation of Shares...................................  14
     Section 2.5.  Taking Necessary Action.................................  14
     Section 2.6.  Press Releases..........................................  14
     Section 2.7.  FFC Common Stock........................................  14
     Section 2.8.  No Right of Dissent.....................................  15

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SFC........................  15
     Section 3.1.  Authority...............................................  15
     Section 3.2.  Organization and Standing...............................  15
     Section 3.3.  Subsidiaries............................................  16
     Section 3.4.  Capitalization..........................................  16
     Section 3.5.  Charter, Bylaws and Minute Books........................  16
     Section 3.6.  Financial Statements....................................  16
     Section 3.7.  Absence of Undisclosed Liabilities......................  17
     Section 3.8.  Absence of Changes......................................  17
     Section 3.9.  Dividends, Distributions and Stock Purchases............  17
     Section 3.10. Taxes...................................................  17
     Section 3.11. Title to and Condition of Assets........................  18
     Section 3.12. Contracts...............................................  18
     Section 3.13. Litigation and Governmental Directives..................  20
     Section 3.14. Compliance with Laws; Governmental Authorizations.......  20
     Section 3.15. Insurance...............................................  21
     Section 3.16. Financial Institutions Bonds............................  21
     Section 3.17. Labor Relations and Employment Agreements...............  21
     Section 3.18. Employee Benefit Plans..................................  22
     Section 3.19. Related Party Transactions..............................  22
     Section 3.20. No Finder...............................................  22

     Section 3.21. Complete and Accurate Disclosure........................  23
     Section 3.22. Environmental Matters...................................  23
     Section 3.23. Proxy Statement/Prospectus..............................  23
     Section 3.24. SEC Filings.............................................  24
     Section 3.25. Reports.................................................  24
     Section 3.26. Loan Portfolio of SCB...................................  24
     Section 3.27. Investment Portfolio....................................  25
     Section 3.28. Regulatory Examinations.................................  25
     Section 3.29. Beneficial Ownership of FFC Common Stock................  25
     Section 3.30. Fairness Opinion........................................  25

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF FFC.........................  25
     Section 4.1.  Authority...............................................  26
     Section 4.2.  Organization and Standing...............................  26
     Section 4.3.  Capitalization..........................................  26
     Section 4.4.  Articles of Incorporation and Bylaws....................  26
     Section 4.5.  Subsidiaries............................................  26
     Section 4.6.  Financial Statements....................................  27
     Section 4.7.  Absence of Undisclosed Liabilities......................  27
     Section 4.8.  Absence of Changes......................................  27
     Section 4.9.  Litigation and Governmental Directives..................  27
     Section 4.10. Compliance with Laws; Governmental Authorizations.......  28
     Section 4.11. Complete and Accurate Disclosure........................  28
     Section 4.12. Labor Relations.........................................  29
     Section 4.13. Employee Benefits Plans.................................  29
     Section 4.14. Environmental Matters...................................  29
     Section 4.15. SEC Filings.............................................  29
     Section 4.16. Proxy Statement/Prospectus..............................  30
     Section 4.17. Regulatory Approvals....................................  30
     Section 4.18. No Finder...............................................  30
     Section 4.19. Taxes...................................................  30
     Section 4.20. Title to and Condition of Assets........................  30
     Section 4.21. Contracts...............................................  31
     Section 4.22. Insurance...............................................  31
     Section 4.23. Reports.................................................  31

ARTICLE V.  COVENANTS OF SFC...............................................  31
     Section 5.1.  Conduct of Business.....................................  32
     Section 5.2.  Best Efforts............................................  33
     Section 5.3.  Access to Properties and Records........................  34
     Section 5.4.  Subsequent Financial Statements.........................  34
     Section 5.5.  Update Schedules........................................  34
     Section 5.6.  Notice..................................................  34
     Section 5.7.  No Solicitation.........................................  35
     Section 5.8.  Affiliate Letters.......................................  36
     Section 5.9.  No Purchases or Sales of FFC Common Stock
                   During Price Determination Period.......................  37
     Section 5.10. Dividends...............................................  37

ARTICLE VI.  COVENANTS OF FFC..............................................  37
     Section 6.1.  Best Efforts............................................  37
       (a)         Applications for Regulatory Approval....................  37
       (b)         Registration Statement..................................  38
       (c)         State Securities Laws...................................  38
       (d)         Stock Listing...........................................  38
       (e)         Adopt Amendments........................................  38
     Section 6.2.  Access to Properties and Records........................  38
     Section 6.3.  Subsequent Financial Statements.........................  38
     Section 6.4.  Update Schedules........................................  39
     Section 6.5.  Notice..................................................  39
     Section 6.6.  Employment Arrangements.................................  39
     Section 6.7.  No Purchase or Sales of FFC Common Stock During
                   Price Determination Period..............................  40
     Section 6.8   Continuation of SCB's Structure, Name and Directors.....  40
     Section 6.9   Insurance...............................................  41

ARTICLE VII.  CONDITIONS PRECEDENT.........................................  42
     Section 7.1.  Common Conditions.......................................  42
       (a)         Shareholder Approval....................................  42
       (b)         Regulatory Approvals....................................  42
       (c)         Stock Listing...........................................  42
       (d)         Tax Opinion.............................................  42
       (e)         Registration Statement..................................  43
       (f)         No Suits................................................  33
       (g)         Interim Condition.......................................  44
     Section 7.2.  Conditions Precedent to Obligations of FFC..............  44
       (a)         Accuracy of Representations and Warranties..............  44
       (b)         Covenants Performed.....................................  44
       (c)         Opinion of Counsel for SFC..............................  44
       (d)         Affiliate Agreements....................................  44
       (e)         SFC Options.............................................  44
       (f)         No Material Adverse Change..............................  45
       (g)         Accountants' Letter.....................................  45
       (g)         Accountants' Letter.....................................  46
       (h)         Federal and State Securities and Antitrust Laws.........  46
       (i)         Environmental Matters...................................  46
       (j)         Closing Documents.......................................  46
     Section 7.3.  Conditions Precedent to the Obligations of SFC..........  47
       (a)         Accuracy of Representations and Warranties..............  47
       (b)         Covenants Performed.....................................  47
       (c)         Opinion of Counsel for FFC..............................  47
       (d)         FFC Options.............................................  47
       (e)         No Material Adverse Change..............................  47
       (e)         Fairness Opinion........................................  48
       (f)         Closing Documents.......................................  48

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER...........................  48
     Section 8.1.  Termination.............................................  48

       (a)         Mutual Consent..........................................  48
       (b)         Unilateral Action by FFC................................  48
       (c)         Unilateral Action By SFC................................  49
       (d)         Market Price of FFC Common Stock........................  49
     Section 8.2.  Effect of Termination...................................  49
       (a)         Effect..................................................  50
       (b)         Limited Liability.......................................  50
       (c)         Confidentiality.........................................  50
     Section 8.3.  Amendment...............................................  50
     Section 8.4.  Waiver..................................................  50

ARTICLE IX.  CLOSING AND EFFECTIVE TIME....................................  50
     Section 9.1.  Closing.................................................  50
     Section 9.2.  Effective Time..........................................  51

ARTICLE X.  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................  51
     Section 10.1. No Survival.............................................  51

ARTICLE XI.  GENERAL PROVISIONS............................................  51
     Section 11.1. Expenses................................................  51
     Section 11.2. Other Mergers and Acquisitions..........................  51
     Section 11.3. Notices.................................................  52
     Section 11.4. Counterparts............................................  54
     Section 11.5. Governing Law...........................................  54
     Section 11.6. Parties in Interest.....................................  54
     Section 11.7. Entire Agreement........................................  54

                               INDEX OF SCHEDULES

Schedule 2.3     SFC Options
------------

Schedule 3.7     Undisclosed Liabilities
------------

Schedule 3.8     Changes
------------

Schedule 3.9     Dividends, Distributions and Stock Purchases
------------

Schedule 3.10    Taxes
-------------

Schedule 3.11    Title to and Condition of Assets
-------------

Schedule 3.12    Contracts
-------------

Schedule 3.13    Litigations and Governmental Directives
-------------

Schedule 3.14    Compliance with Laws; Governmental Authorizations
-------------

Schedule 3.15    Insurance
-------------

Schedule 3.16    Financial Institutions Bonds
-------------

Schedule 3.17    Labor Relations and Employment Agreements
-------------

Schedule 3.18    Employee Benefit Plans
-------------

Schedule 3.19    Related Party Transactions
-------------

Schedule 3.20    Finders
-------------

Schedule 3.22    Environmental Matters
-------------

Schedule 3.26    Loan Portfolio
-------------

Schedule 3.27    Investment Portfolio
-------------

Schedule 4.5     Subsidiaries
------------

Schedule 4.7     Undisclosed Liabilities
------------

Schedule 4.9     Litigation and Governmental Directives
------------

Schedule 4.10    Compliance with Laws; Governmental Authorizations
-------------

Schedule 4.14    Environmental Matters
-------------

Schedule 6.8     SCB Director Fees and Benefits
------------

                               INDEX OF EXHIBITS

Exhibit A      Form of Warrant Agreement
---------

Exhibit B      Form of Warrant
---------

Exhibit C      Form of Amendments to Employment Agreements
---------

Exhibit D      Form of Employment Agreements
---------

Exhibit E      Form of Opinion of SFC's Counsel
---------

Exhibit F      Form of Opinion of FFC's Counsel
---------

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER made as of the 23rd day of February, 2000 and amended and restated as of May 1, 2000, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 ("FFC"), and SKYLANDS FINANCIAL CORPORATION, a New Jersey business corporation having its administrative headquarters at 176 Mountain Avenue, Hackettstown, New Jersey 07840 ("SFC").

                                  BACKGROUND:

      FFC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). SFC is a bank holding company registered under the BHC Act which is the parent of Skylands Community Bank ("SCB"). SCB is the parent of Skylands Community Investment Co., Inc. ("SCI"). FFC and SFC wish to merge with each other. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the "Merger") in which (i) SFC will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) all of the outstanding shares of the common stock of SFC, $2.50 par value per share ("SFC Common Stock"), will be converted into shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock").

      In connection with the execution of the Agreement, the parties are to enter into a Warrant Agreement in substantially the form of Exhibit A attached
                                                            ---------
hereto (the "Warrant Agreement"), which provides for the delivery by SFC of a warrant in substantially the form of Exhibit B attached hereto (the "Warrant")
                                     ---------
entitling FFC to purchase shares of the SFC Common Stock in certain circumstances.

      FFC and SFC wish to amend and restate the Agreement and Plan of Merger dated as of the 23rd of February, 2000 (the "Original Agreement") to reflect a five percent (5%) stock dividend declared by FFC on April 18, 2000, payable on May 31, 2000 to FFC shareholders of record on May 8, 2000 (the "FFC April Stock Dividend") and the satisfaction of the "Interim Condition" set forth in the Original Agreement.

                                  WITNESSETH:

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

                             ARTICLE I.  THE MERGER

      Subject to the terms and conditions of this Agreement, SFC shall merge with and into FFC in accordance with the following:

     Section 1.1. Merger. At the Effective Time (as defined in Section 9.2
     -----------  ------
herein) (i) SFC shall merge with and into FFC pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988 and the New Jersey Business Corporation Act, whereupon the separate existence of SFC shall cease and FFC shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"), and (ii) the SFC Common Stock will be converted into FFC Common Stock pursuant to the provisions of Article II hereof.

     Section 1.2. Name. The name of the Surviving Corporation shall be "Fulton
     -----------  ----
Financial Corporation". The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

     Section 1.3. Articles of Incorporation. The Articles of Incorporation of
     -----------  -------------------------
the Surviving Corporation shall be the Articles of Incorporation of FFC as in effect at the Effective Time.

     Section 1.4. Bylaws. The Bylaws of the Surviving Corporation shall be the
     -----------  ------
Bylaws of FFC as in effect at the Effective Time.

     Section 1.5. Directors and Officers. The directors and officers of the
     -----------  ----------------------
Surviving Corporation shall be the directors and officers of FFC in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

       ARTICLE II CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

     Section 2.1. Conversion of Shares. At the Effective Time (as defined in
     -----------  --------------------
Section 9.2 herein) the shares of SFC Common Stock then outstanding shall be converted into shares of FFC Common Stock, as follows:

          (a)     General: Subject to the provisions of Sections 2.1(b), 2.1(c)
                  -------
and 2.1(d) herein, each share of SFC Common Stock issued and outstanding immediately before the Effective Time, (ii) shares of SFC Common Stock then owned by FFC or any direct or indirect subsidiary of FFC, (except for trust account shares or shares acquired in connection with debts previously contracted), which shall be cancelled, and (iii) shares of SFC Common Stock owned by SFC or any direct or indirect subsidiary of SFC, (except for trust account shares or shares acquired in connection with debts previously contracted), which shall be cancelled) shall, at the Effective Time, be converted into and become without any action on the part of the holder thereof, and in exchange therefor FFC shall issue, .819 (such number, as it may be adjusted under Section 2.1(b) herein, the "Conversion Ratio") shares of FFC Common Stock and the corresponding number of rights associated with the Rights Agreement dated June 20, 1989, as amended and restated as of April 27,

1999, between FFC and Fulton Bank. Each share of SFC Common Stock to be converted into FFC Common Stock pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired, and each holder of share certificates evidencing shares of SFC Common Stock to be converted into the right to receive FFC Common Stock pursuant to this Section 2.1 shall thereafter cease to have any rights with respect to the shares represented thereby, except the right to receive the FFC Common Stock therefor, without interest thereon, upon the surrender of the share certificates evidencing the SFC Common Stock in accordance with Section 2.2 hereof.

          (b)   Antidilution Provision: In the event that FFC shall at any time
                ----------------------
before the Effective Time (other than with respect to FFC April Stock Dividend):
(i) issue a dividend in shares of FFC Common Stock, (ii) combine the outstanding shares of FFC Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of FFC Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to four decimal places), so that each SFC shareholder shall receive at the Effective Time, in exchange for his shares of SFC Common Stock, the number of shares of FFC Common Stock as would then have been owned by him if the Effective Time had occurred before the record date of such event. (For example, if FFC were to declare a five percent (5%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from .819 shares to .8600 shares.)

          (c)   No Fractional Shares: No fractional shares of FFC Common Stock
                --------------------
shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of SFC shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(d) herein).

          (d)   Closing Market Price: For purposes of this Agreement, the
                --------------------
Closing Market Price shall be the average of the per share closing bid and asked prices for FFC Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days during the twenty (20) trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section 9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") resulting in the lowest average, the foregoing period of twenty (20) trading days being hereinafter sometimes referred to as the "Price Determination Period" (For example, if September 30, 2000 were to be the Effective Date, then the Price Determination Period would be August 31, 2000 and September 1, 2, 5, 6, 7, 8, 11, 12, 13, 14, 15, 18, 19, 20, 21, 22, 25, 26 and
27, 2000). In the event that NASDAQ shall fail to report closing bid and asked prices for FFC Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in FFC Common Stock, by two brokerage firms then making a market in FFC Common Stock to be selected by FFC and approved by SFC.

     Section 2.2. Exchange of Stock Certificates. SFC Common Stock certificates
     -----------  ------------------------------
shall be exchanged for FFC Common Stock certificates in accordance with the following procedures:

          (a)     Exchange Agent: The transfer agent of FFC shall act as
                  --------------
exchange agent (the "Exchange Agent") to receive SFC Common Stock certificates from the holders thereof and to exchange such stock certificates for FFC Common Stock certificates and (if applicable) to pay cash for fractional shares of FFC Common Stock pursuant to Section 2.1(c) herein. FFC shall cause the Exchange Agent on or promptly after the Effective Date, to mail to each former shareholder of SFC a notice specifying the procedures to be followed in surrendering such shareholder's SFC Common Stock certificates.

          (b)     Surrender of Certificates: As promptly as possible after
                  -------------------------
receipt of the Exchange Agent's notice, each former shareholder of SFC shall surrender his SFC Common Stock certificates (which may be certificates for shares of common stock of SCB) to the Exchange Agent; provided, that if any
                                                      --------
former shareholder of SFC shall be unable to surrender his SFC Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by FFC for issuing replacement certificates to FFC shareholders whose FFC Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of SFC Common Stock certificates from a former SFC shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, an FFC Common Stock certificate representing the whole number of shares of FFC Common Stock into which such shareholder's shares of SFC Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

          (c)     Dividend Withholding: Dividends, if any, payable by FFC after
                  --------------------
the Effective Time to any former shareholder of SFC who has not prior to the payment date surrendered his SFC Common Stock certificates may, at the option of FFC, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of SFC upon proper surrender of his SFC Common Stock certificates.

          (d)     Failure to Surrender Certificates: All SFC Common Stock
                  ---------------------------------
Certificates certificates must be actually or constructively (as referenced in (b) above) surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of SFC shall not have properly surrendered his SFC Common Stock certificates within two (2) years after the Effective Date, the shares of FFC Common Stock that would otherwise have been issued to him may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of SFC shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of SFC, without interest, upon proper actual or constructive surrender of his SFC Common Stock certificates.

          (e)     Expenses: All costs and expenses associated with the foregoing
                  --------
surrender and exchange procedure shall be borne by FFC.

     Section 2.3. Treatment of Outstanding SFC Options.
     -----------  ------------------------------------

          (a) Each holder of an option (collectively, "SFC Options") to purchase shares of SFC Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the 1994 Amended and Restated Stock Option Plan, 1991 Non-Qualified Stock Option Plan, as amended, 1996 Incentive Stock Option Plan and 1997 Incentive Stock Option Plan (collectively, the "SFC Stock Option Plans") and (iii) would otherwise survive the Effective Time shall be entitled to receive, in cancellation of such SFC Option, an option to acquire shares of FFC Common Stock on the terms set forth below (an "FFC Stock Option").

          (b) An FFC Stock Option shall be a stock option to acquire shares of FFC Common Stock with the following terms: (i) the number of shares of FFC Common Stock which may be acquired pursuant to such FFC Stock Option shall be equal to the product of the number of shares of SFC Common Stock covered by the SFC Option multiplied by the Conversion Ratio, provided that any fractional share of FFC Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of FFC Common Stock shall be equal to the exercise price per share of SFC Common Stock of such SFC Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such FFC Option shall be identical to the duration and other terms of such SFC Option, except that all references to SFC shall be deemed to be references to FFC and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding SFC Option;
(iv) FFC shall assume such SFC stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (v) to the extent SFC Options qualify as incentive stock options under Section 422 of the Code, the FFC Options exchanged therefor shall also so qualify. Subject to the foregoing, the SFC Stock Option Plans and all options or other rights to acquire SFC Common Stock issued thereunder shall terminate at the Effective Time.

          (c) FFC shall not issue or pay for any fractional shares otherwise issuable upon exercise of a FFC Stock Option. Prior to the Effective Time, FFC shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), register the number of shares of FFC Common Stock necessary to satisfy FFC's obligations with respect to the issuance of FFC Common Stock pursuant to the exercise of FFC Stock Options and under Section 2.3.

          (d) Prior to the Effective Time (to the extent required as determined by FFC and SFC), FFC shall receive agreements from each holder of a SFC Option, pursuant to which each such holder agrees to accept such FFC Options in exchange for the cancellation of such SFC Options, as of the Effective Time.

          (e)     Schedule 2.3 sets forth a listing of each SFC Option as of the
                  ------------
date of this Agreement (copies of which have been provided to FFC), including the optionee, date of grant, shares of SFC Common Stock subject to such Option, the exercise price of such Option, expiration date, classification as an incentive stock option or a nonqualified stock option, vesting schedule and any special features thereof.

     Section 2.4. Reservation of Shares. FFC agrees that (i) prior to the
     -----------  ---------------------
Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of FFC Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, FFC will issue shares of FFC Common Stock to the extent set forth in, and in accordance with, this Agreement.

     Section 2.5. Taking Necessary Action. FFC and SFC shall take all such
     -----------  -----------------------
actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest FFC with full title to all properties, assets, rights, approvals, immunities and franchises of SFC, the officers and directors of SFC, at the expense of FFC, shall take all such necessary action.

     Section 2.6. Releases. FFC and SFC agree that all press releases or other
     -----------  --------
public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by FFC and SFC, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

     Section 2.7. FFC Common Stock. Each share of FFC Common Stock that is
     -----------  ----------------
issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of FFC Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of FFC Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of FFC Common Stock.

     Section 2.8. No Right of Dissent. Pursuant to Section 14A:11- 1(1)(a)(i)(B)
     -----------  -------------------
of the New Jersey Business Corporation Act, the shareholders of SFC shall not be entitled to exercise dissenters' rights


              ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SFC

      SFC represents and warrants to FFC, as of the date of this Agreement, as follows:

     Section 3.1. Authority. The execution and delivery of this Agreement, the
     -----------  ---------
Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of SFC (its Board of Directors, at a meeting duly called and held, by a vote of at least 80% of the full Board, (i) determined that the Merger is advisable and in the best interests of SFC and its shareholders and (ii) directed that the Agreement be submitted for consideration by its shareholders with the recommendation of the Board of Directors that the shareholders of SFC approve this Agreement and the transactions contemplated thereby), and, except for the approval of this Agreement by its shareholders, SFC has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by SFC and, assuming due authorization, execution and delivery by FFC, constitute valid and binding obligations of SFC. Upon execution and delivery of the Warrant Agreement and the Warrant, such documents shall constitute binding obligations of SFC. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Certificate of Incorporation or Bylaws of SFC, (ii) the Certificate of Incorporation or Bylaws of SCB, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to SFC or SCB, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which SFC or SCB is a party or by which SFC or SCB or any of their properties are bound.

     Section 3.2. Organization and Standing. SFC is a business corporation that
     -----------  -------------------------
is duly organized, validly existing and in good standing under the laws of the State of New Jersey. SFC is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. SCB is a banking corporation that is duly organized, validly existing and in good standing under the laws of the State of New Jersey. SCB is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and is not a member of the Federal Reserve System. SCB has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. SCI is a business corporation that is duly organized, validly existing and in good standing under the laws of the State of New Jersey. SCI has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

     Section 3.3. Subsidiaries. SCB is a wholly-owned direct subsidiary of SFC
     -----------  ------------
and SCI is a wholly-owned subsidiary of SCB. Except for SCB and SCI (the "SFC Subsidiaries"), SFC owns no active subsidiaries, directly or indirectly.

     Section 3.4. Capitalization. The authorized capital of SFC consists
     -----------  --------------
exclusively of 10,000,000 shares of SFC Common Stock and 1,000,000 shares of serial preferred stock, $10.00 par value per share . As of February 23, 2000, there were 2,550,994 shares of SFC Common Stock validly issued, outstanding, fully paid and non-assessable, and no shares were held as treasury shares. There are no shares of preferred stock issued. In addition, as of February 23, 2000, 308,084 shares of SFC Common Stock were reserved for issuance upon the exercise of Stock Options granted under SFC's Stock Option Plans and 625,000 shares of SFC Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the SFC Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of SFC Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of SFC Common Stock. The authorized capital of SCB consists exclusively of 10,000,000 shares of common stock, par value $2.50 per share (the "SCB Common Stock"), of which 1,000 shares are validly issued, outstanding and fully-paid and non-assessable, and no shares are held as treasury shares. All outstanding shares of SCB Common Stock are owned beneficially and of record by SFC. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of SCB Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of SCB Common Stock. The authorized capital of SCI consists exclusively of 1,000 shares of common stock, without par value (the "SCI Common Stock"), of which 100 shares are validly issued, outstanding and fully-paid, non-assessable, and no shares are held as treasury shares. All outstanding shares of SCI Common Stock are owned beneficially and of record by SCB. There are not outstanding obligations, options or rights of any kind entitling other persons to acquire shares of SCI Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of SCI Common Stock. The Common Stock of SCB and SCI is sometimes collectively referred to herein as the "SFC Subsidiaries Common Stock".

     Section 3.5. Charter, Bylaws and Minute Books. The copies of the
     -----------  --------------------------------
Certificate of Incorporation and Bylaws of SFC and the SFC Subsidiaries that have been delivered to FFC are true, correct and complete. Except as previously disclosed to FFC in writing, the minute books of SFC and the SFC Subsidiaries that have been made available to FFC for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders of SFC and the SFC Subsidiaries at the meetings documented in such minutes.

     Section 3.6. Financial Statements. SFC has delivered to FFC the following
     -----------  --------------------
financial statements: Statements of Condition at December 31, 1998 and 1997 and Statements of Income, Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows of SCB for the years ended December 31, 1996, 1997 and 1998, certified by Arthur Andersen, LLP, and set forth in the 1998 Annual Report to SCB's shareholders and Consolidated Statements of Condition of SFC at September 30, 1999 and December 31, 1998 and Consolidated Statements of Income for the three and nine-month periods ended September 30, 1999 and 1998, Consolidated Statements of Changes in Shareholders' Equity for the nine-month periods ended September 30, 1999 and 1998 and Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 1999 and 1998, as filed with the Securities and Exchange Commission (the "SEC") in a Quarterly Report on Form 10-QSB (the aforementioned Consolidated Statement of Condition as of September 30, 1999 being hereinafter referred to as the "SFC Balance Sheet"). Each of the foregoing financial statements fairly present the consolidated financial condition, assets and liabilities, and results of operations of SFC and SCB at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for the omission of the notes from the financial statements applicable to any interim period.

     Section 3.7. Absence of Undisclosed Liabilities. Except as disclosed in
     -----------  ----------------------------------
Schedule 3.7, or as reflected, noted or adequately reserved against in the SFC
------------
Balance Sheet, at September 30, 1999, SFC had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the SFC Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, SFC and the SFC
                                              ------------
Subsidiaries have not incurred, since September 30, 1999, any such liability, other than liabilities of the same nature as those set forth in the SFC Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business. For purposes of this Agreement, the term "Ordinary Course of Business" shall mean the ordinary course of business consistent with SFC's and the SFC Subsidiaries' customary business practices.

     Section 3.8. Absence of Changes. Since September 30, 1999, SFC and the SFC
     -----------  ------------------
Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither SFC nor the SFC
                                     ------------
Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to SFC and the SFC Subsidiaries on a consolidated basis.

     Section 3.9. Dividends, Distributions and Stock Purchases. Except as
     -----------  --------------------------------------------
disclosed in Schedule 3.9, since September 30, 1999, SFC has not declared, set aside, made or paid any dividend or other distribution in respect of the SFC Common Stock, or purchased, issued or sold any shares of SFC Common Stock or the SFC Subsidiaries Common Stock.

     Section 3.10. Taxes. SFC and SCB have filed all federal, state, county,
     ------------  -----
municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of September 30, 1999. Except as disclosed in Schedule 3.10: (i) SFC and SCB have paid all
             -------------
taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither SFC nor the SFC Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the "IRS") has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of SFC or SCB for any year through and including the year ended December 31, 1998. Except as disclosed in Schedule 3.10, neither SFC nor the SFC Subsidiaries have granted
                -------------
any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves
                                   -------------
reflected in the SFC Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of SFC's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 3.11. Title to and Condition of Assets. Except as disclosed in
     ------------  --------------------------------
Schedule 3.11, SFC and the SFC Subsidiaries have good and marketable title to
-------------
all material consolidated real and personal properties and assets reflected in the SFC Balance Sheet or acquired subsequent to September 30, 1999 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however,
                                                           --------  -------
that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the SFC Balance Sheet or in
Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if
-------------
due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the SFC Balance Sheet or acquired subsequent to September 30, 1999: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. SFC and the SFC Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

     Section 3.12. Contracts. (a) Each written or oral contract entered into by
     ------------  ---------
SFC or the SFC Subsidiaries (other than contracts with customers reasonably entered into by SFC or SCB in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $75,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either SFC or the SFC Subsidiaries are a party or by which SFC or the SFC Subsidiaries or any of their properties may be bound (collectively referred to herein as "Material Contracts") is identified in Schedule 3.12. Except as disclosed in Schedule 3.12, all Material
              -------------                         -------------
Contracts are enforceable against SFC or the SFC Subsidiaries, as the case may be and, SFC or the SFC Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and SFC is not aware of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which
                     -------------
require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

          (b)   Except for the Warrant Agreement and as set forth in Schedule
                                                                     --------
3.12, as of the date of this Agreement, neither SFC nor the SFC Subsidiaries is
----
a party to, or bound by, any oral or written:

                (i) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                (ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

                (iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

                (iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

                (v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

                (vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of SFC and/or SCB or committing to dispose of some or all of the capital stock or substantially all of the assets of SFC and/or SCB; or

                (viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

          (c) Neither SFC nor SCB is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or Material Contract to which it is a party or to which any of its respective properties or assets is subject.

     Section 3.13. Litigation and Governmental Directives. Except as disclosed
     ------------  --------------------------------------
in Schedule 3.13, (i) there is no litigation, investigation or proceeding
   -------------
pending, or to the Knowledge of SFC or the SFC Subsidiaries (as the term is defined below) threatened, that involves SFC or the SFC Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of SFC or the SFC Subsidiaries; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of SFC or the SFC Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of SFC or the SFC Subsidiaries or that in any manner restrict the right of SFC or the SFC Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither SFC nor the SFC Subsidiaries are aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either SFC or the SFC Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of SFC or the SFC Subsidiaries or would restrict in any manner the right of SFC or the SFC Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which SFC or the SFC Subsidiaries have filed proofs of claim) in which SFC or the SFC Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.13. In this Agreement, the terms "Knowledge of SFC or
              -------------
SCB" and "Knowledge of SFC and the SFC Subsidiaries" shall mean the actual knowledge of Michael Halpin, Edward Mahnken, Dan Marcmann, Bruce Schott or any member of the Board of Directors of SFC.

     Section 3.14. Compliance with Laws; Governmental Authorizations. Except as
     ------------  -------------------------------------------------
disclosed in Schedule 3.14 or where noncompliance would not have a material and
             -------------
adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of SFC or the SFC Subsidiaries: (i) SFC and the SFC Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to SFC or the SFC Subsidiaries or to any of their properties; and
(ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of SFC or the SFC Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 3.15. Insurance. All policies of insurance relating to SFC's and
     ------------  ---------
SFC Subsidiaries' operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of SFC or the SFC Subsidiaries are listed in Schedule 3.15. All such policies of
                                      -------------
insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

     Section 3.16. Financial Institutions Bonds. Since January 1, 1993, SCB has
     ------------  ----------------------------
continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring SCB against acts of
                             -------------
dishonesty by each of its employees. No claim has been made under any such bond and SCB is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. SCB has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

     Section 3.17. Labor Relations and Employment Agreements. Neither SFC nor
     ------------  -----------------------------------------
any of the SFC Subsidiaries are a party to or bound by any collective bargaining agreement. SFC and the SFC Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of SFC or SCB threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of SFC or the SFC Subsidiaries. Except as disclosed in Schedule 3.17, neither SFC nor the
                                             -------------
SFC Subsidiaries have any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments and agreement referred to below, an "Employment Obligation") with any director, officer, employee, agent or consultant; provided, however, that, as of the date of this Agreement (and effective as of the Effective Time), (i) each of Michael Halpin, Dan E. Marcmann and Bruce L. Schott has executed an amendment to his existing employment agreement with SFC and/or the SFC Subsidiaries in the form of Exhibit C attached hereto, and (ii) Edward Poolas
                            ---------
has entered into an employment agreement in the form of Exhibit D attached hereto. For the purposes of this Agreement, Messrs. Halpin, Marcmann, Schott and Poolas shall be referred to herein as the "Contract Employees.". Except as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2
             -------------
herein), neither SFC nor the SFC Subsidiary will have any liability for employee termination rights arising out of any Employment Obligation.

     Section 3.18. Employee Benefit Plans. All employee benefit plans, contracts
     ------------  ----------------------
or arrangements to which SFC or the SFC Subsidiaries are a party or by which SFC or the SFC Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the "SFC Benefit Plans"), but not including the Employment Obligations described in
Section 3.17, are identified in Schedule 3.18. Each of the SFC Benefit Plans
                                -------------
which is an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"; each such Plan being herein called an "SFC Pension Plan") is exempt from tax under Sections 401 and 501 of the Code, has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No "prohibited transaction" (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the SFC Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the SFC Pension Plans or any other SFC Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of SFC, threatened with respect to any SFC Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither SFC nor the SFC Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the SFC Pension Plans or any other SFC Benefit Plan. There has not been any audit of any SFC Benefit Plan by the Department of Labor or the IRS.

     Section 3.19. Related Party Transactions. Except as disclosed in Schedule
     ------------  --------------------------                         --------
3.19, neither SFC nor any of the SFC Subsidiaries have any contract, extension
----
of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1998) of SFC or any of the SFC Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding SFC Common Stock; and (iii) any "associate" (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in
Schedule 3.19, except as otherwise specifically described therein, has been made
-------------
in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

     Section 3.20. No Finder. Except as disclosed in Schedule 3.20, neither SFC
     ------------  ---------                         -------------
nor any of the SFC Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

     Section 3.21. Complete and Accurate Disclosure. Neither this Agreement
     ------------  --------------------------------
(insofar as it relates to SFC, the SFC Subsidiaries , SFC Common Stock, the SFC Subsidiaries' Common Stock, and the involvement of SFC and the SFC Subsidiaries in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by SFC or the SFC Subsidiaries to FFC in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

     Section 3.22. Environmental Matters. Except as disclosed in Schedule 3.22,
     ------------  ---------------------                         -------------
or as reflected, noted or adequately reserved against in the SFC Balance Sheet, neither SFC nor any of the SFC Subsidiaries have any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by SFC or any of the SFC Subsidiaries and which is required to be reflected, noted or adequately reserved against in SFC's consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, except as disclosed in Schedule 3.22, neither SFC nor any of the SFC
                                 -------------
Subsidiaries have: (i) any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by SFC or any of the SFC Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by SFC or any of the SFC Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by SFC or any of the SFC Subsidiaries.

     Section 3.23. Proxy Statement/Prospectus. At the time the Proxy
     ------------  --------------------------
Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of SFC and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to SFC, the SFC Subsidiaries, SFC Common Stock, the SFC Subsidiaries Common Stock and all actions taken and statements made by SFC and the SFC Subsidiaries in connection with the transactions contemplated herein (except for information provided by FFC to SFC or the SFC Subsidiaries) will:
(i) comply in all material respects with applicable provisions of the 1933 Act, and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 3.24. SEC Filings. No registration statement, offering circular,
     ------------  -----------
proxy statement, schedule or report filed and not withdrawn by SFC or SCB with the SEC or the Federal Deposit Insurance Corporation (the "FDIC"), as applicable, under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.25. Reports. SFC and SCB have filed all material reports,
     ------------  -------
registrations and statements that are required to be filed with the Federal Reserve Board (the "FRB"), the FDIC, the New Jersey Department of Banking and Insurance (the "Department") and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on SFC and the SFC Subsidiaries on a consolidated basis. SFC has furnished FFC with, or made available to FFC, copies of all such filings made in the last three fiscal years and in the period from January 1, 2000 through the date of this Agreement. SFC is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and SFC and SCB have made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder. The SFC Common Stock is traded on the NASDAQ Small Cap Market under the symbol "SKCB."

     Section 3.26. Loan Portfolio of SCB.
     ------------  ---------------------

                   (a) Attached hereto as Schedule 3.26 is a list of (i) all
                                          -------------
outstanding commercial relationships, i.e. commercial loans, commercial loan commitments and commercial letters of credit, of SCB (ii) all loans of SCB classified by SCB or any regulatory authority as "Monitor," "Substandard," "Doubtful" or "Loss," (iii) all commercial and mortgage loans of SCB classified as "non-accrual," and (iv) all commercial loans of SCB classified as "in substance foreclosed."

                   (b) SCB has adequately reserved for or charged off loans in accordance with applicable regulatory requirements and SCB's reserve for loan losses is adequate in all material respects.

     Section 3.27. Investment Portfolio. Attached hereto as Schedule 3.27 is a
     ------------  --------------------                     -------------
list of all securities held by SFC and the SFC Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by it as of September 30, 1999. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27.
                                     -------------

     Section 3.28. Regulatory Examinations.
     ------------  -----------------------

                   (a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of SFC or any of the SFC Subsidiaries. Neither SFC nor any of the SFC Subsidiaries have received any objection from any regulatory agency to SFC's or any of the SFC Subsidiaries' response to any violation, criticism or exception with respect to any report or statement relating to any examinations of SFC and any of the SFC Subsidiaries which would have a materially adverse effect on SFC and any of the SFC Subsidiaries on a consolidated basis.

                   (b) Neither SFC nor any of the SFC Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on SFC and any of the SFC Subsidiaries on a consolidated basis.

     Section 3.29. Beneficial Ownership of FFC Common Stock. SFC and the SFC
     ------------  ----------------------------------------
Subsidiaries do not, and prior to the Effective Time, SFC and the SFC Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13-d-3(d)(1)) more than five percent (5%) of the outstanding shares of FFC Common Stock.

     Section 3.30. Fairness Opinion. SFC's Board of Directors has received a
     ------------  ----------------
written opinion, a copy of which has been furnished to FFC, to be confirmed in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such confirming written opinion being provided simultaneously to FFC at the time of receipt), to the effect that the Exchange Ratio, at the time of execution of this Agreement, is fair to SFC's shareholders from a financial point of view.

              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF FFC

      FFC represents and warrants to SFC, as of the date of this Agreement and as of the date of the Closing, as follows:

     Section 4.1. Authority. The execution and delivery of this Agreement and
     -----------  ---------
the consummation of the transactions contemplated herein have been authorized by the Board of Directors of FFC, and no other corporate action on the part of FFC is necessary to authorize this Agreement or the consummation by FFC of the transactions contemplated herein. This Agreement has been duly executed and delivered by FFC and, assuming due authorization, execution and delivery by SFC, constitutes a valid and binding obligation of FFC. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of FFC or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which FFC is a party or by which FFC or any of its properties are bound.

     Section 4.2. Organization and Standing. FFC is a business corporation that
     -----------  -------------------------
is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FFC is a registered bank holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its present business.

     Section 4.3. Capitalization. The authorized capital of FFC consists
     -----------  --------------
exclusively of 400,000,000 shares of FFC Common Stock and 10,000,000 shares of preferred stock without par value (the "FFC Preferred Stock"). As of December 31, 1999, there were 68,459,473 shares of FFC Common Stock validly issued, outstanding, fully paid and non-assessable and 857,136 shares are held as treasury shares. No shares of FFC Preferred Stock have been issued as of the date of this Agreement, and FFC has no present intention to issue any shares of FFC Preferred Stock. As December 31, 1999, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of FFC Common Stock or shares of FFC Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of FFC Common Stock or into shares of FFC Preferred Stock, except as follows: (i) 1,477,914 shares of FFC Common Stock were issuable upon the exercise of outstanding stock options granted under the FFC Incentive Stock Option Plan and the FFC Employee Stock Purchase Plan and (ii) there were outstanding 68,499,473 Rights representing the right under certain circumstances to purchase shares of FFC Common Stock pursuant to the terms of a Shareholder Rights Agreement, dated June 20, 1989, as amended and restated as of April 27, 1999, entered into between FFC and Fulton Bank and (iii) shares of FFC Common Stock reserved from time to time for issuance pursuant to FFC's Employee Stock Purchase and Dividend Reinvestment Plans.

     Section 4.4. Articles of Incorporation and Bylaws. The copies of the
     -----------  ------------------------------------
Articles of Incorporation, as amended, and of the Bylaws, as amended, of FFC that have been delivered to SFC are true, correct and complete.

     Section 4.5. Subsidiaries. Schedule 4.5 contains a list of all subsidiaries
     -----------  ------------  ------------
("Subsidiaries") which FFC owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) FFC owns, directly or indirectly, all of the
             ------------
outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than FFC or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than FFC or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

     Section 4.6. Financial Statements. FFC has delivered to SFC the following
     -----------  --------------------
financial statements: Consolidated Balance Sheets at December 31, 1998 and 1997 and Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996, certified by Arthur Andersen LLP and set forth in the Annual Report to the shareholders of FFC for the year ended December 31, 1998 and Consolidated Balance Sheets as of September 30, 1999, Consolidated Statements of Income for the three-month and nine-month periods ended September 30, 1999, and Consolidated Statements of Cash Flows for the nine-months ended September 30, 1999 and 1998, as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of September 30, 1999 being hereinafter referred to as the "FFC Balance Sheet"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of FFC at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.


     Section 4.7. Absence of Undisclosed Liabilities. Except as disclosed in
     -----------  ----------------------------------
Schedule 4.7 or as reflected, noted or adequately reserved against in the FFC
------------
Balance Sheet, at September 30, 1999 FFC had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as described in
Schedule 4.7, since September 30, 1999 FFC has not incurred any such liability other than liabilities of the same nature as those set forth in the FFC Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

     Section 4.8. Absence of Changes. Since September 30, 1999 there has not
     -----------  ------------------
been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC and the FFC Subsidiaries on a consolidated basis.

     Section 4.9. Litigation and Governmental Directives. Except as disclosed in
     -----------  --------------------------------------
Schedule 4.9: (i) there is no litigation, investigation or proceeding pending,
------------
or to the knowledge of FFC threatened, that involves FFC or its properties and that, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or of any arbitration tribunal against FFC which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted; and
(iii) FFC is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

     Section 4.10. Compliance with Laws; Governmental Authorizations. Except as
     ------------  -------------------------------------------------
disclosed in Schedule 4.10 or where noncompliance would not have a material and
             -------------
adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC: (i) FFC and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of FFC and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are not proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 4.11. Complete and Accurate Disclosure. Neither this Agreement
     ------------  --------------------------------
(insofar as it relates to FFC, FFC Common Stock, and the involvement of FFC in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by FFC to SFC in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by FFC to SFC in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     Section 4.12. Labor Relations. Neither FFC nor any of its Subsidiaries is a
     ------------  ---------------
party to or bound by any collective bargaining agreement. FFC and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of FFC or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of FFC.

     Section 4.13. Employee Benefits Plans. FFC's contributory profit-sharing
     ------------  -----------------------
plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the "FFC Pension Plans") are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the PBGC. No "prohibited transaction" or "reportable event" (as such terms are defined in the Code or ERISA) has occurred with respect to the FFC Pension Plans or any other employee benefit plan to which FFC or any of its subsidiaries are a party or by which FFC or any of its subsidiaries are bound (each hereinafter called an "FFC Benefit Plan"). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the FFC Pension Plans or any other FFC Benefit Plan, and no claim is pending or threatened with respect to any FCC Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither FCC or any of its subsidiaries have incurred any liability for any tax imposed by
Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the FFC Pension Plans or any other FFC Benefit Plan. There has not been any audit of any FCC Benefit Plan by the Department of Labor, the IRS or the PBGC since 1990.

     Section 4.14. Environmental Matters. Except as disclosed in Schedule 4.14
     ------------  ---------------------                         -------------
or as reflected, noted or adequately reserved against in the FFC Balance Sheet, FFC has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor's right) or leased by FFC and which is required to be reflected, noted or adequately reserved against in FFC's consolidated financial statements under generally accepted accounting principles.

     Section 4.15. SEC Filings. No registration statement, offering circular,
     ------------  -----------
proxy statement, schedule or report filed and not withdrawn by FFC with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.16. Proxy Statement/Prospectus. At the time the Proxy
     ------------  --------------------------
Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of SFC and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to FFC, FFC Common Stock, and actions taken and statements made by FFC in connection with the transactions contemplated herein (other than information provided by SFC or SCB to FFC), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 4.17. Regulatory Approvals. FFC is not aware of any reason why any
     ------------  --------------------
of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to FFC's ability to carry on its business.

     Section 4.18. No Finder. FFC has not paid or become obligated to pay any
     ------------  ---------
fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

     Section 4.19. Taxes. FFC has filed, or has received extension for filing,
     ------------  -----
all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of September 30, 1999. To the best of FFC's knowledge, (i) FFC has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) FFC has not received any notice of deficiency or assessment of additional taxes. To the best of FFC's knowledge, the accruals and reserves reflected in the FFC Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of FFC's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 4.20. Title to and Condition of Assets. FFC has good and marketable
     ------------  --------------------------------
title to all material consolidated real and personal properties and assets reflected in the FFC Balance Sheet or acquired subsequent to September 30, 1999 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided,
                                                                    --------
however, that the representations and warranties contained in this sentence to
-------
not cover liens or encumbrances that: (i) are reflected in the FFC Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

     Section 4.21. Contracts. To the best of FFC's knowledge, all FFC Material
     ------------  ---------
Contracts are enforceable against FFC, and FFC has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. "FFC Material Contracts" shall be defined as each written or oral contract entered into by FFC (other than contracts with customers reasonably entered into by FFC in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either FFC or FFC Subsidiaries are a party or by which FFC or any of the FFC Subsidiaries or any of their properties may be bound.

     Section 4.22. Insurance. To the best of FFC's knowledge, all policies of
     ------------  ---------
insurance covering operations of FFC which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of FFC are in full force and effect, and no notices of cancellation have been received in connection therewith.

     Section 4.23. Reports. FFC has filed all material reports, registrations
     ------------  -------
and statements that are required to be filed with the FRB, the FDIC, the Pennsylvania Department of Banking, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on FFC and the FFC Subsidiaries on a consolidated basis. FFC has furnished SFC with, or made available to SFC, copies of all such filings made in the last three fiscal years and in the period from January 1, 2000 to the date of this Agreement. FFC is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and FFC has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder. The FFC Common Stock is traded on NASDAQ under the symbol "FULT."

                          ARTICLE V.  COVENANTS OF SFC

      From the date of this Agreement until the Effective Time, SFC covenants and agrees to do, and shall cause the SFC Subsidiaries to do, the following:

     Section 5.1. Conduct of Business. Except as otherwise consented to by FFC
     -----------  -------------------
in writing which consent will not be unreasonably withheld or delayed, SFC and the SFC Subsidiaries shall: (i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business; (ii) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with SFC or any of the SFC Subsidiaries; (iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;
(iv) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve or collect all material claims and causes of action belonging to SFC or any of the SFC Subsidiaries; (v) to the extent consistent with prudent business judgment, keep in full force and effect all insurance policies now carried by SFC or any of the SFC Subsidiaries; (vi) to the extent consistent with prudent business judgment, perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which SFC or any of the SFC Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business; (vii) maintain their books of account and other records in the Ordinary Course of Business; (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to SFC or any of the SFC Subsidiaries and to the conduct of their businesses; (ix) not amend SFC's or any of the SFC Subsidiaries' Certificate of Incorporation or Bylaws; (x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business; (xi) except for the establishment by SCB of a new branch office in Roxbury, New Jersey, and the capital expenditure of approximately $800,000 in connection therewith, in accordance with the information related thereto provided to FFC prior to the date of this Agreement, not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets which do not exceed, in any case, $75,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever; (xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date; (xiii) except as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of SFC Common Stock; (xiv) not authorize, purchase (other than open market purchases to obtain SFC Common Stock for distribution pursuant to SFC's dividend reinvestment plan), redeem, issue (except upon the exercise of outstanding options under the SFC Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of SFC Common Stock or any other equity or debt securities of SFC (other than the distribution, under SFC's dividend reinvestment plan, of shares acquired in open market purchases, or the Warrant or the SFC Common Stock issuable under the Warrant); (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any SFC Benefit Plan, except as required by law (as defined in Section 3.18 herein) for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein) with any officer, director, employee or consultant of SFC or any of the SFC Subsidiaries, except that SFC and the SFC Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with their past practice, provided that SFC and the SFC Subsidiaries shall be permitted to pay a pro rated portion of its customary bonuses to its employees prior to the Effective Date to the extent such bonuses are consistent with the budget for SFC and the SFC Subsidiaries provided to FFC prior to the date of this Agreement and are consistent, in magnitude and otherwise, with the past practices of SFC and the SFC Subsidiaries; (xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein except in the Ordinary Course of Business
                ------------
consistent with past practice (as disclosed on Schedule 3.19); (xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by SCB during the fiscal year ending December 31, 2000, SFC and the SFC Subsidiaries shall consult with FFC and shall act in accordance with generally accepted accounting principles and SFC's and the SFC Subsidiaries' customary business practices; (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely; (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on SFC and the SFC Subsidiaries except in the Ordinary Course of Business consistent with past practice (provided that FFC shall not unreasonably withhold or delay its consent to such transactions); (xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair; (xxi) except as permitted by (xi) above, not make application for the opening or closing of any, or open or close any, branches or automated banking facility; (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; or (xxiii) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of this Agreement or the Merger or cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

     Section 5.2. Best Efforts. SFC and the SFC Subsidiaries shall cooperate
     -----------  ------------
with FFC and shall use their best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, SFC and the SFC Subsidiaries shall: (i) cooperate with FFC in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); (ii) subject to Section
5.7 herein, call a meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at that meeting, including recommending the approval of this Agreement by SFC's shareholders; and (iii) cooperate with FFC in making SFC's and the SFC Subsidiaries' employees reasonably available for training by FFC at SFC's and the SFC Subsidiaries' facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by FFC to ensure that SFC's and the SFC Subsidiaries' facilities will be properly operated in accordance with FFC's policies after the Merger.

     Section 5.3. Access to Properties. SFC and the SFC Subsidiaries shall give
     -----------  --------------------
to FFC and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of SFC and the SFC Subsidiaries as FFC may reasonably request, subject to the obligation of FFC and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning SFC and the SFC Subsidiaries obtained by reason of such access and subject to applicable law.

     Section 5.4. Subsequent Financial Statements. Between the date of signing
     -----------  -------------------------------
of this Agreement and the Effective Time, SFC and the SFC Subsidiaries shall promptly prepare and deliver to FFC as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either SFC or any of the SFC Subsidiaries (including, without limitation, delivery of SFC's audited financial statements for 1999 as soon as they are available) (which additional financial statements and reports are hereinafter collectively referred to as the "Additional SFC Financial Statements"). The representations and warranties set forth in Sections 3.6, 3.7 and 3.8 shall apply to the Additional SFC Financial Statements.

     Section 5.5. Update Schedules. SFC or any of the SFC Subsidiaries shall
     -----------  ----------------
promptly disclose to FFC in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

     Section 5.6. Notice. SFC or any of the SFC Subsidiaries shall promptly
     -----------  ------
notify FFC in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to FFC in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of SFC or any of the SFC Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

      Section 5.7. No Solicitation.
                   ---------------

          (a) SFC and the SFC Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of SFC determines in good faith, based on the written advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to SFC's shareholders under applicable law, SFC, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to SFC or the SFC Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of SFC or any of the SFC Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of SFC or any of the SFC Subsidiaries, whether or not acting on behalf of SFC or any of its subsidiaries, shall be deemed to be a breach of this Section by SFC.

          (b) The Board of Directors of SFC shall not (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FFC, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause SFC to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of SFC shall have determined in good faith, based on the written advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to SFC's shareholders under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal. In the event the Board of Directors of SFC takes any of the actions set forth in clauses (1), (2) and/or (3) in compliance with the standards in (x) and (y) above, such action shall allow termination by FFC under Section 8.1(b)(iii) herein. In the event the Board of Directors of SFC takes any of the actions set forth in clauses (1), (2) and/or (3) above without compliance with the standards in (x) and (y) above, such action shall constitute a breach allowing termination by FFC under Section 8.1(b)(i) herein.

          (c) Nothing contained in this Section shall prohibit SFC from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that neither SFC nor its Board of Directors shall, except as permitted by paragraph (b) of this section, propose to approve or recommend, an Acquisition Proposal.

          (d) SFC shall promptly (but in any event within one day) advise FFC orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. SFC will, to the extent reasonably practicable, keep FFC fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                   For the purpose of this Section 5.7:

                   (i) "Acquisition Proposal" shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of SFC or any of the SFC Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of SFC or any of the SFC Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of SFC or any of the SFC Subsidiaries.

                   (ii) A "Superior Proposal" shall be an Acquisition Proposal that the Board of Directors of SFC believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor and after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of SFC and the SFC Subsidiaries as a combined company), would, if consummated, result in a transaction more favorable to the shareholders of SFC from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

     Section 5.8.  Affiliate Letters. SFC shall deliver or cause to be delivered
     -----------   -----------------
to FFC, at or before the Closing, a letter from each of the officers and directors of SFC (and shall use its best efforts to obtain and deliver such a letter from each shareholder of SFC) who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of SFC, in form and substance satisfactory to FFC, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of FFC Common Stock to be received by such person pursuant to this Agreement.

     Section 5.9. No Purchases or Sales of FFC Common Stock During Price
     -----------  ------------------------------------------------------
Determination Period. SFC and the SFC Subsidiaries shall not, and shall use
--------------------
their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of SFC who may be deemed an "affiliate" (as defined in SEC Rules 145 and 405) of SFC does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period.

     Section 5.10. Dividends. SFC shall not declare or pay a cash dividend on
     ------------  ---------
the SFC Common Stock; provided, however, that SFC may declare and pay a dividend of up to $.03 per share of SFC Common Stock (and up to $.04 per share of SFC Common Stock if SFC and the SFC Subsidiaries results of operations are consistent with the budget for SFC and the SFC Subsidiaries provided to FFC prior to the date of this Agreement) on (i) March 31, 2000, (ii) June 30, 2000, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on July 15, 2000; (iii) September 30, 2000, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on October 15, 2000; and (iv) December 31, 2000, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on January 15, 2001 (it being the intent of FFC and SFC that SFC be permitted to pay a dividend on the SFC Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of SFC, upon becoming shareholders of FFC, would not be entitled to receive a dividend on the FFC Common Stock on the payment dates indicated in such subsections).

                          ARTICLE VI. COVENANTS OF FFC

      From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, FFC covenants and agrees to do the following:

     Section 6.1.  Best Efforts. FFC shall cooperate with SFC and the SFC
     -----------   ------------
Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, FFC agrees to do the following:

          (a)      Applications for Regulatory Approval: FFC shall promptly
                   ------------------------------------
prepare and file, with the cooperation and assistance of (and after review by) SFC and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act, the

Pennsylvania Banking Code of 1965, as amended, the New Jersey Banking Act of 1948, as amended, and the Federal Deposit Insurance Act, as amended.

          (b)      Registration Statement: FFC shall promptly prepare, with the
                   ----------------------
cooperation and assistance of (and after review by) SFC and its counsel and accountants, and file with the SEC a registration statement (the "Registration Statement") for the purpose of registering the shares of FFC Common Stock to be issued to shareholders of SFC under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the "Proxy Statement/Prospectus") for the purpose of registering the shares of FFC's Common Stock to be issued to the shareholders of SFC, and the soliciting of the proxies of SFC's shareholders in favor of the Merger, under the provisions of this Agreement. FFC may rely upon all information provided to it by SFC and SCB in this connection and FFC shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by FFC in reliance upon any information provided to FFC by SFC or the SFC Subsidiaries or by any of their officers, agents or representatives.

          (c)      State Securities Laws: FFC, with the cooperation and
                   ---------------------
assistance of SFC and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

          (d)      Stock Listing: FFC, with the cooperation and assistance of
                   -------------
SFC and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of FFC Common Stock to be issued in the Merger on NASDAQ.

          (e)      Adopt Amendments: FFC shall not adopt any amendments to its
                   ----------------
charter or bylaws or other organizational documents that would alter the terms of FFC's Common Stock or could reasonably be expected to have a material adverse effect on the ability of FFC to perform its obligations under this Agreement.

     Section 6.2.  Access to Properties and Records. FFC shall give to SFC and
     -----------   --------------------------------
to its authorized employees and representatives (including without limitation SFC's counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of FFC as SFC may reasonably request, subject to the obligation of SFC and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning FFC obtained by reason of such access.

     Section 6.3.  Subsequent Financial Statements. Between the date of signing
     -----------   -------------------------------
of this Agreement and the Effective Time, FFC shall promptly prepare and deliver to SFC as soon as practicable each Quarterly Report to FFC's shareholders and any Annual Report to FFC's shareholders normally prepared by FFC. The representations and warranties set forth in Sections

4.6, 4.7 and 4.8 herein shall apply to the financial statements (hereinafter collectively referred to as the "Additional FFC Financial Statements") set forth in the foregoing Quarterly Reports and any Annual Report to FFC's shareholders.

     Section 6.4.  Update Schedules. FFC shall promptly disclose to SFC in
     -----------   ----------------
writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

     Section 6.5.  Notice. FFC shall promptly notify SFC in writing of any
     -----------   ------
actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to SFC in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

     Section 6.6.  Employment Arrangements.
     -----------   -----------------------

          (a) From and after the Effective Time, (i) FFC shall cause each of the SFC Subsidiaries or their respective successors: (A) to satisfy each of the Employment Obligations (as defined, and amended as set forth, in Section
3.17 herein), (B) use their best efforts to retain each present full-time employee of SCB at such employee's current position (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the position), (C) pay compensation to each person who was employed as of the Effective Time and who continues to be employed by SFC on and after the Effective Time, that is at least equal to the aggregate compensation that such person was receiving from SFC or the SFC Subsidiaries prior to the Effective Time (unless there is a material change in the duties and responsibilities of such employee).(ii) in the event that FFC causes the SFC Subsidiaries or their successors to continue to employ officers or employees of SFC and the SFC Subsidiaries as of the Effective Time, the SFC Subsidiaries or their successors shall employ such persons on the Effective Time who are not Contract Employees (as that term is defined in Section 3.17 herein) will be employed as "at will" employees, (iii) officers and employees of SFC and/or the SFC Subsidiaries who continue employment with SFC and/or the SFC Subsidiaries or their successors after the Effective Time and who are Contract Employees (as that term is defined in Section 3.17 herein) will be employed pursuant to the terms and conditions of their respective Employment Obligations, and (iv) in the event the SFC Subsidiaries or their successors do not employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of SFC or the SFC Subsidiaries as of the Effective Time who are not Contract Employees, FFC shall cause the SFC Subsidiaries or their successors to pay severance benefits to such employee as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, one week's salary plus an additional one week's salary for each year of service with SFC or the SFC Subsidiaries; or
(B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of SCB or its successor.

          (b) On and after the Effective Time, (i) FFC shall cause the SFC Subsidiaries or their successors to satisfy the SFC Subsidiaries' obligations under the SFC Benefit Plans; (ii) for a period of at least three (3) years after the Effective Date, FFC shall cause the SFC Subsidiaries or their successors to provide employee benefits to each such person who is an employee, on the Effective Time, that are substantially equivalent in the aggregate to the benefits under the SFC Benefit Plans prior to the Effective Time. For vesting and eligibility purposes for employee benefits under each SFC Benefit Plan and/or any employee benefit plan established by FFC after the Effective Date, employees and/or directors, former employees and directors, if applicable, of the SFC Subsidiaries shall receive credit for years of service with the SFC Subsidiaries; and (iii) FFC may discontinue and terminate (A) the SCB Benefit Plans (subject to the provisions of Section 6.8(e) herein) and (B) the SFC Stock Option Plans subject to Section 2.3.

     Section 6.7. No Purchase or Sales of FFC Common Stock During Price
     -----------  -----------------------------------------------------
Determination Period. Neither FFC nor any Subsidiary of FFC, nor any executive
--------------------
officer or director of FFC or any Subsidiary of FFC, nor any shareholder of FFC who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of FFC, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period; provided, however, that FFC may purchase shares
                                --------  -------
of FFC Common Stock in the ordinary course of business during the Price Determination Period pursuant to FFC's Benefit Plans or FFC's Dividend Reinvestment Plan.

      Section 6.8. Continuation of SCB's Structure, Name and Directors.
      -----------  ---------------------------------------------------

          (a) For a period of three (3) years after the Effective Date, FFC shall (subject to the right of FFC and the SCB Continuing Directors to terminate such obligations under this Section 6.8(a) under subsections (c) and (d) below)
(i) preserve the business structure of SCB as a New Jersey bank; (ii) preserve the present name of SCB; and (iii) continue in office the present directors of SCB who indicate their desire to serve (the "SCB Continuing Directors"), provided, that (A) for such three year period, each non-employee SCB Continuing
--------
Director shall continue to receive director's fees from SCB on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from SCB prior to the Effective Date (the current fees and benefits being set forth on Schedule 6.8 and to remain
                                             ------------
unchanged through the Effective Date, such benefits to include existing health insurance coverage for SFC's Chairman of the Board as of the date of this Agreement (the "Current Chairman") provided that the applicable plan allows such continued coverage and the Chairman pays the cost of such coverage), provided that, in the event an individual SCB Continuing Director ceases to act as a director or as Chairman of SCB's Board of Directors or any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors (including other SCB Continuing Directors in the cases of chairmanships) in such positions and (B) after such three-year period, each SCB Continuing Director shall be subject to FFC's mandatory retirement rules for directors.

          (b) For a period of three (3) years after the Effective Date (subject to the right of FFC and the SCB Continuing Directors to terminate such obligations under this Section 6.8(b) under subsections (c) and (d) below), (i) the Chairman of the Board of SCB shall be the Current Chairman or, if for any reason he shall cease to serve, such member of the Board of Directors of SCB as shall be elected by the Board of Directors of SCB (provided that FFC shall consent to such successor (such consent not to be unreasonably withheld) and the compensation arrangements with the Current Chairman shall not apply to such successor), and (ii) the Board of Directors of SCB (or any committee thereof appointed by the Board of Directors of SCB) shall have the exclusive right to nominate persons for election to the Board of Directors of SCB (provided that FFC shall consent to such directors (such consent not to be unreasonably withheld)).

          (c) Subject to subsection (e) below, FFC shall have the right to terminate its obligations under subsections (a) and (b) of this Section 6.8 as a result of (i) regulatory considerations, (ii) safe and sound banking practices,
(iii) the exercise of their fiduciary duties by FFC's directors; or (iv) the direct or indirect acquisition by FFC of a financial institution which is larger than SCB (in terms of asset size) with a location or locations in (A) any of the counties in which SCB currently maintains offices or (B) any other county which is contiguous to any counties referred to in (A).

          (d) Notwithstanding anything herein to the contrary, the SCB Continuing Directors, in their exercise of their fiduciary duty as to the best interests of SCB and FFC, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a) of this Section 6.8.

          (e) In the case of termination of its obligations pursuant to paragraph (c)(iv) above, FFC shall cause SCB to continue to make the payments under Section 6.8(a) herein which would otherwise be made to the Current Chairman for the three year period after the Effective Date.

     Section 6.9.  Insurance. For three years after the Effective Date, FFC
                   ---------
shall (and SCB shall cooperate in these efforts) obtain and maintain (a) "tail" coverage relating to SFC's existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and carry such premium as may be reasonably acceptable to FFC (not to exceed the current premium for SFC's existing directors and officers liability insurance policy) and that FFC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (other than relating to this Agreement and the transactions contemplated hereby) and covering persons who are covered by such insurance immediately prior to the Effective Date and
(b) provide the SCB Continuing Directors with coverage under a directors and officers liability policy or policies similar to the coverage provided to directors of other subsidiaries of FFC.

                       ARTICLE VII.  CONDITIONS PRECEDENT

     Section 7.1.  Common Conditions. The obligations of the parties to
     -----------   -----------------
consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

             (a)   Shareholder Approval: This Agreement shall have been duly
                   --------------------
authorized, approved and adopted by the shareholders of SFC.

             (b)   Regulatory Approvals: The approval of each federal and state
                   --------------------
regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board, Pennsylvania Department of Banking, the Department and the Federal Deposit Insurance Corporation, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require
(A) any divestiture by FFC of a portion of the business of FFC, or any subsidiary of FFC or (B) any divestiture by SFC or the SFC Subsidiaries of a portion of their businesses which FFC in its good faith judgment believes will have a significant adverse impact on the business or prospects of SFC or the SFC Subsidiaries, as the case may be, or (ii) impose any condition upon FFC, or any of its subsidiaries, which in FFC's good faith judgment (x) would be materially burdensome to FFC and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by FFC as a result of consummating the Merger or (z) would prevent FFC from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

             (c)   Stock Listing. The shares of FFC Common Stock to be issued in
                   -------------
the Merger shall have been authorized for listing on NASDAQ.

             (d)   Tax Opinion. Each of FFC and SFC shall have received an
                   -----------
opinion of FFC's counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to FFC and SFC, addressed to FFC and SFC, with respect to federal tax laws or regulations, to the effect that:

                   (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

                   (2) No gain or loss will be recognized by FFC, SFC or SCB by reason of the Merger;

                   (3) The bases of the assets of SFC in the hands of FFC will be the same as the bases of such assets in the hands of SFC immediately prior to the Merger;

                   (4) The holding period of the assets of SFC in the hands of FFC will include the period during which such assets were held by SFC prior to the Merger;

                   (5) A holder of SFC Common Stock who receives shares of FFC Common Stock in exchange for his SFC Common Stock pursuant to the reorganization (except with respect to each received in lieu of fractional shares of FFC Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

                   (6) A holder of SFC Common Stock who receives cash in lieu of a fractional share of FFC Common Stock will be treated as if he received a fractional share of FFC Common Stock pursuant to the reorganization and FFC then redeemed such fractional share for the cash. The holder of SFC Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

                   (7) The tax basis of the FFC Common Stock to be received by the shareholders of SFC pursuant to the terms of this Agreement will include the holding period of the SFC Common Stock surrendered in exchange therefor, provided that such SFC Common Stock is held as a capital interest at the Effective Time.

                   (8) The holding period of the shares of FFC Common Stock to be received by the shareholders of SFC will include the period during which they held the shares of SFC Common Stock surrendered, provided the shares of SFC Common Stock are held as a capital asset on the date of the exchange.

          (e)      Registration Statement: The Registration Statement (as
                   ----------------------
defined in Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of SFC; regulatory clearance for the offering contemplated by the Registration Statement (the "Offering") shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

          (f)      No Suits: No action, suit or proceeding shall be pending or
                   --------
threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if FFC agrees to defend and indemnify SFC and
           --------  -------
SCB and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of SFC to consummate this Agreement.

     Section 7.2.  Conditions Precedent to Obligations of FFC. The obligations
     -----------   ------------------------------------------
of FFC to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by FFC in accordance with the provisions of Section 8.4 herein:

          (a)      Accuracy of Representations and Warranties: All of the
                   ------------------------------------------
representations and warranties of SFC as set forth in this Agreement, all of the information contained in Schedules hereto and all SFC Closing Documents (as defined in Section 7.2(j)) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date), except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be material to SFC and the SFC Subsidiaries taken as a whole.

          (b)      Covenants Performed: SFC shall have performed or complied in
                   -------------------
all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

          (c)      Opinion of Counsel for SFC: FFC shall have received an
                   --------------------------
opinion, dated the Effective Time, from McCarter & English, LLP, counsel to SFC, in substantially the form of Exhibit E hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of SFC, FFC, affiliates of the foregoing, and others.

          (d)      Affiliate Agreements: Shareholders of SFC who are or will be
                   --------------------
affiliates of SFC or FFC for the purposes of Accounting Series Release No. 135 and the 1933 Act shall have entered into agreements with FFC, in form and substance satisfactory to FFC, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

          (e)      SFC Options: All holders of SFC Options shall have delivered
                   -----------
documentation reasonably satisfactory to FFC canceling the SFC Options in exchange for FFC Stock Options pursuant to Section 2.3 herein.

          (f)      No Material Adverse Change: FFC (together with its
                   --------------------------
accountants, if the advice of such accountants is deemed necessary or desirable by FFC) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of SFC or the SFC Subsidiaries. In particular, without limiting the generality of the foregoing sentence, the Additional SFC Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of SFC as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the SFC Balance Sheet. For purposes of this Section 7.2 (f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business or results of operations or future prospects of SFC or (ii) the ability of SFC to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of SFC taken at the direction or behest of FFC with the prior written consent of FFC, including any action or actions, individually or in the aggregate, taken by SFC or the SFC Subsidiaries, (d) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (e) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of SFC, including reasonable expenses incurred by SFC in consummating the transactions contemplated by the Agreement. At the Closing, SFC shall deliver to FFC a certificate confirming the absence of a material adverse change described herein.

          (g)      Accountants' Letter.  Subject to the requirements of
                   -------------------
Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, Arthur Andersen LLP, or such other accounting firm as is acceptable to FFC, shall have furnished to FFC an "agreed upon procedures" letter, dated the Effective Date, in form and substance satisfactory to FFC to the effect that:

                   (1) In their opinion, the consolidated financial statements of SFC examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1993 Act and the published rules and regulations thereunder; and

                   (2) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of SFC , inspection of the minute books of SFC and the SFC Subsidiaries since December 31, 1999, inquiries of officials of

SFC and the SFC Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

                       (A) any unaudited Consolidated Statements of Condition, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flows of SFC included in the Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

                       (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders' equity of SFC as compared with amounts shown in the balance sheet as of December 31, 1999 included in the Registration Statement, except in each cash for such changes, increases or decreases which the Registration Statement disclosures have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

                       (C) for the period from January 1, 2000 to such specified date, there were any decreases in the consolidated total or per share amounts of net interest income, consolidated net interest income after provision for loan losses, consolidated other income or consolidated net income of SFC as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

          (h)      Federal and State Federal and State Antitrust Laws: FFC and
                   --------------------------------------------------
its counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

          (i)      Environmental Matters: No environmental problem of the kind
                   ---------------------
contemplated in Section 3.22 and not disclosed in Schedule 3.22 shall have been
                                                  -------------
discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of either SFC or SCB.

          (j)      Closing Documents: SFC shall have delivered to FFC: (i) a
                   -----------------
certificate signed by SFC's Chairman and President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to FFC) verifying that all of the representations and warranties of SFC set forth in this Agreement are true and correct in all material respects as of the Closing and that SFC has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which SFC or SCB is a party or by which they or any of their properties are bound; and (iii) such other certificates and documents as FFC and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the "SFC Closing Documents").

          (k)      Section 7.3. Conditions Precedent to the Obligations of SFC.
                   -----------  ----------------------------------------------
The obligation of SFC to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by SFC in accordance with the provisions of Section 8.4 herein:

          (a)      Accuracy of Representations and Warranties: All of the
                   ------------------------------------------
representations and warranties of FFC as set forth in this Agreement, all of the information contained in its Schedules hereto and all FFC Closing Documents (as defined in Section 7.3(g) of this Agreement) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date), except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be material to FFC and its subsidiaries taken as a whole.

          (b)      Covenants Performed: FFC shall have performed or complied in
                   -------------------
all material respects with each of the covenants required by this Agreement to be performed or complied with by FFC.

          (c)      Opinion of Counsel for FFC: SFC shall have received an
                   --------------------------
opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to FFC, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any
                                             ---------
such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of FFC, SFC, affiliates of the foregoing, and others.

          (d)      FFC Options: FFC Options shall be substituted in cancellation
                   -----------
of the SFC Options pursuant to Section 2.3 herein.

          (e)      No Material Adverse Change: SFC (together with its
                   --------------------------
accountants, if the advice of such accountants is deemed necessary or desirable by SFC) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of FFC. In particular, without limiting the generality of the foregoing sentence, the Additional FFC Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of FFC as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the FFC Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business or results of operations or future prospects of FFC or (ii) the ability of FFC to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of FFC, including reasonable expenses incurred by FFC in consummating the transactions contemplated by the Agreement. At the Closing, FFC shall deliver to SFC a certificate confirming the absence of a material adverse change described herein.

          (f)      Fairness Opinion: SFC shall have obtained from McConnell,
                   ----------------
Budd & Downes, or from another independent financial advisor selected by the Board of Directors of SFC, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of SFC stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of SFC from a financial point of view.

          (g)      Closing Documents: FFC shall have delivered to SFC: (i) a
                   -----------------
certificate signed by FFC's President and Chief Executive Officer (or other officer reasonably acceptable to SFC) verifying that all of the representations and warranties of FFC set forth in this Agreement are true and correct in all material respects as of the Closing and that FFC has performed in all material respects each of the covenants required to be performed by FFC; and (ii) such other certificates and documents as SFC and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the "FFC Closing Documents").

                ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER

     Section 8.1.  Termination. This Agreement may be terminated at any time
     -----------   -----------
before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of SFC) as follows:

          (a)      Mutual Consent: This Agreement may be terminated by mutual
                   --------------
consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of SFC and FFC, followed by written notices given to the other party.

          (b)      Unilateral Action by FFC: This Agreement may be terminated
                   ------------------------
unilaterally by the affirmative vote of the Board of Directors of FFC, followed by written notice given promptly to SFC, if: (i) there has been a material breach by SFC of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by FFC to SFC; (ii) any condition precedent to FFC's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of FFC, on December 31, 2000; or
(iii) in the event the Board of Directors takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(b) herein in compliance with the standards in (x) and (y) therein.

          (c)      Unilateral Action By SFC: This Agreement may be terminated
                   ------------------------
unilaterally by the affirmative vote of a majority of the Board of Directors of SFC, followed by written notice given promptly to FFC, if: (i) there has been a material breach by FFC of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by SFC to FFC; or (ii) any condition precedent to SFC's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of SFC, on December 31, 2000.

          (d)      Market Price of FFC Common Stock. (i) SFC shall have the
                   --------------------------------
right to terminate this Agreement if the Closing Market Price is less than $13.09, i.e. .85 multiplied by the Starting Price (the "Floor Price"). Notwithstanding the foregoing, FFC shall have the option to cause SFC to amend this Agreement (and, upon such amendment, SFC shall not have the right to terminate this Agreement) to increase the Conversion Ratio to a level, calculated to four decimal places, equal to the Conversion Ratio multiplied by the quotient of the Floor Price (the numerator) over the Closing Market Price (the denominator). For example, if the Closing Market Price is $12.00 and the Floor Price is $13.09, FFC would have the option to increase the Conversion Ratio to .8934 (.819 x 13.09/12.00) in lieu of terminating this Agreement.

                   (ii) FFC shall have the right to terminate this Agreement if the Closing Market Price is greater than $19.24, i.e. 1.25 multiplied by the Starting Price (the "Ceiling Price"). Notwithstanding the foregoing, SFC shall have the option to cause FFC to amend this Agreement (and, upon such amendment, FFC shall not have the right to terminate this Agreement) to decrease the Conversion Ratio to a level, calculated to four decimal places, equal to the Conversion Ratio multiplied by the quotient of the Ceiling Price (the numerator) over the Closing Market Price (the denominator). For example, if the Closing Market Price is $22.00 and the Ceiling Price is $19.24, SFC would have the option to decrease the Conversion Ratio to .7163 (.819 x $19.24/22.00) in lieu of terminating this Agreement.

                   (iii) For purposes of this Section 8.1(d), "Starting Price" shall mean $15.39, i.e. the average of the per share closing bid and asked prices for FFC Common Stock on February 22, 2000 as reported on NASDAQ.

                   (iv) The Starting Price and the Closing Market Price shall be appropriately adjusted for an event described in Section 2.1(d) herein.

     Section 8.2. Effect of Termination.
     -----------  ---------------------

          (a)      Effect. In the event of a permitted termination of this
                   ------
Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

          (b)      Limited Liability. Subject to the terms of the Warrant
                   -----------------
Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by FFC by reason of a material breach by SFC, or if this Agreement is terminated by SFC by reason of a material breach by FFC, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives.

          (c)      Confidentiality. In the event of a termination of this
                   ---------------
Agreement, neither FFC nor SFC nor SCB shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

     Section 8.3.  Amendment. To the extent permitted by law, this Agreement may
     -----------   ---------
be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of
SFC), but only by a written instrument duly authorized, executed and delivered by FFC and by SFC; provided, however, that, except as set forth in Section
                   --------  -------
8.1(d) herein any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of SFC in exchange for their shares of SFC Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of SFC in accordance with applicable New Jersey law.

     Section 8.4.  Waiver. Any term or condition of this Agreement may be
     -----------   ------
waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of SFC) by a written instrument duly authorized, executed and delivered by such party or parties.

                    ARTICLE IX.  CLOSING AND EFFECTIVE TIME

     Section 9.1.  Closing. Provided that all conditions precedent set forth in
     -----------   -------
Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the "Closing") at the offices of FFC at One Penn

Square, Lancaster, Pennsylvania, within thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a date to be agreed upon by the parties, at which time the parties shall deliver the SFC Closing Documents, the FFC Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

     Section 9.2.  Effective Time. Immediately following the Closing, and
     -----------   --------------
provided that this Agreement has not been terminated or abandoned pursuant to
Article VIII hereof, FFC and SFC will cause Articles of Merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State") and the Office of the Treasurer of the State of New Jersey (the "Treasurer"). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Department of State and the Treasurer or such later date and time as may be specified in the Articles of Merger (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time occurs.

           ARTICLE X.  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 10.1. No Survival. The representations and warranties of SFC and of
     ------------  -----------
FFC set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

                        ARTICLE XI.  GENERAL PROVISIONS

     Section 11.1. Expenses. Except as provided in Section 8.2(b) herein, each
     ------------  --------
party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this
Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of FFC.

     Section 11.2. Other Mergers and Acquisitions. Subject to the right of SFC
     ------------  ------------------------------
to refuse to consummate this Agreement pursuant to Section 8.1(c) (i) herein by reason of a material breach by FFC of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed:
(i) to preclude FFC from acquiring, or to limit in any way the right of FFC to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of FFC Common Stock or otherwise; (ii) to preclude FFC from issuing, or to limit in any way the right of FFC to issue, prior to or following the Effective Time, FFC Common Stock, FFC Preferred Stock or any other equity or debt securities; or (iii) to preclude FFC from taking, or to limit in any way the right of FFC to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

     Section 11.3. Notices. All notices, claims, requests, demands and other
     ------------  -------
communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

          (a)      If to FFC, to:

                       Rufus A. Fulton, Jr., President and Chief Executive
                       Officer

                       Fulton Financial Corporation

                       One Penn Square

                       P.O. Box 4887

                       Lancaster, Pennsylvania 17604

                   With a copy to:

                       Paul G. Mattaini, Esquire

                       Barley, Snyder, Senft & Cohen, LLC

                       126 East King Street

                       Lancaster, Pennsylvania 17602

          (b)      If to SFC, to:

                       Skylands Financial Corporation

                       176 Mountain Avenue

                       Hackettstown, New Jersey 07840

                   With a copy to:

                       Todd M. Poland, Esquire

                       McCarter & English, LLP

                       Four Gateway Center

                       100 Mulberry Street

                       P.O. Box 652

                       Newark, New Jersey 07101-0652

     Section 11.4. Counterparts. This Agreement may be executed simultaneously
     ------------  ------------
in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

     Section 11.5. Governing Law. This Agreement shall be deemed to have been
     ------------  -------------
made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

     Section 11.6. Parties in Interest. This Agreement shall be binding upon and
     ------------  -------------------
inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may
                                   --------  -------
assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 11.7. Entire Agreement. This Agreement, together with the Warrant
     ------------  ----------------
Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                        FULTON FINANCIAL CORPORATION



                                        By:      /s/ Rufus A.Fulton, Jr.
                                                 -----------------------

                                                 Rufus A. Fulton, Jr., President

                                                 and Chief Executive Officer



                                        Attest:  /s/ William R. Colmery
                                                 ----------------------

                                                 William R. Colmery, Secretary





                                        SKYLANDS FINANCIAL CORPORATION



                                        By:      /s/ Michael Halpin
                                                 ------------------

                                                 Michael Halpin, President and

                                                 Chief Executive Officer


                                        By:      /s/ Dennis H  O'Rourke
                                                 ----------------------

                                                 Dennis H. O'Rourke, Chairman



                                        Attest:  /s/ Norman S. Baron
                                                 -------------------

                                                 Norman S. Baron, Secretary

                                   EXHIBIT B




                         WARRANT AGREEMENT AND WARRANT

                               WARRANT AGREEMENT

      THIS WARRANT AGREEMENT is made as of February 24, 2000 by and between Fulton Financial Corporation, a Pennsylvania corporation ("FFC") and Skylands Financial Corporation, a New Jersey corporation ("SFC").

                                  WITNESSETH:

      WHEREAS, FFC and SFC entered into an Agreement and Plan of Merger dated as of February 23, 2000 (the "Merger Agreement") (capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

      WHEREAS, it is a condition to the Merger Agreement, that SFC issue to FFC, on the terms and conditions set forth herein, a warrant entitling FFC to purchase up to an aggregate of 625,000 shares of SFC's common stock, $2.50 par value per share (the "Common Stock"); and

      WHEREAS, SFC wishes to issue to FFC the warrant described below in connection with the Merger Agreement.

      NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, FFC and SFC agree as follows:

      1.  Issuance of Warrant.  Concurrently with the execution of this
          -------------------
Agreement, SFC shall issue to FFC a warrant in the form attached as Schedule 1
                                                                    ----------
hereto (the "Warrant", which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 625,000 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $10.25 per share, subject to adjustment as provided in the Warrant (the "Exercise Price"). So long as the Warrant is outstanding and unexercised, SFC shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of the Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of the Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Common Stock. SFC represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of the Common Stock upon exercise of the Warrant. SFC covenants that the shares of the Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of the Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the "Securities." So long as the Warrant is owned by FFC, the Warrant will in no event be exercised for more than that number of shares of the Common Stock equal to 625,000 (subject to adjustment as provided in the Warrant) less the number of shares of Common Stock at the time owned by FFC.

      2.  Assignment, Transfer, or Exercise of Warrant.  FFC will not sell,
          --------------------------------------------
assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of SFC except upon or after the occurrence of any of the following prior to termination of the Warrant under Section 9 therein: (i) a breach of any covenant set forth in the Merger Agreement by SFC and which would permit a termination of the Merger Agreement by FFC pursuant to Section 8.1(b)(i) which occurs following a bona fide proposal from any financially capable person (other than FFC) to engage in an Acquisition Transaction; (ii) the failure of SFC's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any financially capable Person (other than FFC) of a bona fide offer or proposal to effect an Acquisition Transaction ; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv)(A) any Person (other than
FFC) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to an Acquisition Transaction and, (B) within six (6) months from such offer or filing, such person consummates an Acquisition Transaction; (v) SFC shall have entered into an agreement, letter of intent, or other understanding with any Person (other than FFC) providing for such Person to engage in an Acquisition Transaction; and/or (vi) termination of the Merger Agreement by FFC under
Section 8.1(b)(i) or (iii)
thereof as a result of SFC's Board of Directors taking any of the actions described in clauses (1), (2) and/or (3) of Section 5.7(b) of the Merger Agreement. As used in this Paragraph 2, the terms "Beneficial Ownership" and "Person" shall have the respective meanings set forth in Paragraph 7(f). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation of statutory share exchange or any similar transaction involving SFC or an SFC Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of SFC or an SFC Subsidiary or (z) a purchase or other acquisition of beneficial ownership of securities representing 25% or more of the voting power of SFC or an SFC Subsidiary.

      3.  Registration Rights.  If, at any time within one year after the
          -------------------
Warrant may be exercised or sold, SFC shall receive a written request therefor from FFC, SFC shall prepare and file a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant (the "Securities"), and shall use its best efforts to cause the Registration Statement to become effective and remain current for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to affect such sale or other disposition. Without the prior written consent of FFC, neither SFC nor any other holder of securities of SFC may include such securities in the Registration Statement. The foregoing notwithstanding, if, at the time of any request by FFC for registration of Common Stock as provided above, SFC is in registration with respect to an underwritten public offering by SFC of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Common Stock covered by this Warrant Agreement would interfere with the successful marketing of the shares of Common Stock offered by SFC, the number of shares of Common Stock otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares
--------
of Common Stock to be included in such offering for the account of FFC shall constitute at least 25% of the total number of shares to be sold by FFC and SFC in the aggregate; and provided further, however, that if such reduction occurs,
                      --------
then SFC shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 3 shall be permitted or occur and FFC shall thereafter be entitled to one additional registration and the one (1) year period referred to in the first sentence of this section shall be increased to two (2) years. FFC shall provide all information reasonably requested by SFC for inclusion in any registration statement to be filed hereunder. If requested by FFC in connection with such registration, SFC shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect to representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for SFC.

      4.  Duties of SFC upon Registration.  If and whenever SFC is required by
          -------------------------------
the provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, SFC shall:

          (a) prepare and file with the Securities and Exchange Commission (the "SEC") such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and current;

          (b) furnish to FFC and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as FFC or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

          (c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as FFC or such underwriters may reasonably request;

          (d) notify FFC, promptly after SFC shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

          (e) notify FFC promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

          (f) prepare and file with the SEC, promptly upon the request of FFC, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for FFC, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

          (g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (h) advise FFC, promptly after SFC shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

          (i) at the request of FFC, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for SFC for the purposes of such registration, addressed to the underwriters and to FFC, covering such matters as such underwriters and FFC may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent accountants for SFC, addressed to the underwriters and to FFC, covering such matters as such underwriters or FFC may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of SFC included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

      5.  Expenses of Registration.  With respect to the registration requested
          ------------------------
pursuant to Paragraph 3 of this Agreement, (a) SFC shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of SFC to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) FFC shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for FFC and any other expenses incurred by FFC.

      6.  Indemnification.  In connection with any Registration Statement or any
          ---------------
amendment or supplement thereto:

          (a) SFC shall indemnify and hold harmless FFC, any underwriter (as defined in the Securities Act) for FFC, and each person, if any, who controls FFC or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which FFC or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that SFC will not be liable in any such
                      --------  -------
case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FFC, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

          (b) FFC shall indemnify and hold harmless SFC, any underwriter (as defined in the Securities Act), and each person, if any, who controls SFC or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which SFC or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by FFC specifically for use in the preparation thereof.

          (c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the
                                        --------  -------
defendants in any action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

          (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FFC and SFC agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and FFC as a group were considered a single entity for such purpose.

      7.  Redemption and Repurchase Rights.
          --------------------------------

          (a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require SFC to purchase some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the "Redemption Price") equal to the highest of: (i) 110% of the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of SFC's assets or all or substantially all of a subsidiary of FFC's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of SFC as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to SFC.

          (b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require SFC to repurchase all or any portion of the Warrant at a price (the "Warrant Repurchase Price") equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring SFC to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

          (c) The Holder's right, pursuant to this Paragraph 7, to require SFC to repurchase a portion or all of the Warrant, and/or to require SFC to purchase some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 180th day following the occurrence of any event described in Paragraph 2.

          (d) The Holder may exercise its right, pursuant to this Paragraph 7, to require SFC to repurchase all or a portion of the Warrant, and/or to require SFC to purchase some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to SFC, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be purchased accompanied by a written notice stating that it elects to require SFC to repurchase the Warrant or a portion thereof and/or to purchase all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, SFC shall deliver or cause to be delivered to the Holder: (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from purchasing, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given SFC notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be purchased, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock purchased and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

          (e) To the extent that SFC is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or purchasing the Common Stock as to which the Holder has given notice of repurchase and/or redemption, SFC shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which SFC is no longer so prohibited; provided,
                                                                      --------
however, that to the extent that SFC is at the time and after the expiration of
-------
25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and SFC hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), SFC shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which SFC is then so prohibited from repurchasing, and/or SFC shall deliver to the Holder a certificate for the shares of Common Stock which SFC is then so prohibited from purchase, and SFC shall have no further obligation to repurchase such new Warrant or purchase such Common Stock; and provided further, that upon receipt of such notice and until
              --- -------- -------
five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to SFC at its principal office stating that the Holder elects to revoke its election to exercise its right to require SFC to repurchase the Warrant and/or purchase the Common Stock, whereupon SFC will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to SFC for purposes of such repurchase and/or redemption, and SFC shall have no further obligation to repurchase such Warrant and/or purchase such Common Stock.

          (f) As used in this Agreement the following terms have the meanings indicated:

              (1) "Acquiring Person" shall mean any "Person" (hereinafter defined) who or which is the "Beneficial Owner" (hereinafter defined) of 25% or more of the Common Stock;

              (2) A "Person" shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a "Person" by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

              (3) A Person shall be a "Beneficial Owner", and shall have "Beneficial Ownership," of all securities:

                  (i) which such Person or any of its Affiliates (as herein-after defined) beneficially owns, directly or indirectly; and

                  (ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

              (4) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

      8.  Remedies.  Without limiting the foregoing or any remedies available to
          --------
FFC, it is specifically acknowledged that FFC would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of SFC's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

      9.  Miscellaneous.
          -------------

          (a) The representations, warranties, and covenants of SFC set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

          (b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

          (c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.


                                   FULTON FINANCIAL CORPORATION


                                   By:
                                          --------------------------------------
                                          Rufus A. Fulton, Jr., President and
                                          Chief Executive Officer


                                   Attest:
                                          --------------------------------------
                                          William R. Colmery, Secretary



                                   SKYLANDS FINANCIAL CORPORATION


                                   By:
                                          --------------------------------------
                                          Michael Halpin, President and Chief
                                          Executive Officer


                                   Attest:
                                          --------------------------------------
                                          Norman B. Baron, Secretary

                                    WARRANT

                    to Purchase up to 625,000 Shares of the
                        Common Stock, $2.50 Par Value,
                                       of

                         SKYLANDS FINANCIAL CORPORATION

      This is to certify that, for value received, Fulton Financial Corporation ("FFC") or any permitted transferee (FFC or such transferee being hereinafter called the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Skylands Financial Corporation, a New Jersey corporation ("SFC"), at any time on or after the date hereof, an aggregate of up to 625,000 fully paid and non-assessable shares of common stock, $2.50 par value (the "Common Stock"), of SFC at a price per share equal to $10.25, subject to adjustment as herein provided (the "Exercise Price").

      1.  Exercise of Warrant.  Subject to the provisions hereof and the
          -------------------
limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between FFC and SFC (the "Warrant Agreement"), which Warrant Agreement was entered into in connection with the Merger Agreement dated as of February 23, 2000 between FFC and SFC (the "Merger Agreement"), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to SFC at the principal office of SFC, accompanied by (i) a written notice of exercise, (ii) payment to SFC, for the account of SFC, of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

      Upon such presentation and surrender, SFC shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. SFC covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

      If this Warrant should be exercised in part only, SFC shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by SFC of this Warrant, in proper form for exercise, and subject to the limitations set forth in paragraph 2 of the Warrant Agreement, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of SFC may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. SFC shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

      2.  Reservation of Shares; Preservation of Rights of Holder.
          -------------------------------------------------------

      SFC shall at all times, while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. SFC further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by SFC, (ii) it will promptly take all action (including (A) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. (S)1842(a)(3)), or the Change in Bank Control Act of 1978, as amended (12 U.S.C. (S)1817(j)), prior approval of the Board of Governors of the Federal Reserve

System (the "Board") is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and SFC duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

      3.  Fractional Shares.  SFC shall not be required to issue fractional
          -----------------
shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by check at the Exercise Price.

      4.  Exchange or Loss of Warrant.  This Warrant is exchangeable, without
          ---------------------------
expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of SFC for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by SFC of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, SFC will execute and deliver a new Warrant of like tenor and date.

      5.  Repurchase.  The Holder shall have the right to require SFC to
          ----------
repurchase all or any shares of Common Stock for which this Warrant was exercised or all or any portion of this Warrant under the terms and subject to the conditions of Paragraph 7 of the Warrant Agreement.

      6.  Adjustment.  The number of shares of Common Stock issuable upon the
          ----------
exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

          (A) Stock Dividends, etc.
              ---------------------

              (1) Stock Dividends.  In case SFC shall pay or make a dividend or
                  ---------------
other distribution on any class of capital stock of SFC in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

              (2) Subdivisions.  In case outstanding shares of Common Stock
                  ------------
shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

              (3) Reclassifications.  The reclassification of Common Stock into
                  -----------------
securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (2) above.

              (4) Optional Adjustments.  SFC may make such increases in the
                  --------------------
number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

              (5) Adjustment to Exercise Price.  Whenever the number of shares
                  ----------------------------
of Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

          (B) Certain Sales of Common Stock.
              -----------------------------

              (1) Adjustment to Shares Issuable.  If and whenever SFC sells or
                  -----------------------------
otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

              (2) Adjustment to Exercise Price.  If and whenever SFC sells or
                  ----------------------------
otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by SFC upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

          (C) Definition.  For purposes of this Paragraph 6, the term "Common
              ----------
Stock" shall include (1) any shares of SFC of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of SFC and which is not subject to redemption by SFC, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

      7.  Notice.  (A)  Whenever the number of shares of Common Stock for which
          ------
this Warrant is exercisable is adjusted as provided in Paragraph 6, SFC shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of SFC, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

          (B) Upon the occurrence of any event which results in the Holder having the right to require SFC to repurchase shares of Common Stock for which this Warrant was exercised or this Warrant, as provided in Paragraph 7 of the Warrant Agreement, SFC shall promptly notify the Holder of such event; and SFC shall promptly compute the Redemption Price or the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of SFC, setting forth the Redemption Price or the Warrant Repurchase Price, as applicable, and the basis and computation thereof.

      8.  Rights of the Holder.  (A)  Without limiting the foregoing or any
          --------------------
remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of SFC's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

          (B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in SFC.

      9.  Termination.  This Warrant and the rights conferred hereby shall
          -----------
terminate (i) upon the Effective Time of the Merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement (except a termination pursuant to Section 8.1(b)(iii) of the Merger Agreement) unless an event described in Paragraph 2 of the Warrant Agreement (including the occurrence of an event described in paragraph (iv)(A) therein) occurs prior to such termination in which case this Warrant and the rights conferred hereby, shall not terminate until 12 months after the occurrence of such event, or (iii) to the extent this Warrant has not previously been exercised, 12 months after the occurrence of an event described in Paragraph 2 of the Warrant Agreement (unless termination of the Merger Agreement in accordance with its terms (other than under Section 8.1(b)(iii) thereof) occurs prior to the occurrence of such event, in which case (ii) above shall apply).

      10. Governing Law.  This Warrant shall be deemed to have been delivered
          -------------
in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that New Jersey law governs certain aspects of this Warrant as it relates to SFC. In the event of any inconsistency between this Warrant and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern.

Dated:  February 24, 2000


                                   SKYLANDS FINANCIAL CORPORATION


                                   By:
                                           -------------------------------------
                                           Michael Halpin, President and Chief
                                           Executive Officer

                                   Attest:
                                           -------------------------------------
                                           Norman S. Baron, Secretary

                                   EXHIBIT C



                      OPINION OF McCONNELL, BUDD & DOWNES

                                                   May__, 2000


The Board of Directors
Skylands Financial Corporation
176 Mountain Avenue
Hackettstown, NJ 07840


The Board of Directors:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of' Skylands Financial Corporation ("Skylands") of the exchange ratio governing the exchange of shares of common stock of Skylands for shares of common stock of Fulton Financial Corporation ("Fulton") in connection with the proposed acquisition of Skylands by Fulton. The transaction will be completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'') dated February 23, 2000, as amended and restated as of May 1, 2000, by and between Skylands and Fulton, as amended and restated. Pursuant to the Merger Agreement, Skylands will merge (the "Merger") with and into Fulton and Fulton will be the surviving Bank Holding Company.


    As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of Skylands, except for shares held by Skylands and its subsidiaries or by Fulton and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as the result of debts previously contracted), will be converted into .8190 shares of Fulton, subject to adjustment as provided in the Merger Agreement.
The exchange ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by the shareholders of Skylands will fluctuate reflecting changes in the trading value of Fulton. The Merger Agreement, as amended and restated, may be terminated under certain conditions prior to the effective time by the board of directors of either party based on defined criteria including in the case of the board of directors of Skylands a defined decline in the price of a share of Fulton common stock to a level below $13.09 and in the case of the directors of Fulton, a defined increase in the price of Fulton common stock to a level above $19.24. Fulfillment of the defined criteria in either case creates a right to terminate but not an obligation. Provision has also been made granting Fulton a right to amend the exchange ratio in the event a termination takes place. As of the date of this opinion letter, Fulton common stock is trading above $19.24 which would create a right, but not an obligation, to terminate the transaction, for Fulton if the transaction were scheduled to close as of this time. For purposes of our
                                                    ---------------------
opinion, MB&D has not assumed any upward or downward adjustment in the exchange
-------------------------------------------------------------------------------
ratio as the result of the exercise of termination rights by either party to
----------------------------------------------------------------------------
this transaction.
-----------------

    McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Skylands includes having worked from time to time as a financial advisor to Skylands on specific projects on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed Merger with Fulton. In the course of our role as financial advisor to Skylands in connection with the Merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events, including the consummation of the Merger.


     In arriving at our opinion, we have reviewed the Merger Agreement, as amended and restated, and the Proxy Statement/Prospectus in substantially the form to be mailed to Skylands shareholders. We have also reviewed publicly available business, financial and shareholder information relating to Skylands and its subsidiaries and publicly available business, financial and shareholder information relating to Fulton and its subsidiaries. In addition, we have reviewed certain other information, including internal reports and documents of Skylands and Fulton relating to the business, earnings, cash flows assets and prospects of the respective companies as well as certain management prepared financial information provided to us by Skylands and Fulton. We have also met with and had discussions with members of the senior management of Skylands and Fulton to discuss their past and current business operations, current financial condition and future prospects. In connection with the foregoing, we have reviewed the annual reports to shareholders of Fulton for the calendar years ended December 31, 1996, 1997, 1998 and 1999. We have similarly reviewed the annual reports of Skylands for the calendar years ended December 31, 1996, 1997, 1998 and 1999. We have also reviewed annual reports for 1999 on Form 10-K or equivalent for both Fulton and Skylands. In addition we have reviewed the quarterly reports on Form 10-Q and equivalents for the first three calendar quarters of 1999 for both Fulton and Skylands and the quarterly report for the quarter ended March 31, 2000 for Fulton as well as the press release concerning financial results for the first calendar quarter of 2000 for Skylands. We have reviewed and studied the historical stock prices, trading volumes and apparent liquidity of the common stock of Skylands and Fulton as well as the terms and conditions of 6 recent transactions, selected from a larger universe of transactions which can be compared to the proposed acquisition of Skylands by Fulton. We also considered, based primarily on anecdotal information, the current state of and future prospects for the economies of Pennsylvania, New Jersey, Maryland and Delaware generally and the relevant market areas for Fulton and Skylands in particular. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this proposed Merger. We direct the reader's attention to the section on page __ titled Opinion of Financial Advisor to Skylands for a more complete
          ----------------------------------------
discussion of the materials we reviewed and the analyses, which we completed.

    In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions to recurring earnings by the respective parties, the anticipated future earnings per share results that might be available to the respective parties on both a combined and a stand-alone basis, the potential to realize significant one time and recurring operating expense reductions. We also considered the relative capitalization, capital adequacy, profitability, availability of non-interest income, relative asset quality, adequacy of the reserve for loan losses, the composition of the loan portfolio and the status of any pending litigation with respect to each of Skylands and Fulton. We also considered management's estimates of cost savings and revenue enhancements which might result from a consolidation of Skylands and Fulton. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Skylands and Fulton and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Skylands or Fulton nor have we obtained from any other source, any current appraisals of the assets or liabilities of either Skylands or Fulton.
We have also relied on the management of Skylands as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.


    In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of Fulton following consummation of the Merger.


    Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the fixed exchange ratio of .8190 shares of Fulton common
                         -----
stock in exchange for each outstanding share of Skylands common stock is fair to the shareholders of Skylands from a financial point of view.



                                         Very truly yours,

                                         McConnell, Budd & Downes, Inc.

                                         By_________________________
                                              David A. Budd
                                              Managing Director

Part II Information Not Required In Prospectus

Item 20.  Indemnification of Directors and Officers.

          Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless
(1) the director has breached or failed to perform the duties of his office and
(2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

          The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

          Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits.

   No.   Title                                                                             Page
  -----  --------------------------------------------------------------------------------  ----
    2    Agreement and Plan of Merger dated February 23, 2000, as amended and restated     A-1
         as of May 1, 2000, between Fulton Financial Corporation and Skylands Financial
         Corporation - furnished as Exhibit A to the proxy statement/prospectus which is included in Part I of the Registration Statement

    3    Articles of Incorporation, as amended and restated, and Bylaws of Fulton
         Financial Corporation, as amended - Incorporated by reference from Exhibit 3 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    4    Rights Agreement dated April 27, 1999 between Fulton Financial Corporation and
         Fulton Bank, incorporated by reference to Fulton Financial Corporation's Form
         8-K, Exhibit 4, filed May 6, 1999

    5.1  Opinion of Barley, Snyder, Senft & Cohen, LLC regarding legality

    8    Opinion of Barley, Snyder, Senft & Cohen, LLC regarding tax matters

    13   Annual Report on Form 10-K for Fulton Financial Corporation for the year ending
         December 31, 1999, incorporated by reference in the proxy statement/prospectus which is included in Part I of this Registration Statement

     21  Subsidiaries of Registrant, incorporated by reference to Fulton Financial
         Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.


                                    -II-1-

   23.1  Consent of Barley, Snyder, Senft & Cohen, LLC, included as part of Exhibit 5.1 and Exhibit 8

   23.2  Consent of McConnell, Budd & Downes

   23.3  Consent of Arthur Andersen LLP - Lancaster, PA

   23.4  Consent of Arthur Andersen LLP - Roseland, NJ

   24    Power of Attorney (included in the signature page)

   99.1  Form of Proxy

   99.2  Letter to shareholders of Skylands Financial Corporation

   99.3  Notice of Annual Meeting of Shareholders of Skylands Financial Corporation


 (b) Financial Statement Schedules.[None required.]

Item 22.  Undertakings.

 (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                    -II-2-

  (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                    -II-3-

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on March 21, 2000.

                                    FULTON FINANCIAL CORPORATION


                                    By:  /s/ Rufus A. Fulton, Jr.
                                         ------------------------
March 21, 2000
--------------                           Rufus A. Fulton, Jr., President


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Colmery and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


SIGNATURE                                     CAPACITY                 DATE


/s/ Jeffrey A. Albertson
----------------------------------
Jeffrey A. Albertson                   Director                   March 21, 2000


/s/ Harold D. Chubb
----------------------------------
Harold D. Chubb                        Director                   March 21, 2000


/s/ William H. Clark, Jr.
----------------------------------
William H. Clark, Jr.                  Director                   March 21, 2000


                                       Chairman of the Board,
                                       President and Chief
                                       Executive Officer,  and
/s/ Rufus A. Fulton, Jr.               Director (Principal
----------------------------------     Executive Officer)         March 21, 2000
Rufus A. Fulton, Jr.




/s/ Eugene H. Gardner
----------------------------------
Eugene H. Gardner                      Director                   March 21, 2000


/s/ Clyde W. Horst
----------------------------------     Director                   March 21, 2000
Clyde W. Horst


/s/ James R. Argires, M.D.
----------------------------------     Director                   March 21, 2000
James R. Argires, M.D.

/s/ Frederick B. Fichthorn
----------------------------------
Frederick B. Fichthorn                 Director                   March 21, 2000


/s/ Charles V. Henry, III
----------------------------------
Charles V. Henry, III                  Director                   March 21, 2000


/s/ Joseph J. Mowad, M.D.
----------------------------------
Joseph J. Mowad, M.D.                  Director                   March 21, 2000



/s/ James K. Sperry
----------------------------------
James K. Sperry                        Director                   March 21, 2000


/s/ Martin D. Cohen
----------------------------------     Director                   March 21, 2000
Martin D. Cohen


/s/ Kenneth G. Stoudt
----------------------------------
Kenneth G. Stoudt                      Director                   March 21, 2000


/s/ Patrick J. Freer
----------------------------------
Patrick J. Freer                       Director                   March 21, 2000


/s/ Robert D. Garner
----------------------------------
Robert D. Garner                       Director                   March 21, 2000



/s/ Carolyn R. Holleran
----------------------------------
Carolyn R. Holleran                    Director                   March 21, 2000


/s/ Samuel H. Jones, Jr.
----------------------------------
Samuel H. Jones, Jr.                   Director                   March 21, 2000


/s/ Donald W. Lesher, Jr.
----------------------------------     Director                   March 21, 2000
Donald W. Lesher, Jr.


/s/ Mary Ann Russell
----------------------------------
Mary Ann Russell                       Director                   March 21, 2000


/s/ William E. Rusling
----------------------------------
William E. Rusling                     Director                   March 21, 2000

/s/ Daniel M. Heisey
----------------------------------
Daniel M. Heisey                       Director                   March 21, 2000


/s/ Beth Ann L. Chivinski              Senior Vice President and
----------------------------------     Controller (Principal      March 21, 2000
Beth Ann L. Chivinski                  Accounting Officer)



/s/ Charles J. Nugent                  Executive Vice President
----------------------------------     and Chief Financial        March 21, 2000
Charles J. Nugent                      Officer (Principal
                                       Financial  Officer)

                               Index of Exhibits


No.   Title                                                                             Page
---   -----                                                                             ----
2     Agreement and Plan of Merger dated February 23, 2000, as amended and restated     A-1
      as of May 1, 2000, between Fulton Financial Corporation and Skylands Financial
      Corporation - furnished as Exhibit A to the proxy statement/prospectus which is included in Part I of the Registration Statement

3     Articles of Incorporation, as amended and restated, and Bylaws of Fulton
      Financial Corporation, as amended - Incorporated by reference from Exhibit 3 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

4     Rights Agreement dated April 27, 1999 between Fulton Financial Corporation and
      Fulton Bank, incorporated by reference to Fulton Financial Corporation's Form
      8-K, Exhibit 4, filed May 6, 1999

5.1   Opinion of Barley, Snyder, Senft & Cohen, LLC regarding legality

8     Opinion of Barley, Snyder, Senft & Cohen, LLC regarding tax matters

13    Annual Report on Form 10-K for Fulton Financial Corporation for the year ending
      December 31, 1999, incorporated by reference in the proxy statement/prospectus which is included in Part I of this Registration Statement

21   Subsidiaries of Registrant, incorporated by reference to Fulton Financial
      Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

23.1  Consent of Barley, Snyder, Senft & Cohen, LLC, included as part of Exhibit 5.1 and Exhibit 8

23.2  Consent of McConnell, Budd & Downes

23.3  Consent of Arthur Andersen LLP - Lancaster, PA

23.4  Consent of Arthur Andersen LLP - Roseland, NJ

24    Power of Attorney (included in the signature page)

99.1  Form of Proxy

99.2  Letter to shareholders of Skylands Financial Corporation

99.3  Notice of Annual Meeting of Shareholder of Skylands Financial Corporation